Exhibit 99.1

References in this Exhibit 99.1 to “the Company,” “IMI,” “Iron Mountain,” “we,” “us” or “our” include Iron Mountain Incorporated, a Delaware corporation, and its predecessor, as applicable, and its consolidated subsidiaries, unless the context indicates otherwise.

Part I

Item 1.  Business.

Business Overview

We store records, primarily paper documents and data backup media, and provide information management services that help organizations around the world protect their information, lower storage rental costs, comply with regulations, enable corporate disaster recovery, and better use their information for business advantages, regardless of its format, location or lifecycle stage. We offer comprehensive records and information management services and data management services, along with the expertise and experience to address complex storage and information management challenges such as rising storage rental costs, and increased litigation, regulatory compliance and disaster recovery requirements. Founded in an underground facility near Hudson, New York in 1951, Iron Mountain Incorporated, a Delaware corporation, is a trusted partner to more than 155,000 customers throughout North America, Europe, Latin America and the Asia Pacific region. We have a diversified customer base consisting of commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations, including more than 92% of the Fortune 1000. As of December 31, 2014, we operated in 36 countries on five continents and employed over 20,000 people.

Now in our 64th year, we have experienced tremendous growth, particularly since successfully completing the initial public offering of our common stock in February 1996. We have grown from a U.S. business operating fewer than 85 facilities (6 million square feet) with limited storage and information management service offerings and annual revenues of $104.0 million in 1995 into a global enterprise providing storage and a broad range of related records and information management services to customers in markets around the world with approximately 1,100 facilities (67.8 million square feet) as of December 31, 2014 and total revenues of more than $3.1 billion for the year ended December 31, 2014. On January 5, 2009, we were added to the S&P 500 Index. On November 28 2014, we were added to the MSCI REIT index and as of December 31, 2014 we were number 712 on the Fortune 1000.

REIT Conversion

We are committed to delivering stockholder value. To that end, and supported by our strong cash flows, we initiated a stockholder payout program in February 2010 and a dividend policy under which we have paid, and in the future intend to pay, cash dividends on our common stock. In April 2011, we announced a three-year strategic plan to increase stockholder value. A major component of that plan was our commitment to significant stockholder payouts of $2.2 billion through 2013, with $1.2 billion being paid out by May 2012. We fulfilled the commitment to return $1.2 billion of cash to stockholders by May 2012, and in June 2012, we announced our intention to pursue conversion to a REIT. The plan was unanimously approved by our board of directors following a thorough analysis and careful consideration of ways to maximize value through alternative financing, capital and tax strategies. Since May 2012, we have returned $2.1 billion of capital to stockholders including $1.0 billion in cash and $1.1 billion in our common stock.

As part of our plan to convert to a REIT for federal income tax purposes and elect REIT status effective January 1, 2014, we sought private letter rulings (“PLRs”) from the United States Internal Revenue Service (the “IRS”) relating to numerous technical tax issues, including classification of our steel racking structures as qualified real estate assets. We submitted the PLR requests in the third quarter of 2012, and on June 25, 2014, we announced that we received the favorable PLRs from the IRS necessary for our conversion to a REIT. After receipt of the PLRs, our board of directors unanimously approved our conversion to a REIT for our taxable year beginning January 1, 2014.

In connection with our conversion to a REIT and, in particular, to impose ownership limitations customary for REITs, on January 20, 2015, we completed the merger with our predecessor and all outstanding shares of our predecessor’s common stock were converted into a right to receive an equal number of shares of our common stock. Accordingly, references herein to our “common stock” refer to our common stock and the common stock of our predecessor, as applicable.

The Durability of Our Business

We believe that the creation of paper-based information will be sustained, not in spite of, but because of, “paperless” technologies such as e-mail and the Internet. These technologies have prompted the creation of hard copies of such electronic information and have also led to increased demand for electronic records services, such as the storage and off-site rotation of backup copies of magnetic media. In addition, we believe that the proliferation of digital information technologies and distributed data networks has created a growing need for efficient, cost-effective, high quality technology solutions for electronic data protection and the management of electronic documents.

We believe that the volume of stored physical and electronic records will continue to increase on a global basis for a number of reasons, including: (1) regulatory requirements; (2) concerns over possible future litigation and the resulting increases in volume and holding periods of records; (3) the continued proliferation of data processing technologies such as personal computers and networks; (4) inexpensive document producing technologies such as desktop publishing software and desktop printing; (5) the high cost of reviewing records and deciding whether to retain or destroy them; (6) the failure of many entities to adopt or follow policies on records destruction; and (7) the need to keep backup copies of certain records in off-site locations for business continuity purposes in the event of disaster.

Business Strategy

Overview

We have transitioned from a growth strategy driven primarily by acquisitions of storage and information management services companies to a strategy that targets multiple sources of revenue growth. Our current strategy is focused on: (1) increasing revenues in developed markets such as the United States, Canada, Australia and western Europe, primarily through improved sales and marketing efforts and attractive fold-in acquisitions; (2) establishing and enhancing leadership positions in high-growth emerging markets such as central and eastern Europe, Latin America and the Asia Pacific region (excluding Australia), primarily through acquisitions; and (3) continuing to identify, incubate and scale emerging business opportunities to support our long-term growth objectives and drive solid returns on invested capital. In our developed markets, we expect continuous improvement initiatives will generate modest profit growth, a portion of which we expect to reinvest in our business. In our existing emerging markets, we expect profits will grow as the local businesses scale, and we will look to reinvest a portion of that improvement to support the growth of these businesses. However, any increases in our international profits will be limited as we seek to make acquisitions in new emerging markets.

Storage rental is the key driver of our economics and allows us to expand our relationships with our customers through value-added services that flow from storage rental. Consistent with our overall strategy, we are focused on increasing incoming volumes on a global basis. There are multiple sources of new volumes available to us, and these sources inform our growth investment strategy. Our investments in sales and marketing support sales to new customers that do not currently outsource some or all of their storage and information management needs, as well as increased volumes from existing customers. We also expect to invest in acquisitions of customer relationships and storage and information management services businesses. In our developed markets, we expect that these acquisitions will primarily be fold-in acquisitions designed to optimize the utilization of existing assets, expand our presence and better serve customers. We also expect to use acquisitions to expand our presence in attractive, higher growth emerging markets. Finally, we continue to pursue new rental streams through emerging business opportunities.

We offer our customers an integrated value proposition by providing them with secure storage and comprehensive service offerings, including records and information management services and data management services. We have the expertise and experience to address complex storage and information management challenges, such as rising storage rental costs and increased litigation, regulatory compliance and disaster recovery requirements. We expect to maintain a leadership position in the storage and information management services industry around the world by enabling customers to store, protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Our objective is to continue to capitalize on our brand, our expertise in the storage and information management industry and our global network to enhance our customers’ experience, thereby increasing our customer retention rates and attracting new customers. Our overall growth strategy will focus on growing our business organically, making strategic customer acquisitions, pursuing acquisitions of storage and information management businesses, and developing ancillary businesses and real estate. We continue to expand our portfolio of products and services. Adding new products and services allows us to strengthen our existing customer relationships and attract new customers in previously untapped markets.

Growth from Existing and New Customers

Our existing customers’ storage of physical records contributes to the growth of storage rental and certain records and information management services revenues because, on average, our existing customers generate additional records at a faster rate than old records are destroyed or permanently removed. The growth in new records volume from our existing customers has been consistent in the past three years, and we anticipate this growth will be sustained, although we cannot give any assurance as to whether this growth will continue. In order to maximize growth opportunities from existing customers, we seek to maintain high levels of customer retention by providing premium customer service.

Our sales coverage model is designed to identify and capitalize on incremental revenue opportunities by strategically allocating our sales resources to our customer base and selling additional storage, records and information management services and products in new and existing markets. Our sales force is dedicated to three primary objectives: (1) establishing new customer account relationships; (2) generating additional revenue by expanding existing customer relationships globally; and (3) expanding new and existing customer relationships by effectively selling a wide array of related services and products. In order to accomplish these objectives, our sales forces draw on our United States and international marketing organizations and senior management. We are developing tailored marketing strategies to target customers in the healthcare, financial, insurance, legal, life sciences, energy, business services and federal vertical market segments.

Growth through Acquisitions

The storage and information management services industry is highly fragmented with thousands of competitors in North America and around the world. Between 1995 and 2004 there was significant acquisition activity in the industry. Acquisitions were a fast and efficient way to achieve scale, expand geographically and broaden service offerings. After 2004, acquisition activity was reduced as we focused on integrating these recent transactions and diversifying the business. Beginning again in 2012, we saw opportunities for attractive acquisitions in emerging markets and consolidation opportunities in more developed markets, and resumed acquisition activity. We believe this ongoing acquisition activity is due to opportunities for large providers to achieve economies of scale and meet customer demands for sophisticated, technology-based solutions. Attractive acquisition opportunities, in North America and internationally, many of which are small, continue to exist, and we expect to continue to pursue acquisition of these businesses where we believe they present a good opportunity to create value for our stockholders. Lastly, we have a successful record of acquiring and integrating these businesses.

We have acquired, and we continue to seek to acquire, storage and information management services businesses in developed markets including the United States, Canada, Australia and western Europe. Given the relatively small size of most attractive acquisition targets in these markets, future acquisitions are expected to be less significant to our overall revenue growth in these markets than in the past. Occasionally, however, we may be presented with the opportunity to acquire one of the larger businesses in these markets and will evaluate each opportunity with a focus on return on invested capital and the creation of stockholder value. Such was the case with our acquisition in October 2013 of Cornerstone Records Management, LLC and its affiliates.

We expect to continue to make acquisitions and investments in storage and information management services businesses in targeted emerging markets outside the United States, Canada, Australia and western Europe. We have acquired and invested in, and seek to acquire and invest in, storage and information management services companies in certain countries, and, more specifically, certain markets within such countries, where we believe there is potential for significant growth. We expect that future acquisitions and investments will focus primarily on expanding priority markets in central and eastern Europe, Latin America and the Asia Pacific region.

The experience, depth and strength of local management are particularly important in our emerging market acquisition strategy. Since beginning our international expansion program in January 1999, we have, directly and through joint ventures, expanded our operations into 35 countries. These transactions have taken, and may continue to take, the form of acquisitions of an entire business or controlling or minority investments with a long-term goal of full ownership. We believe a joint venture strategy, rather than an outright acquisition, may, in certain markets, better position us to expand the existing business. The local partners benefit from our expertise in the storage and information management services industry, our multinational customer relationships, our access to capital and our technology, while we benefit from our local partners’ knowledge of the market, relationships with local customers and their presence in the community. In addition to the criteria we use to evaluate developed market acquisition candidates, when looking at an emerging market acquisition we also evaluate risks uniquely associated with an international investment, including those risks described within Item 1A. Risk Factors in our Original Annual Report. Our long- term goal is to acquire full ownership of each business in which we make a joint venture investment. We now own more than 98% of our international operations, measured as a percentage of consolidated revenues.

Our international investments are subject to risks and uncertainties relating to the indigenous political, social, regulatory, tax and economic structures of other countries, as well as fluctuations in currency valuation, exchange controls, expropriation and governmental policies limiting returns to foreign investors.

Business Characteristics

We generate our revenues by renting storage space to a large and diverse customer base in approximately 1,100 facilities representing 67.8 million square feet of real estate as of December 31, 2014 around the globe and providing to our customers an expanding menu of related and ancillary products and services. Providing outsourced storage is the mainstay of our customer relationships and serves as the foundation for all our revenue growth. Services are a vital part of a comprehensive records management program and consist primarily of the handling and transportation of stored records and information, shredding, document management solutions (“DMS”), data restoration projects, fulfillment services, consulting services, technology services, product sales (including specially designed storage containers and related supplies), and recurring project revenues. Shredding consists primarily of the scheduled collection and shredding of records and documents generated by business operations and the sale of recycled paper resulting from shredding services.

Secure Storage

Our storage operations consist of providing non-dedicated storage rental space to our customers. Non-dedicated space allows our customers to increase or decrease the volume of their physical storage over the life of the contract based on their storage needs, while also reducing their risk of loss in the event of natural disaster. Given this non-dedicated space dynamic, the large portfolio of customer contracts, and the fact that no customer accounted for more than 2% of our consolidated revenues as of the year ended December 31, 2014, we assess the performance of our storage rental business predominantly by analyzing trends in segment level storage rental volume and storage rental revenue.

Renting secure space to customers for the purpose of storing paper records and data backup media is our largest source of revenue. Records storage consists primarily of the archival storage of records for long periods of time according to applicable laws, regulations and industry best practices. The secure off- site storage of data backup media is a key component of a company’s disaster recovery and business continuity programs, and storage rental charges are generally billed monthly on a per storage unit basis.

Hard copy business records are typically stored for long periods of time with limited activity in cartons packed by the customer. For some customers we store individual files on an open shelf basis, and these files are typically more active. Storage rental charges are generally billed monthly on a per storage unit basis, usually per cubic foot of records, and include the provision of space, racking systems, computerized inventory and activity tracking, and physical security.

Physical records may also include critical or irreplaceable data such as master audio and video recordings, film and other highly proprietary information, such as energy data. We continue to identify additional areas of physical storage that fit with our core competencies in security and transportation, seeking to provide enterprise storage to businesses in much the same manner that self-storage companies serve consumers. Physical records may require special facilities, either because of the data they contain or the media on which they are recorded. Accordingly, our charges for providing enhanced security and special climate-controlled environments for these vital records are higher than for typical storage rental.

Physical Records

Physical records may be broadly divided into two categories: active and inactive. Active records relate to ongoing and recently completed activities or contain information that is frequently referenced. Active records are usually stored and managed on-site by their owners to ensure ready availability. Inactive physical records are the principal focus of the storage and information management services industry and consist of those records that are not needed for immediate access but which must be retained for legal, regulatory and compliance reasons or for occasional reference in support of ongoing business operations.

Physical data management services consist of the rotation of backup computer media as part of corporate disaster recovery and business continuity plans. Computer tapes, cartridges and disk packs are transported off-site by our courier operations on a scheduled basis to secure, climate-controlled facilities, where they are available to customers 24 hours a day, 365 days a year, to facilitate data recovery in the event of a disaster. Frequently, backup tapes are rotated from our facilities back to our customers’ data centers. We also manage tape library relocations and support disaster recovery testing and execution.

Electronic Records

Electronic records management focuses on the storage of, and related services for, computer media that is either a backup copy of recently processed data or archival in nature. We believe the issues encountered by customers trying to manage their electronic records are similar to the ones they face in their physical records management programs and consist primarily of: (1) storage capacity and the preservation of data; (2) access to and control over the data in a secure environment; and (3) the need to retain electronic records due to regulatory requirements or for litigation support. Customer needs for data backup and recovery and archiving are distinctively different. Backup data exists because of the need of many businesses to be able to recover the data in the event of a system failure, casualty loss or other disaster. It is customary (and a best practice) for data processing groups to rotate backup tapes to offsite locations on a regular basis and to store multiple copies of such information at multiple sites. In addition to the physical storage and rotation of backup data that we provide, we offer online backup services through partnerships as an alternative way for businesses to store and access data. Online backup is an Internet-based service that automatically backs up computer data from servers or directly from desktop and laptop computers over the Internet and stores it in secure data centers.

Service Offerings

Central to any records management program is the handling and transportation and the eventual destruction of records upon the expiration of retention periods. These activities are accomplished through our extensive service and courier operations. Service charges are generally assessed for each activity on a per unit basis. Courier operations consist primarily of the pickup and delivery of records upon customer request. Charges for courier services are based on urgency of delivery, volume and location and are billed monthly. As of December 31, 2014, our courier fleet consisted of approximately 3,600 owned or leased vehicles. Our other services include secure shredding, DMS, Compliant Records Management and Consulting Services, Health Information Storage and Management Solutions, Entertainment Services, Energy Data Services, Discovery Services and other ancillary services.

Our information destruction services consist primarily of physical secure shredding operations and typically include the scheduled pick-up of loose office records that customers accumulate in specially designed secure containers we provide. In addition, secure shredding is a natural extension of our hard copy records management services by completing the lifecycle of a record and involves the shredding of sensitive documents for customers that, in many cases, store their records with us. Complementary to our shredding operations is the sale of the resultant waste paper to third-party recyclers. Through a combination of plant-based shredding operations and mobile shredding units consisting of custom built trucks, we are able to offer secure shredding services to our customers throughout the United States, Canada and Latin America. In December 2014, we sold our secure shredding businesses in the United Kingdom, Ireland and Australia, which were much smaller than our operation in North America, because we did not benefit from scale in these markets.

The focus of our DMS business is to develop, implement and support comprehensive storage and information management solutions for the complete lifecycle of our customers’ information. We seek to develop solutions that solve our customers’ document management challenges by integrating the management of physical records, document conversion and digital storage. Our DMS services complement our service offerings and enhance our existing customer relationships. We differentiate our offerings from our competitors by providing solutions that complement and expand our existing portfolio of products and services. The trend towards increased usage of Electronic Document Management (“EDM”) systems represents another opportunity for us to manage active records. Our DMS services provide the bridge between customers’ physical documents and their EDM solutions.

We offer records and information management services that have been tailored for specific industries, such as healthcare, or to address the needs of customers with more specific requirements based on the critical nature of their records. For example, medical records tend to be more active in nature and are typically stored on specialized open shelving systems that provide easier access to individual files. In addition to storing medical records, we provide health care information services, which include the handling, filing, processing and retrieval of medical records used by hospitals, private practitioners and other medical institutions, as well as recurring project work and ancillary services.

Recurring project work involves the on-site removal of aged patient files and related computerized file indexing. Ancillary healthcare information services include release of information (medical record copying and delivery), temporary staffing, contract coding, facilities management and imaging. We offer a variety of additional services which customers may request or contract for on an individual basis. These services include conducting records inventories, packing records into cartons or other containers, and creating computerized indices of files and individual documents. We also provide services for the management of active records programs. We can provide these services, which generally include document and file processing and storage, both offsite at our own facilities and by supplying our own personnel to perform management functions on-site at a customer’s premises. Other services that we provide include fulfillment, professional consulting services, and technology escrow services.

Business Segments

Our North American Records and Information Management Business, North American Data Management Business, Western European Business and our Other International Business segments offer storage and the information management services discussed above, in their respective geographies. The amount of revenues derived from our North American Records and Information Management Business, North American Data Management Business, Western European Business, Other International Business, and Corporate and Other Business segments and other relevant data, including financial information about geographic areas and product and service lines, for fiscal years 2012, 2013 and 2014 are set forth in Note 9 to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report.

North American Records and Information Management Business

Our North American Records and Information Management Business segment consists of storage and information management services throughout the United States and Canada, including the storage of paper documents, as well as other media such as microfilm and microfiche, master audio and videotapes, film, X-rays and blueprints, including healthcare information services, vital records services, service and courier operations, and the collection, handling and disposal of sensitive documents for corporate customers (“Records Management”); information destruction services (“Destruction”); DMS; fulfillment services; and technology escrow services that protect and manage source code.

North American Data Management Business

Our North American Data Management Business segment consists of the storage and rotation of backup computer media as part of corporate disaster recovery plans throughout the United States and Canada, including service and courier operations (“Data Protection & Recovery”), server and computer backup services, digital content repository systems to house, distribute, and archive key media assets, and storage, safeguarding and electronic or physical delivery of physical media of all types, primarily for entertainment and media industry clients.

Western European Business

Our Western European Business segment consists of storage and information management services throughout the United Kingdom, Ireland, Norway, Austria, Belgium, France, Germany, Netherlands, Spain and Switzerland. Our services include: Records Management, Data Protection & Recovery and DMS. Until December 2014, our Western European Business segment offered Destruction in the United Kingdom and Ireland.

Other International Business

Our Other International Business segment consists of storage and information management services throughout the remaining European countries in which we operate, Latin America and Asia Pacific, including Records Management, Data Protection & Recovery and DMS. Our European operations included within the Other International Business segment provide Records Management, Data Protection & Recovery and DMS. Our Latin America operations provide Records Management, Data Protection & Recovery, Destruction and DMS throughout Argentina, Brazil, Chile, Colombia, Mexico and Peru. Our Asia Pacific operations provide Records Management, Data Protection & Recovery and DMS throughout Australia, with Records Management and Data Protection & Recovery also provided in certain cities in India, Singapore, Hong Kong-SAR and China. Until December 2014, our Other International Business segment offered Destruction in Australia.

Corporate and Other Business

Our Corporate and Other Business segment consists of our data center business in the United States as well as costs related to executive and staff functions, including finance, human resources and information technology, which benefit the enterprise as a whole. These costs are primarily related to the general management of these functions on a corporate level and the design and development of programs, policies and procedures that are then implemented in the individual segments, with each segment bearing its own cost of implementation. Our Corporate and Other Business segment also includes stock-based employee compensation expense associated with all stock options, restricted stock, restricted stock units, performance units and shares of stock issued under our employee stock purchase plans.

Emerging Business Opportunities (“EBOs”) are prospective business lines that we consider investing in to grow and diversify our business. We are seeking businesses with long-term, recurring revenue, preferably with storage rental attributes, which are consistent with and will enhance our REIT structure. Our management team is focused on identifying and evaluating these opportunities. We have established an innovation process so we cautiously and effectively develop opportunities to leverage our capabilities. After we have demonstrated success and met return thresholds, we may potentially acquire businesses to further accelerate our growth in the relevant opportunity. Importantly, the EBO process includes financial hurdles and decision gates to help us evaluate whether we scale or scrap these opportunities, consistent with our disciplined approach to capital allocation.

Currently, our data center business is one example of an EBO where we are assessing the potential for additional investment. The growth rate of critical digital information is accelerating, driven in part by the use of the Internet as a distribution and transaction medium. The rising cost and increasing importance of storing and managing digital information, coupled with the increasing availability of telecommunications bandwidth at lower costs, may create meaningful opportunities for us to provide solutions to our customers with respect to their digital records storage and management challenges.

Our Business Fundamentals

Our business fundamentals are based on the recurring nature of our various revenue streams. We generate attractive returns from our differentiated storage rental business model because our occupancy costs, whether in a leased or owned building, are incurred per square foot while our storage revenue is generally earned per cubic foot. The historical predictability of our revenues and the resulting profitability allows us to operate with a high degree of financial leverage. Our business fundamentals consist of:

•                  Recurring Revenues.  We derive a majority of our consolidated revenues from fixed periodic, usually monthly, storage rental fees charged to customers based on the volume of their records stored. Once a customer places physical records in storage with us, and until those records are destroyed or permanently removed (for which we typically receive a service fee), we receive recurring payments for storage rental without incurring additional labor or marketing expenses or significant capital costs. Similarly, contracts for the storage of electronic backup media involve primarily fixed monthly rental payments. Our annual revenues from these fixed periodic storage rental fees have grown for 26 consecutive years. This stable and growing storage rental revenue base also provides the foundation for increases in service revenues and profitability.

A customer is allocated a certain amount of storage space in our storage facilities but is not allocated a dedicated building or space in a particular building. In practice, we can, and sometimes will, for a variety of reasons, move records from one facility and into another facility. In order to track net move-in and move-out activity of customer materials, as well as to assess the optimization of our real estate portfolio, we regularly assess the utilization of our overall real estate portfolio. On a per building basis, we compare the amount of racking that is being used to store customer materials to the capacity of the entire building assuming it was fully racked (“Total Building Utilization”). Additionally, we compare the amount of racking that is being used to store customer materials to the capacity of the racking that has been installed (“Total Racking Utilization”). As of December 31, 2014, our Total Building Utilization and Total Racking Utilization were approximately 83% and 91%, respectively, for our records management business and our Total Building Utilization and Total Racking Utilization were approximately 68% and 81%, respectively, for our data management business.

We regularly offer concessions to our customers in order to generate new business opportunities. Such concessions most commonly come in the form of providing free intake costs to transport a customer’s records to one of our facilities, including labor and transportation costs (“Move Costs”), or payments that are made to a customer’s current records management vendor in order to terminate the customer’s existing contract with that vendor (“Permanent Withdrawal Fees”). We capitalize Move Costs and Permanent Withdrawal Fees as customer acquisition costs.

•                  Historically Non-Cyclical Storage Rental Business.  Historically, we have not experienced significant reductions in our storage rental business as a result of economic downturns. We believe the durability of our storage rental business is driven by a number of factors, including the trend toward increased records retention, albeit at a lower rate of growth, customer satisfaction with our services and contractual net price increases. The growth in new records volume from our existing customers has been consistent in the past three years, and we anticipate this growth will be sustained, although we cannot give any assurance as to whether this growth will continue. Total net volume growth, including acquisitions, was approximately 3%, 6% and 4% on a global basis for 2012, 2013 and 2014, respectively.

•                  Diversified and Stable Customer Base.  As of December 31, 2014, we had over 155,000 customers in a variety of industries in 36 countries around the world. We currently provide storage and information management services to legal, financial, healthcare, insurance, life sciences, energy, businesses services and government organizations, including more than 92% of the Fortune 1000. No single customer accounted for as much as 2% of our consolidated revenues in any of the years ended December 31, 2012, 2013 and 2014. For each of the three years 2012 through 2014, the average annual volume reduction due to customers terminating their relationship with us was approximately 2% to 3%.

•                  Capital Allocation.  All the characteristics of our business noted above support the durability of our cash flows, which in turn support our dividends and a portion of our investments. Absent a large acquisition or significant investments in real estate, we generally generate cash flows to support our dividends, maintain our operations and infrastructure and invest in core growth opportunities. We plan on funding acquisitions, EBO investments and real estate investments primarily through incremental borrowing at a targeted leverage ratio and/or proceeds from the issuance of equity. Below are descriptions of the major types of investments and other capital expenditures that we have made in recent years or that we are likely to consider in 2015:

Real Estate:

•                  Capital expenditures for investments in real estate assets that support core business growth—these expenditures are primarily related to investments in land, buildings, building improvements, leasehold improvements and racking structures that expand our revenue capacity in existing or new geographies, replace a long-term operational obligation or create operational efficiencies.

•                  Capital expenditures in real estate assets necessary to maintain ongoing business operations—these expenditures are primarily related to the repair or replacement of real estate assets such as buildings, building improvements, leasehold improvements and racking structures.

Non-Real Estate:

•                  Capital expenditures for investments in non-real estate assets that support core business growth—these expenditures support either (i) the growth of our business and/or an increase of our profitability by investing in either supporting assets such as carton storage systems, tape storage systems and containers, shredding plants and bins, and technology service storage and processing capacity, or (ii) they are directly related to the development of new products or services in support of our integrated value proposition and enhancements that support our leadership position in the industry, including items such as increased feature functionality, security upgrades or system enhancements.

•                  Capital expenditures in non-real estate assets necessary to maintain ongoing business operations—these expenditures are primarily related to the repair or replacement of customer-facing assets such as containers and shred bins, warehouse equipment, fixtures, computer hardware, or third-party or internally-developed software assets. This category also includes operational support initiatives such as sales and marketing and information technology projects to support infrastructure requirements.

The following table presents our capital spend for 2012, 2013 and 2014 organized by the type of the spending as described above:

	Year Ended December 31,
Nature of Capital Spend (dollars in thousands)	2012(1)	2013(1)	2014(1)
Real Estate:
Investment	$113,577	$135,708	$199,663
Maintenance	47,013	61,863	57,574
	160,590	197,571	257,237
Non-Real Estate:
Investment	63,722	91,792	55,991
Maintenance	24,915	22,644	19,527
	88,637	114,436	75,518
Total	$249,227	$312,007	$332,755

(1)                                 Represents capital expenditures on an accrual basis and may differ from amounts presented on the cash basis in the Consolidated Statements of Cash Flows included in this Exhibit 99.1 to this Current Report.

Competition

We are a global leader in the physical storage and information management services industry with operations in 36 countries. We compete with our current and potential customers’ internal storage and information management services capabilities. We can provide no assurance that these organizations will begin or continue to use us for their future storage and information management services.

We also compete with numerous storage and information management services providers in every geographic area where we operate. The physical storage and information management services industry is highly competitive and includes thousands of competitors in North America and around the world. We believe that competition for customers is based on price, reputation for reliability, quality and security of storage, quality of service and scope and scale of technology, and we believe we generally compete effectively in each of these areas.

Alternative Technologies

We derive most of our revenues from rental fees for the storage of paper documents and computer backup tapes and from storage related services. Alternative storage technologies exist, many of which require significantly less space than paper documents and tapes, and as alternative technologies are adopted, storage related services may decline as the physical records or tapes we store become less active and more archived. To date, none of the alternative technologies has replaced paper documents as the primary means for storing information. However, we can provide no assurance that our customers will continue to store most or a portion of their records as paper documents or in tape format. We continue to provide, primarily through partnerships, additional services such as online backup, designed to address our customers’ need for efficient, cost-effective, high-quality solutions for electronic records and storage and information management.

Employees

As of December 31, 2014, we employed more than 7,500 employees in the United States and more than 12,500 employees outside of the United States. At December 31, 2014, an aggregate of 528 employees were represented by unions in California, Georgia and three provinces in Canada.

All union and non-union employees are generally eligible to participate in our benefit programs, which include medical, dental, life, short and long-term disability, retirement/401(k) and accidental death and dismemberment plans. Certain unionized employees in California receive these types of benefits through their unions and are not eligible to participate in our benefit programs. In addition to base compensation and other usual benefits, all full-time employees participate in some form of incentive-based compensation program that provides payments based on revenues, profits, collections or attainment of specified objectives for the unit in which they work. Management believes that we have good relationships with our employees and unions. All union employees are currently under renewed labor agreements or operating under an extension agreement.

Insurance

For strategic risk transfer purposes, we maintain a comprehensive insurance program with insurers that we believe to be reputable and that have adequate capitalization in amounts that we believe to be appropriate. Property insurance is purchased on a comprehensive basis, including flood and earthquake (including excess coverage), subject to certain policy conditions, sublimits and deductibles. Property is insured based upon the replacement cost of real and personal property, including leasehold improvements, business income loss and extra expense. Other types of insurance that we carry, which are also subject to certain policy conditions, sublimits and deductibles, include medical, workers’ compensation, general liability, umbrella, automobile, professional, warehouse legal liability and directors’ and officers’ liability policies.

Our customer contracts usually contain provisions limiting our liability for damages with respect to loss or destruction of, or damage to, records or information stored with us. Our liability under physical storage contracts is often limited to a nominal fixed amount per item or unit of storage, such as per cubic foot. Our liability under our DMS services and other service contracts is often limited to a percentage of annual revenue under the contract. We can provide no assurance that where we have limitation of liability provisions that they will be enforceable in all instances or would otherwise protect us from liability. Also, some of our contracts with large volume accounts and some of the contracts assumed in our acquisitions contain no such limits or contain higher limits. In addition to provisions limiting our liability, our standard storage rental and service contracts include a schedule setting forth the majority of the customer-specific terms, including storage rental and service pricing and service delivery terms. Our customers may dispute the interpretation of various provisions in their contracts. While we have had relatively few disputes with our customers with regard to the terms of their customer contracts, and most disputes to date have not been material, we can give no assurance that we will not have material disputes in the future.

Environmental Matters

Some of our current and formerly owned or leased properties were previously used by entities other than us for industrial or other purposes, or were affected by waste generated from nearby properties, that involved the use, storage, generation and/or disposal of hazardous substances and wastes, including petroleum products. In some instances this prior use involved the operation of underground storage tanks or the presence of asbestos-containing materials. Where we are aware of environmental conditions that require remediation, we undertake appropriate activity, in accordance with all legal requirements. Although we have from time to time conducted limited environmental investigations and remedial activities at some of our former and current facilities, we have not undertaken an in-depth environmental review of all of our properties. We therefore may be potentially liable for environmental costs and may be unable to sell, rent, mortgage or use contaminated real estate owned or leased by us. Under various federal, state and local environmental laws, we may be liable for environmental compliance and remediation costs to address contamination, if any, located at owned and leased properties as well as damages arising from such contamination, whether or not we know of, or were responsible for, the contamination, or the contamination occurred while we owned or leased the property. Environmental conditions for which we might be liable may also exist at properties that we may acquire in the future. In addition, future regulatory action and environmental laws may impose costs for environmental compliance that do not exist today.

We transfer a portion of our risk of financial loss due to currently undetected environmental matters by purchasing an environmental impairment liability insurance policy, which covers all owned and leased locations. Coverage is provided for both liability and remediation costs.

Corporate Responsibility

We are committed to transparent reporting on sustainability and corporate responsibility efforts in accordance with the guidelines of the Global Reporting Initiative. Our corporate responsibility report highlights our progress against key measures of success for our efforts in the community, our environment, and for our people. We are a trusted partner to more than 92% of the Fortune 1000 companies. Iron Mountain is also a member of the Fortune 1000, ranked at 712 as of December 31, 2014, as well as a member of the FTSE4 Good Index, MSCI World ESG Index, MSCI ACWI ESG Index and MSCI USA IMI ESG Index in which include companies that meet globally recognized corporate responsibility standards. A copy of our corporate responsibility report is available on the “Company” section of our website, www.ironmountain.com, under the heading “Corporate Responsibility.”

Internet Website

Our Internet address is www.ironmountain.com. Under the “For Investors” section on our Internet website, we make available free of charge, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10- Q, our Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) as soon as reasonably practicable after such forms are filed with or furnished to the Securities and Exchange Commission (“SEC”). We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Exhibit 99.1 to this Current Report. Copies of our corporate governance guidelines, code of ethics and the charters of our audit, compensation, and nominating and governance committees are available on the “For Investors” section of our website, www.ironmountain.com, under the heading “Corporate Governance.”

Item 2.  Properties.

As of December 31, 2014, we conducted operations through 839 leased facilities and 255 facilities that we own. Our facilities are divided among our reportable operating segments as follows: North American Records and Information Management Business (614), North American Data Management Business (58), Western European Business (167), Other International Business (254) and Corporate and Other Business (1). These facilities contain a total of 67.8 million square feet of space.

A breakdown of owned and leased facilities by country (and by state within the United States) is listed below:

	Leased		Owned		Total
Country/State	Number	Square Feet	Number	Square Feet	Number	Square Feet
North America
United States (Including Puerto Rico)
Alabama	3	312,473	1	12,621	4	325,094
Arizona	12	535,921	4	239,110	16	775,031
California	59	3,404,346	15	1,964,572	74	5,368,918
Colorado	13	543,590	5	338,009	18	881,599
Connecticut	4	209,183	6	665,013	10	874,196
Delaware	3	267,267	1	120,921	4	388,188
Florida	37	2,426,077	4	194,090	41	2,620,167
Georgia	12	910,820	4	229,719	16	1,140,539
Illinois	13	1,128,817	6	1,281,947	19	2,410,764
Indiana	3	154,080	1	131,506	4	285,586
Iowa	3	118,658	1	14,200	4	132,858
Kansas	1	131,764	—	—	1	131,764
Kentucky	2	64,000	4	418,760	6	482,760
Louisiana	3	210,350	2	214,625	5	424,975
Maine	1	95,000	—	—	1	95,000
Maryland	13	1,220,692	3	327,258	16	1,547,950
Massachusetts	5	396,656	8	1,171,438	13	1,568,094
Michigan	18	1,011,868	5	217,936	23	1,229,804
Minnesota	11	841,567	—	—	11	841,567
Mississippi	2	157,386	—	—	2	157,386
Missouri	11	1,182,324	1	25,120	12	1,207,444
Nebraska	1	34,560	3	316,970	4	351,530
Nevada	6	220,276	1	107,041	7	327,317
New Hampshire	—	—	1	146,467	1	146,467
New Jersey	27	1,903,574	8	1,628,945	35	3,532,519
New Mexico	—	—	2	109,473	2	109,473
New York	17	789,817	13	1,186,266	30	1,976,083
North Carolina	19	1,019,486	1	13,624	20	1,033,110
Ohio	13	859,305	6	603,878	19	1,463,183
Oklahoma	5	227,883	—	—	5	227,883
Oregon	11	360,475	1	55,621	12	416,096
Pennsylvania	18	1,661,118	8	2,577,883	26	4,239,001
Puerto Rico	3	178,449	1	54,352	4	232,801
Rhode Island	2	70,159	1	12,748	3	82,907
South Carolina	10	521,005	—	—	10	521,005
Tennessee	4	166,993	5	153,659	9	320,652
Texas	47	2,231,997	28	2,484,082	75	4,716,079
Utah	2	78,148	1	90,553	3	168,701
Vermont	2	55,200	—	—	2	55,200
Virginia	15	749,745	5	437,021	20	1,186,766
Washington	6	312,763	5	432,896	11	745,659
West Virginia	2	167,055	—	—	2	167,055
Wisconsin	7	428,068	1	10,655	8	438,723
	446	27,358,915	162	17,988,979	608	45,347,894
Canada	49	2,906,882	15	1,749,664	64	4,656,546
	495	30,265,797	177	19,738,643	672	50,004,440

	Leased		Owned		Total
Country/State	Number	Square Feet	Number	Square Feet	Number	Square Feet
International
Argentina	5	491,545	5	469,748	10	961,293
Australia	22	1,343,068	1	30,615	23	1,373,683
Austria	—	—	1	30,000	1	30,000
Belgium	4	135,456	1	104,391	5	239,847
Brazil	31	1,957,275	3	190,076	34	2,147,351
Chile	10	409,643	5	212,010	15	621,653
China	19	253,302	1	20,721	20	274,023
Columbia	16	511,932	—	—	16	511,932
Czech Republic	8	256,300	—	—	8	256,300
Denmark	1	66,942	—	—	1	66,942
France	17	704,656	4	217,919	21	922,575
Germany	15	658,212	1	58,329	16	716,541
Greece	2	73,947	—	—	2	73,947
Hong Kong	3	138,498	—	—	3	138,498
Hungary	5	304,161	—	—	5	304,161
India	24	396,420	—	—	24	396,420
Mexico	9	257,883	6	419,188	15	677,071
Netherlands	8	466,347	—	—	8	466,347
Northern Ireland	2	66,876	—	—	2	66,876
Norway	3	104,937	—	—	3	104,937
Peru	2	41,878	8	259,903	10	301,781
Poland	21	731,250	—	—	21	731,250
Republic of Ireland	6	56,525	3	158,558	9	215,083
Romania	3	232,368	—	—	3	232,368
Russia	25	612,083	—	—	25	612,083
Scotland	7	196,298	4	375,294	11	571,592
Serbia	2	23,681	—	—	2	23,681
Singapore	1	33,700	—	—	1	33,700
Slovakia	3	104,846	—	—	3	104,846
Spain	7	165,935	6	203,000	13	368,935
Switzerland	4	85,357	—	—	4	85,357
Turkey	12	624,383	—	—	12	624,383
Ukraine	1	48,438	—	—	1	48,438
United Kingdom	45	1,942,306	29	1,377,324	74	3,319,630
	343	13,496,448	78	4,127,076	421	17,623,524
Corporate
Corporate headquarters (Boston, Massachusetts)	1	132,860	—	—	1	132,860
Total	839	43,895,105	255	23,865,719	1,094	67,760,824

The leased facilities typically have initial lease terms of five to ten years with one or more five-year renewal options. In addition, some of the leases contain either a purchase option or a right of first refusal upon the sale of the property. We believe that the space available in our facilities is adequate to meet our current needs, although future growth may require that we lease or purchase additional real property.

See Note 10 to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report for information regarding our minimum annual lease commitments.

See Schedule III—Schedule of Real Estate and Accumulated Depreciation in this Exhbit 99.1 to this Current Report for information regarding the cost, accumulated depreciation and encumbrances associated with our owned real estate.

Part II

Item 6.  Selected Financial Data.

The following selected consolidated statements of operations, balance sheet and other data have been derived from our audited consolidated financial statements. The selected consolidated financial and operating information set forth below should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and the Notes thereto included elsewhere in this Exhibit 99.1 to this Current Report.

	Year Ended December 31,
	2010(1)(2)	2011(1)(2)	2012(1)(2)	2013(1)(2)	2014
Consolidated Statements of Operations Data:
Revenues:
Storage rental	$1,598,718	$1,682,990	$1,733,138	$1,784,721	$1,860,243
Service	1,292,431	1,330,613	1,270,817	1,239,902	1,257,450
Total Revenues	2,891,149	3,013,603	3,003,955	3,024,623	3,117,693
Operating Expenses:
Cost of sales (excluding depreciation and amortization)	1,192,862	1,245,200	1,277,113	1,288,878	1,344,636
Selling, general and administrative	772,811	834,591	850,371	924,031	869,572
Depreciation and amortization	304,205	319,499	316,344	322,037	353,143
Intangible impairments(3)	85,909	46,500	—	—	—
(Gain) loss on disposal/write-down of property, plant and equipment (excluding real estate), net	(9,906)	995	4,661	430	1,065
Total Operating Expenses	2,345,881	2,446,785	2,448,489	2,535,376	2,568,416
Operating Income	545,268	566,818	555,466	489,247	549,277
Interest Expense, Net	204,559	205,256	242,599	254,174	260,717
Other Expense, Net	8,768	13,043	16,062	75,202	65,187
Income from Continuing Operations Before Provision (Benefit) for Income Taxes and Gain on Sale of Real Estate	331,941	348,519	296,805	159,871	223,373
Provision (Benefit) for Income Taxes	166,720	105,139	114,304	62,127	(97,275)
Gain on Sale of Real Estate, Net of Tax	(786)	(2,361)	(206)	(1,417)	(8,307)
Income from Continuing Operations	166,007	245,741	182,707	99,161	328,955
(Loss) Income from Discontinued Operations, Net of Tax	(219,417)	(47,439)	(6,774)	831	(209)
Gain (Loss) on Sale of Discontinued Operations, Net of Tax	—	200,619	(1,885)	—	—
Net (Loss) Income	(53,410)	398,921	174,048	99,992	328,746
Less: Net Income Attributable to Noncontrolling Interests	4,908	4,054	3,126	3,530	2,627
Net (Loss) Income Attributable to Iron Mountain Incorporated	$(58,318)	$394,867	$170,922	$96,462	$326,119
(footnotes follow)

	Year Ended December 31,
	2010(1)	2011(1)	2012(1)	2013(1)	2014
	(In thousands, except per share data)
Earnings (Losses) per Share—Basic:
Income from Continuing Operations	$0.82	$1.26	$1.05	$0.52	$1.68
Total (Loss) Income from Discontinued Operations	$(1.09)	$0.79	$(0.05)	$—	$—
Net (Loss) Income Attributable to Iron Mountain Incorporated	$(0.29)	$2.03	$0.98	$0.51	$1.67
Earnings (Losses) per Share—Diluted:
Income from Continuing Operations	$0.82	$1.25	$1.04	$0.52	$1.67
Total (Loss) Income from Discontinued Operations	$(1.09)	$0.78	$(0.05)	—	$—
Net (Loss) Income Attributable to Iron Mountain Incorporated	$(0.29)	$2.02	$0.98	$0.50	$1.66
Weighted Average Common Shares Outstanding—Basic	201,991	194,777	173,604	190,994	195,278
Weighted Average Common Shares Outstanding—Diluted	201,991	195,938	174,867	192,412	196,749
Dividends Declared per Common Share	$0.3750	$0.9375	$5.1200	$1.0800	$5.3713
(footnotes follow)

	Year Ended December 31,
	2010(1)	2011(1)	2012(1)	2013(1)	2014
	(In thousands)
Other Data:
Adjusted OIBDA(4)	$925,476	$949,339	$910,917	$894,581	$925,797
Adjusted OIBDA Margin(4)	32.0%	31.5%	30.3%	29.6%	29.7%
Ratio of Earnings to Fixed Charges	2.2x	2.2x	1.9x	1.5x	1.7x
(footnotes follow)

	As of December 31,
	2010(1)	2011(1)	2012(1)	2013(1)	2014
	(in thousands)
Consolidated Balance Sheet Data:
Cash and Cash Equivalents	$258,693	$179,845	$243,415	$120,526	$125,933
Total Assets	6,416,393	6,041,258	6,358,339	6,653,005	6,570,342
Total Long-Term Debt (including Current Portion of Long-Term Debt)	3,008,207	3,353,588	3,825,003	4,171,722	4,663,531
Total Equity	1,949,022	1,249,742	1,157,148	1,051,734	869,955
(footnotes follow)

(1)                                 During the second quarter of 2014, we identified contract billing inaccuracies arising from a single location which occurred over numerous years that resulted in an overstatement of prior years’ reported revenue by an aggregate of $10.0 million, as described in Note 2.y. to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report. Revenue and Adjusted OIBDA, as defined below, for the years ended December 31, 2010, 2011, 2012 and 2013 have been restated to reflect a reduction in revenues of $1.2 million, $1.1 million, $1.3 million and $1.3 million, respectively, to correct billing the billing inaccuracies. The remaining overstated amount of $5.1 million relates to the periods prior to 2010. The impact to income from continuing operations and net income is a reduction of $0.7 million, $0.7 million, $0.8 million and $0.8 million, respectively, for the after tax impact of the contract billing inaccuracies for the years ended December 31, 2010, 2011, 2012 and 2013, respectively. Earnings (loss) per share—basic and earnings (loss) per share—diluted have also been restated to reflect the restatement. In addition, total equity at December 31, 2010, 2011, 2012 and 2013 has been reduced by $3.8 million, $4.5 million, $5.3 million and $6.1 million, respectively, to account for the contract billing inaccuracies.

(2)                                 As a result of our conversion to a REIT and in accordance with SEC rules applicable to REITs, we no longer report (gain) loss on sale of real estate as a component of operating income, but we will continue to report it as a component of income (loss) from continuing operations. We will continue to report the (gain) loss on sale of property, plant and equipment (excluding real estate), along with any impairment, write-downs or involuntary conversions related to real estate, as a component of operating income. The results for the years ended December 31, 2010, 2011, 2012 and 2013 have been reclassified to conform to this presentation.

(3)                                 For the year ended December 31, 2010, we recorded a non-cash goodwill impairment charge of $85.9 million related to our technology escrow services business, which we continue to own and operate and which was previously reflected in the former worldwide digital business segment and is now reflected as a component of the North American Records and Information Management Business segment. For the year ended December 31, 2010, we recorded a $197.9 million non-cash goodwill impairment charge related to our former worldwide digital business that is included in loss from discontinued operations, net of tax. For the year ended December 31, 2011, we recorded a non-cash goodwill impairment charge of $46.5 million in our Continental Western Europe reporting unit, which is a component of the Western European Business segment.

(4)                                 Adjusted OIBDA and Adjusted OIBDA Margin are non-GAAP measures. Adjusted OIBDA is defined as operating income before depreciation, amortization, intangible impairments, (gain) loss on disposal/write-down of property, plant and equipment, net (excluding real estate), and REIT Costs (as defined below). Adjusted OIBDA Margin is calculated by dividing Adjusted OIBDA by total revenues. For a more detailed definition and reconciliation of Adjusted OIBDA and a discussion of why we believe these non-GAAP measures provide relevant and useful information to our current and potential investors, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” of this Exhibit 99.1 to this Current Report.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with “Item 6. Selected Financial Data” and the Consolidated Financial Statements and Notes thereto and the other financial and operating information included elsewhere in this Exhibit 99.1 to this Current Report.

This discussion contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 and in other securities laws. See “Cautionary Note Regarding Forward-Looking Statements” on page iii of our Annual Report on Form 10-K, filed with the SEC on February 27, 2015 (our “Original Annual Report”) and “Item 1A. Risk Factors” beginning on page 13 of our Original Annual Report.

Overview

REIT Conversion

We previously disclosed that, as part of our plan to convert to a REIT for federal income tax purposes and elect REIT status effective January 1, 2014 (the “Conversion Plan”), we sought PLRs from the IRS relating to numerous technical tax issues, including classification of our steel racking structures as qualified real estate assets. We submitted the PLR requests in the third quarter of 2012, and on June 25, 2014, we announced that we received the favorable PLRs from the IRS necessary for our conversion to a REIT. After receipt of the PLRs, our board of directors unanimously approved our conversion to a REIT for our taxable year beginning January 1, 2014.

In connection with the Conversion Plan, and, in particular, to impose ownership limitations customary for REITs, on January 20, 2015, we completed the merger with our predecessor and all outstanding shares of our predecessor’s common stock were converted into a right to receive an equal number of shares of our common stock.

Total operating and capital expenditures associated with the Conversion Plan through the end of 2014 were approximately $180.7 million. Of these amounts, approximately $47.0 million was incurred in 2012, including approximately $12.5 million of capital expenditures. Additionally, approximately $106.3 million was incurred in 2013, including approximately $23.4 million of capital expenditures. Also, we incurred approximately $27.4 million in 2014, including approximately $5.1 million of capital expenditures.

Discontinued Operations

On April 27, 2012, we sold our records management operations in Italy. The financial position, operating results and cash flows of our Italian operations, including the loss on the sale of our Italian operations, for all periods presented, have been reported as discontinued operations for financial reporting purposes. See Note 14 to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report.

In December 2014, we divested our secure shredding operations in Australia, Ireland and the United Kingdom (the “International Shredding Operations”) in a stock transaction for approximately $26.2 million of cash at closing, including $1.5 million being held in escrow. The assets sold primarily consisted of customer contracts and certain long-lived assets. We have concluded that this divestiture is not a discontinued operation and, therefore, have recorded a pretax gain on sale in other (income) expense, net of approximately $6.9 million ($10.2 million, inclusive of a tax benefit) in our Consolidated Statement of Operations for the year ended December 31, 2014. Revenues from our International Shredding Operations in 2014 represent less than 1% of our consolidated revenues. The International Shredding Operations in Australia were previously included in the Other International Business segment and the International Shredding Operations in the United Kingdom and Ireleand were previously included in the Western European Business segment.

Restructuring

In the third quarter of 2013, we implemented a plan that called for certain organizational realignments to advance our growth strategy and reduce operating costs, which was completed in 2014. As a result, we recorded restructuring costs of approximately $23.4 million and $3.5 million for the years ended December 31, 2013 and 2014, respectively, primarily related to employee severance and associated benefits. Of the total restructuring costs incurred in 2013, $12.6 million, $2.1 million, $2.3 million, $1.4 million and $5.0 million are reflected in the North American Records and Information Management Business, North American Data Management Business, Western European Business, Other International Business and Corporate and Other Business segments, respectively. Of the total restructuring costs incurred in 2014, $1.6 million, $0.3 million and $1.5 million are reflected in the North American Records and Information Management Business, North American Data Management Business and Corporate and Other Business segments, respectively. In our Consolidated Statements of Operations for the year ended December 31, 2013, $20.0 million and $3.4 million of these restructuring costs are recorded in selling, general and administrative expenses and cost of sales, respectively. In our Consolidated Statements of Operations for the year ended December 31, 2014, $2.2 million and $1.2 million of these restructuring costs are recorded in selling, general and administrative expenses and cost of sales, respectively.

General

As a result of a realignment in senior management reporting structure during the first quarter of 2015, we modified our internal financial reporting to better align internal reporting with how we manage our business. These modifications resulted in the separation of our former International Business segment into two unique reportable operating segments, which we refer to as (1) Western European Business segment and (2) Other International Business segment. Additionally, during the first quarter of 2015, we reassessed the nature of certain costs which were previously being allocated to the North American Records and Information Management Business and North American Data Management Business segments. As a result of this reassessment, we determined that certain product management functions, which were previously being performed to solely benefit our North American operating segments, are now being performed in a manner that benefits the enterprise as a whole. Accordingly, the costs associated with these product management functions are now included within the Corporate and Other Business segment. Previously reported segment information has been restated.

Our revenues consist of storage rental revenues as well as service revenues and are reflected net of sales and value added taxes. Storage rental revenues, which are considered a key driver of financial performance for the storage and information management services industry, consist primarily of recurring periodic rental charges related to the storage of materials or data (generally on a per unit basis) that are typically retained by customers for many years. Service revenues include charges for related service activities, which include: (1) the handling of records, including the addition of new records, temporary removal of records from storage, refiling of removed records and the destruction of records; (2) courier operations, consisting primarily of the pickup and delivery of records upon customer request; (3) secure shredding of sensitive documents and the related sale of recycled paper, the price of which can fluctuate from period to period; (4) other services, including DMS, which relate to physical and digital records, and project revenues; (5) customer termination and permanent withdrawal fees; (6) data restoration projects; (7) special project work; (8) fulfillment services; (9) consulting services; and (10) technology escrow services that protect and manage source code (“Intellectual Property Management”) and other technology services and product sales (including specially designed storage containers and related supplies). Our service revenue growth has been negatively impacted by declining activity rates as stored records are becoming less active. While customers continue to store their records with us, they are less likely than they have been in the past to retrieve records for research purposes, thereby reducing service activity levels.

Cost of sales (excluding depreciation and amortization) consists primarily of wages and benefits for field personnel, facility occupancy costs (including rent and utilities), transportation expenses (including vehicle leases and fuel), other product cost of sales and other equipment costs and supplies. Of these, wages and benefits and facility occupancy costs are the most significant. Selling, general and administrative expenses consist primarily of wages and benefits for management, administrative, information technology, sales, account management and marketing personnel, as well as expenses related to communications and data processing, travel, professional fees, bad debts, training, office equipment and supplies. Trends in facility occupancy costs are impacted by the total number of facilities we occupy, the mix of properties we own versus properties we occupy under operating leases, fluctuations in per square foot occupancy costs, and the levels of utilization of these properties. Trends in total wages and benefits in dollars and as a percentage of total consolidated revenue are influenced by changes in headcount and compensation levels, achievement of incentive compensation targets, workforce productivity and variability in costs associated with medical insurance and workers’ compensation.

The expansion of our international businesses has impacted the major cost of sales components and selling, general and administrative expenses. Our international operations are more labor intensive than our operations in North America and, therefore, labor costs are a higher percentage of segment revenue. In addition, the overhead structure of our expanding international operations has not achieved the same level of overhead leverage as our North American segments, which may result in an increase in selling, general and administrative expenses, as a percentage of consolidated revenue, as our international operations become a more meaningful percentage of our consolidated results.

Our depreciation and amortization charges result primarily from the capital-intensive nature of our business. The principal components of depreciation relate to storage systems, which include racking structures, building and leasehold improvements, computer systems hardware and software and buildings. Amortization relates primarily to customer relationship acquisition costs and is impacted by the nature and timing of acquisitions.

Our consolidated revenues and expenses are subject to variations caused by the net effect of foreign currency translation on revenues and expenses incurred by our entities outside the United States. It is difficult to predict the future fluctuations of foreign currency exchange rates and how those fluctuations will impact our Consolidated Statements of Operations. Due to the expansion of our international operations, some of these fluctuations have become material on individual balances. However, because both the revenues and expenses are denominated in the local currency of the country in which they are derived or incurred, the impact of currency fluctuations on our operating income and operating margin is partially mitigated. In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, we compare the percentage change in the results from one period to another period in this report using constant currency presentation. The constant currency growth rates are calculated by translating the 2012 results at the 2013 average exchange rates and the 2013 results at the 2014 average exchange rates.

The following table is a comparison of underlying average exchange rates of the foreign currencies that had the most significant impact on our United States dollar-reported revenues and expenses:

	Average Exchange Rates for the Year Ended December 31,		Percentage Strengthening / (Weakening) of
	2013	2014	Foreign Currency
Australian dollar	$0.968	$0.902	(6.8)%
Brazilian real	$0.465	$0.426	(8.4)%
British pound sterling	$1.565	$1.648	5.3%
Canadian dollar	$0.971	$0.906	(6.7)%
Euro	$1.328	$1.329	0.1%

	Average Exchange Rates for the Year Ended December 31,		Percentage Strengthening / (Weakening) of
	2012	2013	Foreign Currency
Australian dollar	$1.036	$0.968	(6.6)%
Brazilian real	$0.514	$0.465	(9.5)%
British pound sterling	$1.585	$1.565	(1.3)%
Canadian dollar	$1.000	$0.971	(2.9)%
Euro	$1.286	$1.328	3.3%

Non-GAAP Measures

Adjusted Operating Income Before Depreciation, Amortization, Intangible Impairments, (Gain) Loss on Disposal/Write-Down of Property, Plant and Equipment (Excluding Real Estate), Net and REIT Costs (“Adjusted OIBDA”)

Adjusted OIBDA is defined as operating income before depreciation, amortization, intangible impairments, (gain) loss on disposal/write-down of property, plant and equipment (excluding real estate), net and REIT Costs (as defined below). Adjusted OIBDA Margin is calculated by dividing Adjusted OIBDA by total revenues. We use multiples of current or projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide our current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment. These measures are an integral part of the internal reporting system we use to assess and evaluate the operating performance of our business. Adjusted OIBDA does not include certain items that we believe are not indicative of our core operating results, specifically: (1) (gain) loss on disposal/write-down of property, plant and equipment (excluding real estate), net; (2) (gain) loss on sale of real estate, net of tax; (3) intangible impairments; (4) REIT Costs; (5) other expense (income), net; (6) income (loss) from discontinued operations, net of tax; (7) gain (loss) on sale of discontinued operations, net of tax; and (8) net income (loss) attributable to noncontrolling interests.

Adjusted OIBDA also does not include interest expense, net and the provision (benefit) for income taxes. These expenses are associated with our capitalization and tax structures, which we do not consider when evaluating the operating profitability of our core operations. Finally, Adjusted OIBDA does not include depreciation and amortization expenses, in order to eliminate the impact of capital investments, which we evaluate by comparing capital expenditures to incremental revenue generated and as a percentage of total revenues. Adjusted OIBDA and Adjusted OIBDA Margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as operating or net income (loss) or cash flows from operating activities from continuing operations (as determined in accordance with GAAP).

Reconciliation of Operating Income to Adjusted OIBDA (in thousands):

	Year Ended December 31,
	2010	2011	2012	2013	2014
Operating Income	$545,268	$566,818	$555,466	$489,247	$549,277
Add: Depreciation and Amortization	304,205	319,499	316,344	322,037	353,143
Intangible Impairments	85,909	46,500	—	—	—
(Gain) Loss on Disposal/Write-Down of Property, Plant and Equipment (Excluding Real Estate), Net	(9,906)	995	4,661	430	1,065
REIT Costs(1)	—	15,527	34,446	82,867	22,312
Adjusted OIBDA	$925,476	$949,339	$910,917	$894,581	$925,797

(1)                                 Includes costs associated with our 2011 proxy contest, the previous work of the former Strategic Review Special Committee of the board of directors and costs associated with our conversion to a REIT, excluding REIT compliance costs beginning January 1, 2014 which we expect to recur in future periods (“REIT Costs”).

Adjusted Earnings per Share from Continuing Operations (“Adjusted EPS”)

Adjusted EPS is defined as reported earnings per share from continuing operations excluding: (1) (gain) loss on disposal/write-down of property, plant and equipment (excluding real estate), net; (2) (gain) loss on sale of real estate, net of tax; (3) intangible impairments; (4) REIT Costs; (5) other expense (income), net; and (6) the tax impact of reconciling items and discrete tax items. We do not believe these excluded items to be indicative of our ongoing operating results, and they are not considered when we are forecasting our future results. We believe Adjusted EPS is of value to our current and potential investors when comparing our results from past, present and future periods.

Reconciliation of Reported EPS—Fully Diluted from Continuing Operations to Adjusted EPS—Fully Diluted from Continuing Operations:

	Year Ended December 31,
	2010	2011	2012	2013	2014
Reported EPS—Fully Diluted from Continuing Operations	$0.82	$1.25	$1.04	$0.52	$1.67
Add: (Gain) Loss on Disposal/Write-down of Property, Plant and Equipment (Excluding Real Estate), Net	(0.05)	0.01	0.03	—	0.01
Intangible Impairments	0.43	0.24	—	—	—
Gain on Sale of Real Estate, Net of Tax	—	(0.01)	—	(0.01)	(0.04)
Other Expense (Income), Net	0.04	0.07	0.09	0.39	0.33
REIT Costs	—	0.08	0.20	0.43	0.11
Tax Impact of Reconciling Items and Discrete Tax Items(1)	0.52	0.21	0.35	0.07	(0.72)
Adjusted EPS—Fully Diluted from Continuing Operations	$1.76	$1.85	$1.71	$1.40	$1.36

(1)                                 The Adjusted EPS for the years ended December 31, 2010, 2011, 2012 and 2013 have been restated to reflect an estimated annual effective tax rate of approximately 15.0%. The Adjusted EPS for the year ended December 31, 2014 reflects an estimated annual effective tax rate of approximately 14.4%.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements and for the period then ended. On an ongoing basis, we evaluate the estimates used. We base our estimates on historical experience, actuarial estimates, current conditions and various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities and are not readily apparent from other sources. Actual results may differ from these estimates. Our critical accounting policies include the following, which are listed in no particular order:

Revenue Recognition

Our revenues consist of storage rental revenues as well as service revenues and are reflected net of sales and value added taxes. Storage rental revenues, which are considered a key driver of financial performance for the storage and information management services industry, consist primarily of recurring periodic rental charges related to the storage of materials or data (generally on a per unit basis). Service revenues include charges for related service activities, which include: (1) the handling of records, including the addition of new records, temporary removal of records from storage, refiling of removed records and the destruction of records; (2) courier operations, consisting primarily of the pickup and delivery of records upon customer request; (3) secure shredding of sensitive documents and the related sale of recycled paper, the price of which can fluctuate from period to period; (4) other services, including DMS, which relate to physical and digital records, and project revenues; (5) customer termination and permanent withdrawal fees; (6) data restoration projects; (7) special project work; (8) fulfillment services; (9) consulting services; and (10) Intellectual Property Management and other technology services and product sales (including specially designed storage containers and related supplies).

We recognize revenue when the following criteria are met: persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured. Storage rental and service revenues are recognized in the month the respective storage rental or service is provided, and customers are generally billed on a monthly basis on contractually agreed-upon terms. Amounts related to future storage rental or prepaid service contracts for customers where storage rental fees or services are billed in advance are accounted for as deferred revenue and recognized ratably over the period the applicable storage rental or service is provided or performed. Revenues from the sales of products, which are included as a component of service revenues, are recognized when products are shipped and title has passed to the customer. Revenues from the sales of products have historically not been significant.

Accounting for Acquisitions

Part of our growth strategy has included the acquisition by us of numerous businesses. The purchase price of each acquisition has been determined after due diligence of the target business, market research, strategic planning and the forecasting of expected future results and synergies. Estimated future results and expected synergies are subject to revisions as we integrate each acquisition and attempt to leverage resources.

Each acquisition has been accounted for using the acquisition method of accounting as defined under the applicable accounting standards at the date of each acquisition. Accounting for these acquisitions has resulted in the capitalization of the cost in excess of fair value of the net assets acquired in each of these acquisitions as goodwill. We estimated the fair values of the assets acquired in each acquisition as of the date of acquisition and these estimates are subject to adjustment based on the final assessments of the fair value of intangible assets (primarily customer relationship intangible assets), property, plant and equipment (primarily racking structures), operating leases, contingencies and income taxes (primarily deferred income taxes). We complete these assessments within one year of the date of acquisition. See Note 6 to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report for a description of recent acquisitions.

Determining the fair values of the net assets acquired requires management’s judgment and often involves the use of assumptions with respect to future cash inflows and outflows, discount rates and market data, among other items. Due to the inherent uncertainty of future events, actual values of net assets acquired could be different from our estimated fair values and could have a material impact on our financial statements.

Of the net assets acquired in our acquisitions, the fair value of owned buildings, customer relationship intangible assets, racking structures and operating leases are generally the most common and most significant. For significant acquisitions or acquisitions involving new markets or new products, we generally use third party appraisals of the fair value of owned buildings, customer relationship intangible assets and market rental rates for acquired operating leases. For acquisitions that are not significant or do not involve new markets or new products, we generally use third party appraisals of fair value for acquired owned buildings and market rental rates for acquired operating leases. When not using third party appraisals of the fair value of acquired net assets, the fair value of acquired customer relationship intangible assets and acquired racking structures is determined internally. The fair value of acquired racking structures is determined internally by taking current replacement cost at the date of acquisition for the quantity of racking structures acquired, discounted to take into account the quality (e.g. age, material and type) of the racking structures. Additionally, we use discounted cash flow models to determine the fair value of customer relationship intangible assets, which requires a significant amount of judgment by management, including estimating expected lives of the relationships, expected future cash flows and discount rates.

Of the key assumptions that impact the estimated fair values of customer relationship intangible assets, the expected future cash flows and discount rate are among the most sensitive and are considered to be critical assumptions. To illustrate the sensitivity of changes in key assumptions used in determining the fair value of customer relationship intangible assets acquired in our most significant acquisitions in fiscal year 2014 (Keepers Brasil Ltda and Securit Records Management), a hypothetical increase of 10% in the expected annual future cash flows attributable to these two acquisitions, with all other assumptions unchanged, would have increased the calculated fair value of the acquired customer relationship intangible assets in the aggregate for both of these acquisitions combined by $2.6 million, with an offsetting decrease to goodwill. A hypothetical decrease of 100 basis points in the discount rate, with all other assumptions unchanged, would have increased the fair value of the acquired customer relationship intangible assets in the aggregate for both of these acquisitions combined by $1.7 million, with an offsetting decrease to goodwill.

Our estimates of fair value are based upon assumptions believed to be reasonable at that time but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur, which may affect the accuracy of such assumptions.

Impairment of Tangible and Intangible Assets

Assets subject to depreciation or amortization: We review long-lived assets and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Examples of events or circumstances that may be indicative of impairment include, but are not limited to:

•                  A significant decrease in the market price of an asset;

•                  A significant change in the extent or manner in which a long-lived asset is being used or in its physical condition;

•                  A significant adverse change in legal factors or in the business climate that could affect the value of the asset;

•                  An accumulation of costs significantly greater than the amount originally expected for the acquisition or construction of an asset; and

•                  A current expectation that, more likely than not, an asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to their carrying amount. The operations are generally distinguished by the business segment and geographic region in which they operate. If the operation is determined to be unable to recover the carrying amount of its assets, the long-lived assets are written down, on a pro rata basis, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

Goodwill and intangible assets not subject to amortization: Goodwill and intangible assets with indefinite lives are not amortized but are reviewed annually for impairment or more frequently if impairment indicators arise. Other than goodwill, we currently have no intangible assets that have indefinite lives and which are not amortized.

We have selected October 1 as our annual goodwill impairment review date. We performed our annual goodwill impairment review as of October 1, 2012, 2013 and 2014 and concluded that goodwill was not impaired as of those dates. Based on our goodwill impairment assessment, all of our reporting units with goodwill had estimated fair values as of October 1, 2014 that exceeded their carrying values by greater than 15%. As of December 31, 2014, no factors were identified that would alter our October 1, 2014 goodwill assessment. In making this assessment, we relied on a number of factors including operating results, business plans, anticipated future cash flows, transactions and marketplace data. There are inherent uncertainties related to these factors and our judgment in applying them to the analysis of goodwill impairment. When changes occur in the composition of one or more reporting units, the goodwill is reassigned to the reporting units affected based on their relative fair values.

Our reporting units at which level we performed our goodwill impairment analysis as of October 1, 2013 were as follows: (1) North America; (2) United Kingdom, Ireland, Norway, Belgium, France, Germany, Netherlands and Spain (“Western Europe”); (3) the remaining countries in Europe in which we operate, excluding Russia and Ukraine (“Emerging Markets”); (4) Latin America; (5) Australia, China, Hong Kong and Singapore (“Asia Pacific”); and (6) India, Russia and Ukraine (“Emerging Market Joint Ventures”). The carrying value of goodwill, net for each of these reporting units as of December 31, 2013 is as follows (in thousands):

Carrying Value as of December 31, 2013
North America	$1,849,440
Western Europe	375,954
Emerging Markets(1)	88,599
Latin America	93,149
Asia Pacific	56,210
Emerging Market Joint Ventures	—
Total	$2,463,352

(1)                                 As of December 31, 2013, the goodwill associated with our operations in Austria and Switzerland was included in the Emerging Markets reporting unit. Beginning January 1, 2014, the goodwill associated with our operations in Austria and Switzerland is included in the New Western Europe reporting unit (defined below).

Beginning January 1, 2014, as a result of the changes in our reportable operating segments associated with our 2014 reorganization, we had four reportable operating segments: (1) North American Records and Information Management Business segment, (2) North American Data Management Business segment, (3) the former International Business segment and (4) Corporate and Other Business segment. The North American Records and Information Management Business segment includes the following three reporting units: (1) North American Records and Information Management; (2) Intellectual Property Management; and (3) Fulfillment Services. The North American Data Management Business segment is a separate reporting unit. The Emerging Businesses reporting unit, which primarily relates to our data center business in the United States, is a component of the Corporate and Other Business segment. Additionally, the former International Business segment consists of the following seven reporting units: (1) United Kingdom, Ireland, Norway, Austria, Belgium, France, Germany, Netherlands, Spain and Switzerland (“New Western Europe”); (2) the remaining countries in Europe in which we operate, excluding Russia, Ukraine and Denmark (“New Emerging Markets”); (3) Latin America; (4) Australia and Singapore; (5) China and Hong Kong (“Greater China”); (6) India; and (7) Russia, Ukraine and Denmark. We have reassigned goodwill associated with the reporting units impacted by the 2014 reorganization among the new reporting units on a relative fair value basis. The fair value of each of our new reporting units was determined based on the application of a combined weighted average approach of fair value multiples of revenue and earnings and discounted cash flow techniques.

As a result of the change in the composition of our reporting units noted above, we concluded that we had an interim triggering event, and, therefore, we performed an interim goodwill impairment test as of January 1, 2014 on the basis of these new reporting units during the first quarter of 2014. We concluded that the goodwill for each of our new reporting units was not impaired as of such date. The carrying value of goodwill, net for each of these reporting units as of December 31, 2014 is as follows (in thousands):

Carrying Value as of December 31, 2014
North American Records and Information Management	$1,397,484
Intellectual Property Management	38,491
Fulfillment Services	3,247
North American Data Management	375,957
Emerging Businesses	—
New Western Europe	354,049
New Emerging Markets	87,408
Latin America	107,240
Australia and Singapore	55,779
Greater China	3,500
India	—
Russia, Ukraine and Denmark	628
Total	$2,423,783

As a result of a realignment in senior management reporting structure during the first quarter of 2015, we modified our internal financial reporting to better align internal reporting with how we manage our business. These modifications resulted in the separation of our former International Business segment into two unique reportable operating segments, which we refer to as (1) Western European Business segment and (2) Other International Business segment. See Note 9 to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report for a description of our reportable operating segments.

Reporting unit valuations have been determined using a combined approach based on the present value of future cash flows and market multiples of revenues and earnings. The income approach incorporates many assumptions including future growth rates, discount factors, expected capital expenditures and income tax cash flows. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods. In conjunction with our annual goodwill impairment reviews, we reconcile the sum of the valuations of all of our reporting units to our market capitalization as of such dates.

Although we believe we have sufficient historical and projected information available to us to test for impairment, it is possible that actual results could differ from the estimates used in our impairment tests. Of the key assumptions that impact the goodwill impairment test, the expected future cash flows and discount rate are among the most sensitive and are considered to be critical assumptions, as changes to these estimates could have an effect on the estimated fair value of each of our reporting units. As a measure of sensitivity, we have grouped each of our reporting units according to the amount by which each reporting unit’s fair value exceeded its carrying value in the goodwill impairment test. A hypothetical decrease of 10% in the expected annual future cash flows, with all other assumptions unchanged, would have decreased the fair value of our reporting units as of October 1, 2014 by a range of approximately 9.1% to 10.4% but would not, however, have resulted in the carrying value of any of our reporting units with goodwill exceeding their fair value. A hypothetical increase of 100 basis points in the discount rate, with all other assumptions unchanged, would have decreased the fair value of our reporting units as of October 1, 2014 by a range of approximately 3.9% to 11.6% but would not, however, have resulted in the carrying value of any of our reporting units with goodwill exceeding their fair value.

Income Taxes

As a REIT, we are generally permitted to deduct from our federal taxable income the dividends we pay to our stockholders. The income represented by such dividends is not subject to federal taxation at the entity level but is taxed, if at all, at the stockholder level. The income of our domestic TRSs, which hold our domestic operations that may not be REIT-compliant as currently operated and structured, is subject, as applicable, to federal and state corporate income tax. In addition, we and our subsidiaries continue to be subject to foreign income taxes in jurisdictions in which they hold assets or conduct operations, regardless of whether held or conducted through subsidiaries disregarded for federal tax purposes or TRSs. We will also be subject to a separate corporate income tax on any gains recognized during a specified period (generally ten years) following the REIT conversion that are attributable to “built-in” gains with respect to the assets that we owned on January 1, 2014; this built-in gains tax will also be imposed on our depreciation recapture recognized into income in 2014 and subsequent taxable years as a result of accounting method changes commenced in our pre-REIT period. If we fail to remain qualified for taxation as a REIT, we will be subject to federal income tax at regular corporate tax rates. Even if we remain qualified for taxation as a REIT, we may be subject to some federal, state, local and foreign taxes on our income and property in addition to taxes owed with respect to our TRS operations. In particular, while state income tax regimes often parallel the federal income tax regime for REITs, many states do not completely follow federal rules and some do not follow them at all.

Accounting for income taxes requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax and financial reporting bases of assets and liabilities and for loss and credit carryforwards. Valuation allowances are provided when recovery of deferred tax assets does not meet the more likely than not standards as defined in GAAP.

We have federal net operating loss carryforwards, which expire in 2021 through 2033, of $88.1 million ($0, tax effected) at December 31, 2014 to reduce future federal taxable income, on which no federal tax benefit is expected to be realized. We have state net operating loss carryforwards, which expire in 2015 through 2033, of $74.4 million ($0.1 million, tax effected) at December 31, 2014 to reduce future state taxable income, on which an insignificant state tax benefit is expected to be realized. We have assets for foreign net operating losses of $64.6 million, with various expiration dates (and in some cases no expiration date), subject to a valuation allowance of approximately 62%. If actual results differ unfavorably from certain of our estimates used, we may not be able to realize all or part of our net deferred income tax assets, and additional valuation allowances may be required. Although we believe our estimates are reasonable, no assurance can be given that our estimates reflected in the tax provisions and accruals will equal our actual results. These differences could have a material impact on our income tax provision and operating results in the period in which such determination is made.

The evaluation of an uncertain tax position is a two-step process. The first step is a recognition process whereby we determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is a measurement process whereby a tax position that meets the more likely than not recognition threshold is calculated to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

We are subject to income taxes in the United States and numerous foreign jurisdictions. We are subject to examination by various tax authorities in jurisdictions in which we have business operations or a taxable presence. We regularly assess the likelihood of additional assessments by tax authorities and provide for these matters as appropriate. As of December 31, 2013 and 2014, we had approximately $51.1 million and $56.0 million, respectively, of reserves related to uncertain tax positions. The reversal of these reserves will be recorded as a reduction of our income tax provision if sustained. Although we believe our tax estimates are appropriate, the final determination of tax audits and any related litigation could result in changes in our estimates.

We had not previously provided incremental federal and certain state income taxes on net tax over book outside basis differences related to the earnings of our foreign subsidiaries because our intent, prior to our conversion to a REIT, was to reinvest our current and future undistributed earnings of certain foreign subsidiaries indefinitely outside the United States. As a result of our conversion to a REIT, it is no longer our intent to indefinitely reinvest our current and future undistributed foreign earnings outside the United States, and, therefore, during 2014, we recognized an increase in our tax provision from continuing operations in the amount of $46.4 million, representing incremental federal and state income taxes and foreign withholding taxes on such foreign earnings. As a REIT, future repatriation of incremental undistributed earnings of our foreign subsidiaries will not be subject to federal or state income tax, with the exception of foreign withholding taxes in limited instances; however, such future repatriations will require distribution in accordance with REIT distribution rules, and any such distribution may then be taxable, as appropriate, at the stockholder level.

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360) (“ASU 2014-08”). ASU 2014-08 changes the criteria for a disposal to qualify as a discontinued operation and requires additional disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. ASU 2014-08 is effective for annual periods beginning on or after December 15, 2014. Under this guidance, we expect fewer dispositions to qualify as discontinued operations. Early adoption is permitted, but only for disposals that have not been reported in the financial statements previously issued. We adopted ASU 2014-08 effective April 1, 2014.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 provides additional guidance for management to reassess revenue recognition as it relates to: (1) transfer of control, (2) variable consideration, (3) allocation of transaction price based on relative standalone selling price, (3) licenses, (4) time value of money and (5) contract costs. Further disclosures will be required to provide a better understanding of revenue that has been recognized and revenue that is expected to be recognized in the future from existing contracts. ASU 2014-09 is effective for us on January 1, 2017, with no early adoption permitted. We are currently evaluating the impact ASU 2014-09 will have on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements Going Concern (Subtopic 205-40) (“ASU 2014-15”). ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles of current United States auditing standards. Specifically, the amendments (1) provide a definition of the term “substantial doubt”, (2) require an evaluation every reporting period, including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is still present, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). ASU 2014-15 is effective for us on January 1, 2017, with early adoption permitted. We do not believe that this pronouncement will have an impact on our consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”). ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for us on January 1, 2016, with early adoption permitted. We do not believe that this pronouncement will have an impact on our consolidated financial statements.

Results of Operations

Comparison of Year Ended December 31, 2014 to Year Ended December 31, 2013 and Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

	Year Ended December 31,
	2013	2014	Dollar Change	Percentage Change
Revenues	$3,024,623	$3,117,693	$93,070	3.1%
Operating Expenses	2,535,376	2,568,416	33,040	1.3%
Operating Income	489,247	549,277	60,030	12.3%
Other Expenses, Net	390,086	220,322	(169,764)	(43.5)%
Income from Continuing Operations	99,161	328,955	229,794	231.7%
Income (Loss) from Discontinued Operations, Net of Tax	831	(209)	(1,040)	(125.2)%
Net Income	99,992	328,746	228,754	228.8%
Net Income Attributable to Noncontrolling Interests	3,530	2,627	(903)	25.6%
Net Income Attributable to Iron Mountain Incorporated	$96,462	$326,119	$229,657	238.1%
Adjusted OIBDA(1)	$894,581	$925,797	$31,216	3.5%
Adjusted OIBDA Margin(1)	29.6%	29.7%

	Year Ended December 31,
	2012	2013	Dollar Change	Percentage Change
Revenues	$3,003,955	$3,024,623	$20,668	0.7%
Operating Expenses	2,448,489	2,535,376	86,887	3.5%
Operating Income	555,466	489,247	(66,219)	(11.9)%
Other Expenses, Net	372,759	390,086	17,327	4.6%
Income from Continuing Operations	182,707	99,161	(83,546)	(45.7)%
(Loss) Income from Discontinued Operations, Net of Tax	(6,774)	831	7,605	112.3%
Loss on Sale of Discontinued Operations, Net of Tax	(1,885)	—	1,885	100.0%
Net Income	174,048	99,992	(74,056)	(42.5)%
Net Income Attributable to Noncontrolling Interests	3,126	3,530	404	(12.9)%
Net Income Attributable to Iron Mountain Incorporated	$170,922	$96,462	$(74,460)	(43.6)%
Adjusted OIBDA(1)	$910,917	$894,581	$(16,336)	(1.8)%
Adjusted OIBDA Margin(1)	30.3%	29.6%

(1)                                 See “Non-GAAP Measures—Adjusted Operating Income Before Depreciation, Amortization, Intangible Impairments, (Gain) Loss on Disposal/Write-Down of Property, Plant and Equipment (Excluding Real Estate), Net and REIT Costs (‘Adjusted OIBDA’)” in this Exhibit 99.1 to this Current Report for the definition, reconciliation and a discussion of why we believe these measures provide relevant and useful information to our current and potential investors.

REVENUES

	Year Ended December 31,			Percentage Change
	2013	2014	Dollar Change	Actual	Constant Currency(1)	Internal Growth(2)
Storage Rental	$1,784,721	$1,860,243	$75,522	4.2%	5.4%	2.2%
Service	1,239,902	1,257,450	17,548	1.4%	2.8%	(0.7)%
Total Revenues	$3,024,623	$3,117,693	$93,070	3.1%	4.3%	1.0%

	Year Ended December 31,			Percentage Change
	2012	2013	Dollar Change	Actual	Constant Currency(1)	Internal Growth(2)
Storage Rental	$1,733,138	$1,784,721	$51,583	3.0%	3.6%	2.1%
Service	1,270,817	1,239,902	(30,915)	(2.4)%	(1.6)%	(3.4)%
Total Revenues	$3,003,955	$3,024,623	$20,668	0.7%	1.4%	(0.2)%

(1)                                 Constant currency growth rates are calculated by translating the 2013 results at the 2014 average exchange rates and the 2012 results at the 2013 average exchange rates.

(2)                                 Our internal revenue growth rate represents the weighted average year-over-year growth rate of our revenues after removing the effects of acquisitions, divestitures and foreign currency exchange rate fluctuations. We calculate internal revenue growth in local currency for our international operations.

Consolidated storage rental revenues increased $75.5 million, or 4.2%, to $1,860.2 million for the year ended December 31, 2014 and $51.6 million, or 3.0%, to $1,784.7 million for the year ended December 31, 2013, in comparison to the years ended December 31, 2013 and 2012, respectively. The growth rate for the year ended December 31, 2014 consists primarily of internal revenue growth of 2.2%. Net acquisitions/divestitures contributed 3.2% of the increase in reported storage rental revenues in 2014 over 2013. Foreign currency exchange rate fluctuations decreased our reported storage rental revenue growth rate for the year ended December 31, 2014 by approximately 1.2%. Our consolidated storage rental revenue growth in 2014 was driven by sustained storage rental internal growth of 0.3%, 2.3%, 2.6% and 11.0% in our North American Records and Information Management Business, North American Data Management Business, Western European Business and Other International Business segments, respectively. Global records management net volumes in 2014 increased by 3.6% over the ending volume at December 31, 2013, supported by 5.6% and 17.6% volume increases in our Western European Business and Other International Business segments, respectively, which were driven by growth from both emerging and developed markets as well as recent acquisitions. The growth rate for the year ended December 31, 2013 consists primarily of internal revenue growth of 2.1%. Net acquisitions/divestitures contributed 1.5% of the increase in reported storage rental revenues in 2013 over 2012. Foreign currency exchange rate fluctuations decreased our reported storage rental revenue growth rate for the year ended December 31, 2013 by approximately 0.6%. Our consolidated storage rental revenue growth in 2013 was driven by sustained storage rental internal growth of 0.4%, 1.5%, 1.5% and 12.3% in our North American Records and Information Management Business, North American Data Management Business, Western European Business and Other International Business segments, respectively.

Consolidated service revenues increased $17.5 million, or 1.4%, to $1,257.5 million for the year ended December 31, 2014 from $1,239.9 million for the year ended December 31, 2013. Service revenue internal growth was negative 0.7% for the year ended December 31, 2014. The negative service revenue internal growth for 2014 reflects a trend toward reduced retrieval/re-file activity and a related decrease in transportation revenues within our North American Records and Information Management Business segment, as well as continued declines in service revenue activity levels in our North American Data Management Business segment as the storage business becomes more archival in nature. Foreign currency exchange rate fluctuations decreased our reported total service revenues by 1.4% in 2014 over 2013. Net acquisitions/divestitures contributed 3.5% of the increase of reported service revenues in 2014. Consolidated service revenues decreased $30.9 million, or 2.4%, to $1,239.9 million for the year ended December 31, 2013 from $1,270.8 million for the year ended December 31, 2012. Service revenue internal growth was negative 3.4% for the year ended December 31, 2013. The negative service revenue internal growth for 2013 reflects a trend toward reduced retrieval/re-file activity and a related decrease in transportation revenues within our North American Records and Information Management Business segment, as well as continued declines in service revenue activity levels in our North American Data Management Business segment as the storage business becomes more archival in nature. Foreign currency exchange rate fluctuations decreased reported service revenues by 0.8% in 2013 over 2012. Net acquisitions/divestitures partially offset the decrease in reported consolidated service revenues and contributed an increase of 1.8% of reported service revenues in 2013.

For the reasons stated above, our consolidated revenues increased $93.1 million, or 3.1%, to $3,117.7 million for the year ended December 31, 2014 from $3,024.6 million for the year ended December 31, 2013. Internal revenue growth was 1.0% for 2014. For the year ended December 31, 2014, foreign currency exchange rate fluctuations decreased our reported consolidated revenues by 1.2% primarily due to the weakening of the Australian dollar, Brazilian real and Canadian dollar against the United States dollar, partially offset by a strengthening of the British pound sterling and the Euro against the United States dollar, based on an analysis of weighted average rates for the comparable periods. Net acquisitions/divestitures contributed an increase of 3.3% of total reported revenues in 2014 over the same period in 2013. Our consolidated revenues increased $20.7 million, or 0.7%, to $3,024.6 million for the year ended December 31, 2013 from $3,004.0 million for the year ended December 31, 2012. Internal revenue growth was negative 0.2% for 2013. For the year ended December 31, 2013, foreign currency exchange rate fluctuations decreased our consolidated revenues by 0.7% primarily due to the weakening of the Australian dollar, Brazilian real, British pound sterling and Canadian dollar, offset by an increase of the Euro against the United States dollar, based on an analysis of weighted average rates for the comparable periods. Net acquisitions/divestitures partially offset the decrease in reported consolidated revenues and contributed an increase of 1.6% of total reported revenues in 2013 over the same period in 2012.

Internal Growth—Eight-Quarter Trend

	2013				2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Storage Rental Revenue	2.5%	2.3%	2.3%	1.3%	1.4%	1.6%	2.2%	3.5%
Service Revenue	(6.5)%	(1.9)%	(0.9)%	(4.4)%	(0.7)%	(1.9)%	(2.7)%	2.3%
Total Revenue	(1.4)%	0.5%	1.0%	(1.1)%	0.5%	0.1%	0.2%	3.0%

We expect our consolidated internal revenue growth rate for 2015 to be approximately 0% to 2%. During the past eight quarters our storage rental revenue internal growth rate has ranged between 1.3% and 3.5%. Storage rental revenue internal growth rates have been relatively stable over the past eight quarters, averaging between 2.1% and 2.2% for full-year 2013 and 2014. At various points in the economic cycle, storage rental internal growth may be influenced by changes in pricing and volume. Recently, we initiated sales force programs focused on increasing volume through new sales and improved customer retention. In addition, we are working on enhancing our pricing strategy through implementing a statistically based approach, which enables customized pricing based on customer profiles and needs. Within our international portfolio, the developed markets are generating consistent low-to-mid single-digit storage rental revenue growth, and the emerging markets are producing strong double-digit storage rental revenue growth by capturing the first-time outsourcing trends for physical records storage and management in those markets. The internal revenue growth rate for service revenue is inherently more volatile than the storage rental revenue internal growth rate due to the more discretionary nature of certain services we offer, such as large special projects, and, as a commodity, the volatility of pricing for recycled paper. These revenues, which are often event-driven and impacted to a greater extent by economic downturns as customers defer or cancel the purchase of certain services as a way to reduce their short-term costs, may be difficult to replicate in future periods. The internal growth rate for total service revenues reflects the following: (1) consistent pressures on activity-based service revenues related to the handling and transportation of items in storage in the North American Records and Information Management Business and the North American Data Management Business segments and secure shredding revenues; and (2) softness in some of our other service lines, such as fulfillment services.

OPERATING EXPENSES

Cost of Sales

Consolidated cost of sales (excluding depreciation and amortization) consists of the following expenses (in thousands):

	Year Ended December 31,			Percentage Change		% of Consolidated Revenues		Percentage Change
	2013	2014	Dollar Change	Actual	Constant Currency	2013	2014	(Favorable)/ Unfavorable
Labor	$638,403	$674,658	$36,255	5.7%	7.7%	21.1%	21.6%	0.5%
Facilities	413,675	440,408	26,733	6.5%	7.5%	13.7%	14.1%	0.4%
Transportation	123,179	118,027	(5,152)	(4.2)%	(2.6)%	4.1%	3.8%	(0.3)%
Product Cost of Sales and Other	113,621	111,543	(2,078)	(1.8)%	0.0%	3.8%	3.6%	(0.2)%
	$1,288,878	$1,344,636	$55,758	4.3%	6.0%	42.6%	43.1%	0.5%

	Year Ended December 31,			Percentage Change		% of Consolidated Revenues		Percentage Change
	2012	2013	Dollar Change	Actual	Constant Currency	2012	2013	(Favorable)/ Unfavorable
Labor	$625,922	$638,403	$12,481	2.0%	3.1%	20.8%	21.1%	0.3%
Facilities	421,098	413,675	(7,423)	(1.8)%	(0.9)%	14.0%	13.7%	(0.3)%
Transportation	126,023	123,179	(2,844)	(2.3)%	(1.1)%	4.2%	4.1%	(0.1)%
Product Cost of Sales and Other	104,070	113,621	9,551	9.2%	10.2%	3.5%	3.8%	0.3%
	$1,277,113	$1,288,878	$11,765	0.9%	1.9%	42.5%	42.6%	0.1%

Labor

Labor expense increased to 21.6% of consolidated revenues for the year ended December 31, 2014 compared to 21.1% for the year ended December 31, 2013. Labor expense for the year ended December 31, 2014 increased by 7.7% on a constant dollar basis compared to the year ended December 31, 2013 primarily due to incremental labor costs associated with acquisitions completed during fiscal year 2014 and the fourth quarter of 2013, as well as merit increases, partially offset by a $2.2 million decrease in restructuring costs. Labor costs were favorably impacted by 2.0 percentage points due to currency rate changes during the year ended December 31, 2014.

Labor expense increased to 21.1% of consolidated revenues for the year ended December 31, 2013 compared to 20.8% for the year ended December 31, 2012. Labor expense for the year ended December 31, 2013 increased by 3.1% on a constant dollar basis compared to the year ended December 31, 2012 primarily due to $10.7 million of incremental labor costs associated with fiscal year 2013 acquisitions, as well as $3.4 million of restructuring costs that were incurred in 2013. Labor costs were favorably impacted by 1.1 percentage points due to currency rate changes during the year ended December 31, 2013.

Facilities

Facilities costs increased to 14.1% of consolidated revenues for the year ended December 31, 2014, compared to 13.7% for the year ended December 31, 2013. Rent expense, which, on a constant dollar basis, increased by $10.9 million for the year ended December 31, 2014 compared to the year ended December 31, 2013, primarily due to the impact of acquisitions completed during fiscal year 2014 and the fourth quarter of 2013. Other facilities costs increased by $19.9 million on a constant dollar basis for the year ended December 31, 2014 compared to the year ended December 31, 2013, primarily due to higher utilities of $4.0 million and building maintenance costs of $6.5 million, as well as higher insurance costs of $3.5 million associated with a fire at one of our facilities in Buenos Aires, Argentina on February 5, 2014 (described at Note 10.g. to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report). Facilities costs were favorably impacted by 1.0 percentage points due to currency rate changes during the year ended December 31, 2014.

Facilities costs decreased to 13.7% of consolidated revenues for the year ended December 31, 2013, compared to 14.0% for the year ended December 31, 2012. The largest component of our facilities cost is rent expense, which, on a constant dollar basis, decreased by $6.0 million for the year ended December 31, 2013 compared to the year ended December 31, 2012 as a result of our ongoing facility consolidation efforts. This decrease was partially offset by $4.8 million of costs associated with 2013 acquisitions. Facilities costs were favorably impacted by 0.9 percentage points due to currency rate changes during the year ended December 31, 2013.

Transportation

Transportation expenses decreased by $3.2 million on a constant dollar basis during the year ended December 31, 2014 compared to the year ended December 31, 2013 primarily as a result of decreased fuel and maintenance costs of $1.3 million and $0.9 million, respectively. Transportation expenses were favorably impacted by 1.6 percentage points due to currency rate changes during the year ended December 31, 2014.

Transportation expenses decreased by $1.4 million on a constant dollar basis during the year ended December 31, 2013 compared to the year ended December 31, 2012 as a result of a decrease in vehicle lease expense, primarily associated with our United Kingdom operations, due to the capitalization of leased vehicles upon renewal. Although the aggregate lease cost has not changed, the categorization of charges did change, resulting in the cost being allocated to depreciation and interest. Transportation expenses were favorably impacted by 1.2 percentage points due to currency rate changes during the year ended December 31, 2013.

Product Cost of Sales and Other

Product cost of sales and other, which includes cartons, media and other service, storage and supply costs, is highly correlated to service revenue streams, particularly project revenues. For the year ended December 31, 2014, product cost of sales and other decreased by $2.1 million compared to the year ended December 31, 2013 on an actual basis, primarily due to a reduction in costs associated with special projects. These costs were favorably impacted by 1.8 percentage points due to currency rate changes during the year ended December 31, 2014.

For the year ended December 31, 2013, product cost of sales and other increased by $9.6 million compared to the year ended December 31, 2012 on an actual basis, primarily as a result of higher move costs associated with facility consolidations, as well as $1.5 million of incremental costs incurred associated with 2013 acquisitions. These costs were favorably impacted by 1.0 percentage points due to currency rate changes during the year ended December 31, 2013.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consists of the following expenses (in thousands):

	Year Ended December 31,			Percentage Change		% of Consolidated Revenues		Percentage Change
	2013	2014	Dollar Change	Actual	Constant Currency	2013	2014	(Favorable)/ Unfavorable
General and Administrative	$595,699	$538,657	$(57,042)	(9.6)%	(8.8)%	19.7%	17.3%	(2.4)%
Sales, Marketing & Account Management	219,143	213,532	(5,611)	(2.6)%	(1.8)%	7.2%	6.8%	(0.4)%
Information Technology	97,868	103,174	5,306	5.4%	6.1%	3.2%	3.3%	0.1%
Bad Debt Expense	11,321	14,209	2,888	25.5%	27.4%	0.4%	0.5%	0.1%
	$924,031	$869,572	$(54,459)	(5.9)%	(5.1)%	30.6%	27.9%	(2.7)%

	Year Ended December 31,			Percentage Change		% of Consolidated Revenues		Percentage Change
	2012	2013	Dollar Change	Actual	Constant Currency	2012	2013	(Favorable)/ Unfavorable
General and Administrative	$508,365	$595,699	$87,334	17.2%	18.0%	16.9%	19.7%	2.8%
Sales, Marketing & Account Management	235,449	219,143	(16,306)	(6.9)%	(6.3)%	7.8%	7.2%	(0.6)%
Information Technology	98,234	97,868	(366)	(0.4)%	0.4%	3.3%	3.2%	(0.1)%
Bad Debt Expense	8,323	11,321	2,998	36.0%	38.7%	0.3%	0.4%	0.1%
	$850,371	$924,031	$73,660	8.7%	9.4%	28.3%	30.6%	2.3%

General and Administrative

General and administrative expenses decreased to 17.3% of consolidated revenues during the year ended December 31, 2014 compared to 19.7% in the year ended December 31, 2013. On a constant dollar basis, general and administrative expenses decreased by $52.0 million during the year ended December 31, 2014 compared to the year ended December 31, 2013, primarily driven by a $60.6 million decrease in REIT Costs and a $15.3 million decrease in restructuring costs. These decreases were partially offset by increased compensation costs of $15.1 million, primarily associated with merit increases, higher incentive compensation and the associated payroll taxes, as well as $7.2 million of incremental general and administrative expenses associated with international acquisitions completed during fiscal year 2014 and the fourth quarter of 2013. General and administrative expenses were favorably impacted by 0.8 percentage points due to currency rate changes during the year ended December 31, 2014.

General and administrative expenses increased to 19.7% of consolidated revenues during the year ended December 31, 2013 compared to 16.9% in the year ended December 31, 2012. On a constant dollar basis, general and administrative expenses increased by $91.0 million during the year ended December 31, 2013 compared to the year ended December 31, 2012. Included in general and administrative expenses for the year ended December 31, 2013 were $82.9 million of REIT Costs compared to $34.4 million for the year ended December 31, 2012. The increase during the year ended December 31, 2013 compared to the year ended December 31, 2012 also included a $31.7 million increase in compensation expenses, primarily associated with restructuring costs, $5.1 million of incremental costs associated with 2013 acquisitions and a $4.8 million increase in software license fees. General and administrative expenses were favorably impacted by 0.8 percentage points due to currency rate changes during the year ended December 31, 2013.

Sales, Marketing & Account Management

Sales, marketing and account management expenses decreased to 6.8% of consolidated revenues during the year ended December 31, 2014 compared to 7.2% in 2013. On a constant dollar basis, the decrease of $4.0 million during the year ended December 31, 2014 compared to the year ended December 31, 2013 is primarily due to a decrease in compensation expense of $3.5 million as a result of the organizational restructuring initiated in 2013 and completed in 2014. Sales, marketing and account management expenses were favorably impacted by 0.8 percentage points due to currency rate changes during the year ended December 31, 2014.

Sales, marketing and account management expenses decreased to 7.2% of consolidated revenues during the year ended December 31, 2013 compared to 7.8% for the year ended December 31, 2012. On a constant dollar basis, the decrease of $14.8 million during the year ended December 31, 2013 compared to the year ended December 31, 2012 is primarily due to a decrease of $16.0 million in compensation expense within our North American Records and Information Management Business segment and $3.2 million in compensation expense within our North American Data Management Business segment as a result of restructuring in the fourth quarter of 2012. This decrease was partially offset by $1.1 million of incremental costs incurred associated with 2013 acquisitions. Sales, marketing and account management expenses were favorably impacted by 0.6 percentage points due to currency rate changes during the year ended December 31, 2013.

Information Technology

On a constant dollar basis, information technology expenses increased $6.0 million during the year ended December 31, 2014 compared to the year ended December 31, 2013 primarily due to increased professional fees of $2.4 million and software license fees of $1.0 million, as well as an increase in compensation expenses of $2.9 million related to the mix of project work year over year performed by internal personnel associated with capital versus maintenance initiatives. Information technology expenses were favorably impacted by 0.7 percentage points due to currency rate changes during the year ended December 31, 2014.

On a constant dollar basis, information technology expenses increased $0.4 million during the year ended December 31, 2013 compared to the year ended December 31, 2012 primarily due to incremental costs associated with 2013 acquisitions. Information technology expenses were favorably impacted by 0.8 percentage points due to currency rate changes during the year ended December 31, 2013.

Bad Debt Expense

Consolidated bad debt expense for the year ended December 31, 2014 increased $2.9 million to $14.2 million (0.5% of consolidated revenues) from $11.3 million (0.4% of consolidated revenues) for the year ended December 31, 2013. We maintain an allowance for doubtful accounts that is calculated based on our past loss experience, current and prior trends in our aged receivables, current economic conditions, and specific circumstances of individual receivable balances. We continue to monitor our customers’ payment activity and make adjustments based on their financial condition and in light of historical and expected trends.

Consolidated bad debt expense for the year ended December 31, 2013 increased $3.0 million to $11.3 million (0.4% of consolidated revenues) from $8.3 million (0.3% of consolidated revenues) for the year ended December 31, 2012.

Depreciation, Amortization, and (Gain) Loss on Disposal/Write-down of Property, Plant and Equipment (Excluding Real Estate), Net

Depreciation expense increased $21.7 million and $2.3 million for the years ended December 31, 2014 and 2013, respectively, compared to the years ended December 31, 2013 and 2012, respectively, primarily due to the increased depreciation of property, plant and equipment acquired through business combinations.

Amortization expense increased $9.4 million and $3.4 million for the years ended December 31, 2014 and 2013, respectively, compared to the years ended December 31, 2013 and 2012, respectively, primarily due to the increased amortization of customer relationship intangible assets acquired through business combinations.

As a result of our conversion to a REIT and in accordance with SEC rules applicable to REITs, we no longer report (gain) loss on sale of real estate as a component of operating income, but we will continue to report it as a component of income (loss) from continuing operations. We will continue to report the (gain) loss on sale of property, plant and equipment (excluding real estate), along with any impairment, write-downs or involuntary conversions related to real estate, as a component of operating income. Previously reported amounts have been reclassified to conform to this presentation.

Consolidated loss on disposal/write-down of property, plant and equipment (excluding real estate), net was $1.1 million for the year ended December 31, 2014 and consisted primarily of losses associated with the write-off of certain software associated with our North American Records and Information Management Business segment. Consolidated loss on disposal/write-down of property, plant and equipment (excluding real estate), net was $0.4 million for the year ended December 31, 2013 and consisted of $1.7 million of asset write-offs in our North American Records and Information Management Business segment, approximately $0.3 million of asset write-offs in our Corporate and Other Business segment, approximately $0.6 million of asset write-offs associated with our Western European Business segment and approximately $0.3 million of asset write-offs associated with our Other International Business segment, partially offset by gains of approximately $2.5 million on the retirement of leased vehicles accounted for as capital lease assets primarily associated with our North American Records and Information Management Business segment. Consolidated loss on disposal/write-down of property, plant and equipment (excluding real estate), net was $4.7 million for the year ended December 31, 2012 and consisted primarily of approximately $3.8 million, $2.5 million, $0.7 million and $1.1 million of asset write-offs in our Other International Business, Western European Business, North American Records and Information Management Business and Emerging Businesses segments, respectively, partially offset by approximately $3.5 million of gains associated with the retirement of leased vehicles accounted for as capital lease assets associated with our North American Records and Information Management Business segment.

OPERATING INCOME and ADJUSTED OIBDA

As a result of the foregoing factors, consolidated operating income increased $60.0 million, or 12.3%, to $549.3 million (17.6% of consolidated revenues) for the year ended December 31, 2014 from $489.2 million (16.2% of consolidated revenues) for the year ended December 31, 2013, and consolidated Adjusted OIBDA increased $31.2 million, or 3.5%, to $925.8 million (29.7% of consolidated revenues) for the year ended December 31, 2014 from $894.6 million (29.6% of consolidated revenues) for the year ended December 31, 2013.

As a result of the foregoing factors, consolidated operating income decreased $66.2 million, or 11.9%, to $489.2 million (16.2% of consolidated revenues) for the year ended December 31, 2013 from $555.5 million (18.5% of consolidated revenues) for the year ended December 31, 2012, and consolidated Adjusted OIBDA decreased $16.3 million, or 1.8%, to $894.6 million (29.6% of consolidated revenues) for the year ended December 31, 2013 from $910.9 million (30.3% of consolidated revenues) for the year ended December 31, 2012.

OTHER EXPENSES, NET

Interest Expense, Net

Consolidated interest expense, net increased $6.5 million to $260.7 million (8.4% of consolidated revenues) for the year ended December 31, 2014 from $254.2 million (8.4% of consolidated revenues) for the year ended December 31, 2013 primarily due to the issuance in August 2013 of (i) $600.0 million in aggregate principal of the 6% Senior Notes due 2023 (the “6% Notes”) by IMI and (ii) 200.0 million CAD in aggregate principal of the 6 1/8% Senior Notes due 2021 (the “CAD Notes”) by Iron Mountain Canada Operations ULC (“Canada Company”), as well as the issuance in September 2014 of 400.0 million British pounds sterling in aggregate principal of the 6 1/8% Senior Notes due 2022 (the “GBP Notes”) by Iron Mountain Europe PLC (“IME”). This increase was partially offset by (1) the early retirement in August 2013 of (i) 175.0 million CAD of the 7 1/2% CAD Senior Subordinated Notes due 2017 (the “7 1/2% Notes”), (ii) $50.0 million of the 8% Senior Subordinated Notes due 2018 (the “8% Notes”), (iii) $300.0 million of the 8% Senior Subordinated Notes due 2020 (the “8% Notes due 2020”) and (iv) $137.5 million of the 8 3/8% Senior Subordinated Notes due 2021 (the “8 3/8% Notes”) as well as (2) the redemption in January 2014 of 150.0 million British pounds sterling of the 7 1/4% GBP Senior Subordinated Notes due 2014 (the “7 1/4% Notes”). Our weighted average interest rate was 5.6% at December 31, 2014 and 6.2% at December 31, 2013.

Consolidated interest expense, net increased $11.6 million to $254.2 million (8.4% of consolidated revenues) for the year ended December 31, 2013 from $242.6 million (8.1% of consolidated revenues) for the year ended December 31, 2012 primarily due to the issuance of the 6% Notes, the CAD Notes and the issuance of $1.0 billion in aggregate principal of the 5 3/4% Senior Subordinated Notes due 2024 in August 2012. This increase was partially offset by the early retirement in August 2013 of the (i) 7 1/2% Notes, (ii) the 8% Notes , (iii) the 8% Notes due 2020 and (iv) $137.5 million of our 8 3/8% Notes as well as the early retirement in August 2012 of $320.0 million of our 6 5/8% Senior Subordinated Notes due 2016 (the “6 5/8 Notes”) and $200.0 million of our 8 3/4% Senior Subordinated Notes due 2018 (the “8 3/4 Notes”).

Other Expense (Income), Net (in thousands)

	Year Ended December 31,
	2013	2014	Dollar Change
Foreign currency transaction losses, net	$36,201	$58,316	$22,115
Debt extinguishment expense, net	43,724	16,495	(27,229)
Other, net	(4,723)	(9,624)	(4,901)
	$75,202	$65,187	$(10,015)

	Year Ended December 31,
	2012	2013	Dollar Change
Foreign currency transaction losses, net	$10,223	$36,201	$25,978
Debt extinguishment expense, net	10,628	43,724	33,096
Other, net	(4,789)	(4,723)	66
	$16,062	$75,202	$59,140

Net foreign currency transaction losses of $58.3 million, based on period-end exchange rates, were recorded in the year ended December 31, 2014. Losses resulted primarily from changes in the exchange rate of each of the Argentine peso, Brazilian real, British pound sterling, Euro, Russian ruble and Ukrainian hryvnia against the United States dollar compared to December 31, 2013, as these currencies relate to our intercompany balances with and between our Latin American and European subsidiaries, as well as Euro forward contracts. These losses were partially offset by gains primarily from British pound sterling borrowings on our revolving credit facility, Australian dollar and British pound sterling forward contracts, and Euro denominated bonds issued by IMI.

Net foreign currency transaction losses of $36.2 million, based on period-end exchange rates, were recorded in the year ended December 31, 2013. Losses resulted primarily from changes in the exchange rate of each of the Australian dollar, Brazilian real, Russian ruble and Euro against the United States dollar compared to December 31, 2012, as these currencies relate to our intercompany balances with and between our European, Australian and Brazilian subsidiaries as well as British pound sterling debt and forward currency contracts, which were partially offset by gains as a result of an Australian forward currency contract, as well as changes in the exchange rate of the British pound sterling against the United States dollar compared to December 31, 2012 as it relates to our intercompany balances with and between our United Kingdom subsidiaries.

Net foreign currency transaction losses of $10.2 million, based on period-end exchange rates, were recorded in the year ended December 31, 2012. Losses were primarily a result of changes in the exchange rate of the Brazilian real, as this currency relates to our intercompany balances with and between our Brazilian subsidiaries, as well as additional losses associated with our British pound sterling and Euro denominated debt and forward foreign currency swap contracts denominated in British pounds sterling and Australian dollars. These losses were partially offset by gains resulting primarily from the change in the exchange rate of the British pound sterling, Euro and Australian dollar against the United States dollar compared to December 31, 2011, as it relates to our intercompany balances with and between our European and Australian subsidiaries.

In December 2014, we recorded a debt extinguishment charge of $16.5 million related to the early redemption of $306.0 million in aggregate principal of the 8 3/8% Notes at 104.188% of par. This charge consists of call premiums, original issue discounts and deferred financing costs related to the 8 3/8% Notes. During the year ended December 31, 2013, we recorded a charge of $43.7 million related to the amendment of our former credit agreement in the third quarter of 2013, representing a write-off of deferred financing costs, and the early extinguishment of the 7 1/2% Notes, the 8% Notes, the 8% Notes due 2020 and a portion of the 8 3/8% Notes. This charge consists of call premiums, original issue discounts and deferred financing costs related to this debt. During the year ended December 31, 2012, we recorded a charge of approximately $10.6 million related to the early extinguishment of $320.0 million of the 6 5/8% Notes and $200.0 million of the 8 3/4% Notes in the third quarter of 2012. This charge consists of the call premium associated with the 8 3/4% Notes and original issue discounts and deferred financing costs related to the 6 5/8% Notes and 8 3/4% Notes.

Other, net in the year ended December 31, 2014 included income of $9.6 million. In December 2014, we divested our secure shredding operations in Australia, Ireland and the United Kingdom in a stock transaction and recorded a pretax gain of approximately $6.9 million (see Note 16 to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report). Also included in other, net in the year ended December 31, 2014 was approximately $0.9 million of royalty income and $1.1 million of gains associated with a deferred compensation plan we sponsor. Other, net in the year ended December 31, 2013 consists primarily of $3.7 million of royalty income. Other, net in the year ended December 31, 2012 consists primarily of $2.7 million of royalty income, $1.5 million of gains associated with our acquisition of equity interests that we previously held associated with our Turkish and Swiss joint ventures and $1.3 million of gains associated with a deferred compensation plan we sponsor.

Provision for Income Taxes

Our effective tax rates for the years ended December 31, 2012, 2013 and 2014 were 38.5%, 38.9% and (43.5)%, respectively. The primary reconciling items between the federal statutory rate of 35% and our overall effective tax rate for the year ended December 31, 2012 were differences in the rates of tax at which our foreign earnings are subject, including foreign exchange gains and losses in different jurisdictions with different tax rates and state income taxes (net of federal tax benefit). During the year ended December 31, 2012, foreign currency gains were recorded in lower tax jurisdictions associated with our marking-to-market of intercompany loan positions while foreign currency losses were recorded in higher tax jurisdictions associated with our marking-to-market of debt and derivative instruments, which lowered our 2012 effective tax rate by 2.2%. The primary reconciling items between the federal statutory rate of 35% and our overall effective tax rate for the year ended December 31, 2013 were the impact from the repatriation discussed below, which increased our 2013 effective tax rate by 13.1%, and state income taxes (net of federal tax benefit). These expenses were partially offset by a favorable impact provided by the recognition of certain previously unrecognized tax benefits due to expirations of statute of limitation periods and settlements with tax authorities in various jurisdictions and differences in the rates of tax at which our foreign earnings are subject, including foreign exchange gains and losses in different jurisdictions with different tax rates.

During 2013, we completed a plan to utilize both current and carryforward foreign tax credits by repatriating approximately $252.7 million (approximately $65.2 million of which was previously subject to United States taxes) from our foreign earnings. Due to uncertainty in our ability to fully utilize foreign tax credit carryforwards, we previously did not recognize a full benefit for such foreign tax credit carryforwards in our tax provision. As a result, we recorded an increase in our tax provision from continuing operations in the amount of $63.5 million in 2013. This increase was offset by decreases of $18.8 million from current year foreign tax credits and $23.3 million reversal of valuation allowances related to foreign tax credit carryforwards, resulting in a net increase of $21.5 million in our tax provision from continuing operations.

As a result of our REIT conversion, we recorded a net tax benefit of $212.2 million during the year ended December 31, 2014 for the revaluation of certain deferred tax assets and liabilities associated with the REIT conversion. In 2014, we recorded an increase to the tax provision of $29.3 million associated with tax accounting method changes consistent with our REIT conversion, primarily affected through the filing of amended tax returns. The primary other reconciling items between the federal statutory rate of 35% and our overall effective tax rate during the year ended December 31, 2014 was an increase of $46.4 million in our tax provision from the repatriation discussed below and other net tax adjustments related to the REIT conversion, including a tax benefit of $63.3 million primarily related to the dividends paid deduction. As a REIT, we are entitled to a deduction for dividends paid, resulting in a substantial reduction of federal income tax expense. As a REIT, substantially all of our income tax expense will be incurred based on the earnings generated by our foreign subsidiaries and our domestic TRSs.

We had not previously provided incremental federal and certain state income taxes on net tax over book outside basis differences related to the earnings of our foreign subsidiaries because our intent, prior to our conversion to a REIT, was to reinvest our current and future undistributed earnings of certain foreign subsidiaries indefinitely outside the United States. As a result of our conversion to a REIT, it is no longer our intent to indefinitely reinvest our current and future undistributed foreign earnings outside the United States, and, therefore, during 2014, we recognized an increase in our tax provision from continuing operations in the amount of $46.4 million, representing incremental federal and state income taxes and foreign withholding taxes on such foreign earnings. As a REIT, future repatriation of incremental undistributed earnings of our foreign subsidiaries will not be subject to federal or state income tax, with the exception of foreign withholding taxes in limited instances; however, such future repatriations will require distribution in accordance with REIT distribution rules, and any such distribution may then be taxable, as appropriate, at the stockholder level.

Our effective tax rate is subject to variability in the future due to, among other items: (1) changes in the mix of income between our qualified REIT subsidiaries and our TRSs; (2) tax law changes; (3) volatility in foreign exchange gains (losses); (4) the timing of the establishment and reversal of tax reserves; and (5) our ability to utilize foreign tax credits and net operating losses that we generate. We are subject to income taxes in the United States and numerous foreign jurisdictions. We are subject to examination by various tax authorities in jurisdictions in which we have business operations or a taxable presence. We regularly assess the likelihood of additional assessments by tax authorities and provide for these matters as appropriate. Although we believe our tax estimates are appropriate, the final determination of tax audits and any related litigation could result in changes in our estimates.

Gain on Sale of Real Estate, Net of Tax

Consolidated gain on sale of real estate for the year ended December 31, 2014 was $8.3 million, net of tax of $2.2 million associated with the sale of two buildings in the United Kingdom and a building in Canada. Consolidated gain on sale of real estate for the year ended December 31, 2013 was $1.4 million, net of tax of $0.4 million associated with the sale of a building in the United Kingdom. Consolidated gain on sale of real estate for the year ended December 31, 2012 was $0.2 million, net of tax of $0.1 million associated with the sale of a building in the United Kingdom.

INCOME FROM CONTINUING OPERATIONS

As a result of the foregoing factors, consolidated income from continuing operations for the year ended December 31, 2014 increased $229.8 million, or 231.7%, to $329.0 million (10.6% of consolidated revenues) from income from continuing operations of $99.2 million (3.3% of consolidated revenues) for the year ended December 31, 2013. The increase in income from continuing operations is primarily due to a $159.4 million decrease in our provision for income taxes as a result of our REIT conversion and a $60.6 million decrease in REIT Costs in 2014 compared to 2013.

As a result of the foregoing factors, consolidated income from continuing operations for the year ended December 31, 2013 decreased $83.5 million, or 45.7%, to $99.2 million (3.3% of consolidated revenues) from income from continuing operations of $182.7 million (6.1% of consolidated revenues) for the year ended December 31, 2012. The decrease in income from continuing operations is primarily due to a $48.4 million increase in REIT Costs year over year, restructuring costs of $23.4 million and a $59.1 million increase in other expenses primarily associated with debt extinguishment costs and foreign exchange losses, partially offset by a lower income tax provision in 2013 compared to 2012.

INCOME (LOSS) FROM DISCONTINUED OPERATIONS AND GAIN (LOSS) ON SALE OF DISCONTINUED OPERATIONS, NET OF TAX

Loss from discontinued operations, net of tax was $0.2 million for the year ended December 31, 2014, primarily related to legal reserves, offset by the recovery of insurance proceeds in excess of carrying value. Income from discontinued operations, net of tax was $0.8 million for the year ended December 31, 2013, which primarily represents the recovery of insurance proceeds in excess of carrying value. Loss from discontinued operations, net of tax was $6.8 million for the year ended December 31, 2012, primarily due to losses related to our Italian operations which we sold on April 27, 2012.

We recorded a loss on sale of discontinued operations in the amount of $1.9 million ($1.9 million, net of tax) during the year ended December 31, 2012 as a result of the sale of our Italian operations.

NONCONTROLLING INTERESTS

Net income attributable to noncontrolling interests resulted in a decrease in net income attributable to Iron Mountain Incorporated of $2.6 million, $3.5 million and $3.1 million for the years ended December 31, 2014, 2013 and 2012, respectively. These amounts represent our noncontrolling partners’ share of earnings/losses in our majority-owned international subsidiaries that are consolidated in our operating results.

Segment Analysis (in thousands)

As a result of a realignment in senior management reporting structure during the first quarter of 2015, we modified our internal financial reporting to better align internal reporting with how we manage our business. These modifications resulted in the separation of our former International Business segment into two unique reportable operating segments, which we refer to as (1) Western European Business segment and (2) Other International Business segment. Additionally, during the first quarter of 2015, we reassessed the nature of certain costs which were previously being allocated to the North American Records and Information Management Business and North American Data Management Business segments. As a result of this reassessment, we determined that certain product management functions, which were previously being performed to solely benefit our North American operating segments, are now being performed in a manner that benefits the enterprise as a whole. Accordingly, the costs associated with these product management functions are now included within the Corporate and Other Business segment. Previously reported segment information has been restated to conform to the current period presentation.

Our reportable operating segments are North American Records and Information Management Business, North American Data Management Business, Western European Business, Other International Business and Corporate and Other Business. See Note 9 to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report. Our North American Records and Information Management Business segment offers storage and information management services throughout the United States and Canada, including Records Management; Destruction; DMS; Fulfillment Services; and Intellectual Property Management. Our North American Data Management Business segment offers the storage and rotation of backup computer media as part of corporate disaster recovery plans throughout the United States and Canada, including Data Protection & Recovery; server and computer backup services; digital content repository systems to house, distribute and archive key media assets; and storage, safeguarding and electronic or physical delivery of physical media of all types, primarily for entertainment and media industry clients. Our Western European Business segment offers storage and information management services throughout the United Kingdom, Ireland, Norway, Austria, Belgium, France, Germany, Netherlands, Spain and Switzerland, including Records Management, Data Protection & Recovery and DMS. Until December 2014, our Western European Business segment offered Destruction in the United Kingdom and Ireland. Our Other International Business segment offers storage and information management services throughout the remaining European countries in which we operate, Latin America and Asia Pacific, including Records Management, Data Protection & Recovery and DMS. Our European operations included within the Other International Business segment provide Records Management, Data Protection & Recovery and DMS. Our Latin America operations provide Records Management, Data Protection & Recovery, Destruction and DMS throughout Argentina, Brazil, Chile, Colombia, Mexico and Peru. Our Asia Pacific operations provide Records Management, Data Protection & Recovery and DMS throughout Australia, with Records Management and Data Protection & Recovery also provided in certain cities in India, Singapore, Hong Kong-SAR and China. Until December 2014, our Other International Business segment offered Destruction in Australia. Our Corporate and Other Business segment consists of our data center business in the United States, the primary product offering of our Emerging Businesses segment, as well as costs related to executive and staff functions, including finance, human resources and information technology, which benefit the enterprise as a whole. These costs are primarily related to the general management of these functions on a corporate level and the design and development of programs, policies and procedures that are then implemented in the individual segments, with each segment bearing its own cost of implementation. Our Corporate and Other Business segment also includes stock-based employee compensation expense associated with all stock options, restricted stock, restricted stock units, performance units and shares of stock issued under our employee stock purchase plan.

North American Records and Information Management Business

	Year Ended December 31,			Percentage Change
	2013	2014	Dollar Change	Actual	Constant Currency	Internal Growth
Storage Rental	$1,057,126	$1,080,013	$22,887	2.2%	2.9%	0.3%
Service	712,107	715,348	3,241	0.5%	1.4%	(0.5)%
Segment Revenue	$1,769,233	$1,795,361	$26,128	1.5%	2.3%	0.0%
Segment Adjusted OIBDA(1)	$652,575	$698,719	$46,144
Segment Adjusted OIBDA(1) as a Percentage of Segment Revenue	36.9%	38.9%

	Year Ended December 31,			Percentage Change
	2012	2013	Dollar Change	Actual	Constant Currency	Internal Growth
Storage Rental	$1,045,161	$1,057,126	$11,965	1.1%	0.4%	0.4%
Service	735,138	712,107	(23,031)	(3.1)%	(1.0)%	(3.9)%
Segment Revenue	$1,780,299	$1,769,233	$(11,066)	(0.6)%	(0.2)%	(1.4)%
Segment Adjusted OIBDA(1)	$670,355	$652,575	$(17,780)
Segment Adjusted OIBDA(1) as a Percentage of Segment Revenue	37.7%	36.9%

(1)                                 See Note 9 to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report for the definition of Adjusted OIBDA and for the basis on which allocations are made and a reconciliation of Adjusted OIBDA to income (loss) from continuing operations before provision (benefit) for income taxes and (gain) loss on sale of real estate.

During the year ended December 31, 2014, reported revenue in our North American Records and Information Management Business segment increased 1.5% compared to the year ended December 31, 2013. This increase is primarily attributable to the impact of acquisitions of 2.3% in the year ended December 31, 2014 compared to the year ended December 31, 2013. Flat total internal growth was primarily the result of negative service internal growth of 0.5%, resulting from a trend toward reduced retrieval/re-file activity and a related decrease in transportation revenues, partially offset by storage rental revenue internal growth of 0.3% in the year ended December 31, 2014, primarily related to net price increases. For the year ended December 31, 2014, foreign currency exchange rate fluctuations decreased our reported revenues for the North American Records and Information Management Business segment by 0.8% compared to the year ended December 31, 2013 due to the weakening of the Canadian dollar against the United States dollar. Adjusted OIBDA as a percentage of segment revenue increased 200 basis points in the year ended December 31, 2014 compared to 2013, primarily due to decreases in restructuring charges and compensation expense as a result of the organizational restructuring initiated in the fourth quarter of 2013.

During the year ended December 31, 2013, reported revenue in our North American Records and Information Management Business segment decreased 0.6% compared to the year ended December 31, 2012, primarily due to negative internal growth of 1.4%. For the year ended December 31, 2013, the negative internal growth was primarily driven by negative consolidated service internal growth of 3.9%, which was the result of a trend toward reduced retrieval/re-file activity and a related decrease in transportation revenues, partially offset by storage rental revenue internal growth of 0.4% in the year ended December 31, 2013 primarily related to net price increases. Adjusted OIBDA as a percentage of segment revenue declined 80 basis points in the year ended December 31, 2013 compared to the year ended December 31, 2012, primarily due to restructuring charges, partially offset by a decrease in compensation expense as a result of restructuring in sales, marketing and account management during the fourth quarter of 2012.

North American Data Management Business

	Year Ended December 31,			Percentage Change
	2013	2014	Dollar Change	Actual	Constant Currency	Internal Growth
Storage Rental	$241,772	$247,017	$5,245	2.2%	2.6%	2.3%
Service	154,747	143,190	(11,557)	(7.5)%	(7.0)%	(7.5)%
Segment Revenue	$396,519	$390,207	$(6,312)	(1.6)%	(1.1)%	(1.5)%
Segment Adjusted OIBDA(1)	$237,380	$226,396	$(10,984)
Segment Adjusted OIBDA(1) as a Percentage of Segment Revenue	59.9%	58.0%

	Year Ended December 31,			Percentage Change
	2012	2013	Dollar Change	Actual	Constant Currency	Internal Growth
Storage Rental	$237,947	$241,772	$3,825	1.6%	1.4%	1.5%
Service	166,306	154,747	(11,559)	(7.0)%	(6.3)%	(7.0)%
Segment Revenue	$404,253	$396,519	$(7,734)	(1.9)%	(1.7)%	(2.0)%
Segment Adjusted OIBDA(1)	$245,208	$237,380	$(7,828)
Segment Adjusted OIBDA(1) as a Percentage of Segment Revenue	60.7%	59.9%

(1)                                 See Note 9 to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report for the definition of Adjusted OIBDA and for the basis on which allocations are made and a reconciliation of Adjusted OIBDA to income (loss) from continuing operations before provision (benefit) for income taxes and (gain) loss on sale of real estate.

During the year ended December 31, 2014, reported revenue in our North American Data Management Business segment decreased 1.6% compared to the year ended December 31, 2013, primarily due to negative internal growth of 1.5%. The negative internal growth was primarily attributable to negative service internal growth of 7.5%, which was due to declines in service revenue activity levels as the storage business becomes more archival in nature, partially offset by storage rental revenue internal growth of 2.3% in the year ended December 31, 2014, primarily related to net price increases. For the year ended December 31, 2014, foreign currency exchange rate fluctuations decreased our reported revenues for the North American Data Management Business segment by 0.5% compared to the year ended December 31, 2013 due to the weakening of the Canadian dollar against the United States dollar. Adjusted OIBDA as a percentage of segment revenue declined 190 basis points in the year ended December 31, 2014 compared to the year ended December 31, 2013, primarily due to the aforementioned negative internal growth, as well as costs not decreasing in proportion to the decline in revenue.

During the year ended December 31, 2013, reported revenue in our North American Data Management Business segment decreased 1.9% compared to the year ended December 31, 2012, primarily due to negative internal growth of 2.0%. For the year ended December 31, 2013, the negative internal growth was primarily attributable to negative consolidated service internal growth of 7.0%, which was due to declines in service revenue activity levels as the storage business becomes more archival in nature, partially offset by storage rental revenue internal growth of 1.5% in the year ended December 31, 2013 primarily related to net price increases. Adjusted OIBDA as a percentage of segment revenue declined 80 basis points in the year ended December 31, 2013 compared to the year ended December 31, 2012, primarily due to restructuring charges, partially offset by a decrease in compensation expense as a result of restructuring in sales, marketing and account management in the fourth quarter of 2012.

Western European Business

	Year Ended December 31,			Percentage Change
	2013	2014	Dollar Change	Actual	Constant Currency	Internal Growth
Storage Rental	$247,992	$262,690	$14,698	5.9%	2.7%	2.6%
Service	200,550	197,845	(2,705)	(1.3)%	(4.2)%	(3.7)%
Segment Revenue	$448,542	$460,535	$11,993	2.7%	(0.4)%	(0.1)%
Segment Adjusted OIBDA(1)	$123,939	$134,775	$10,836
Segment Adjusted OIBDA(1) as a Percentage of Segment Revenue	27.6%	29.3%

	Year Ended December 31,			Percentage Change
	2012	2013	Dollar Change	Actual	Constant Currency	Internal Growth
Storage Rental	$241,548	$247,992	$6,444	2.7%	2.4%	1.5%
Service	212,799	200,550	(12,249)	(5.8)%	(6.0)%	(7.4)%
Segment Revenue	$454,347	$448,542	$(5,805)	(1.3)%	(1.5)%	(2.7)%
Segment Adjusted OIBDA(1)	$102,324	$123,939	$21,615
Segment Adjusted OIBDA(1) as a Percentage of Segment Revenue	22.5%	27.6%

(1)                                 See Note 9 to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report for the definition of Adjusted OIBDA and for the basis on which allocations are made and a reconciliation of Adjusted OIBDA to income (loss) from continuing operations before provision (benefit) for income taxes and (gain) loss on sale of real estate.

Reported revenues in our Western European Business segment increased 2.7% during the year ended December 31, 2014 compared to the year ended December 31, 2013. Internal growth for the year ended December 31, 2014 was negative 0.1%, driven by negative 3.7% service revenue internal growth, partially offset by storage rental revenue internal growth of 2.6%. Foreign currency fluctuations in 2014 resulted in increased revenue for the year ended December 31, 2014, as measured in United States dollars, of approximately 3.1% as compared to the year ended December 31, 2013, due to the strengthening of the British pound sterling and the Euro against the United States dollar. Net acquisitions/divestitures decreased total reported revenue growth in the year ended December 31, 2014 by 0.3%. Adjusted OIBDA as a percentage of segment revenue increased by 170 basis points in the year ended December 31, 2014 compared to the year ended December 31, 2013, primarily due to improved profitability as a result of real estate optimization in the United Kingdom during 2013 and early 2014.

Reported revenues in our Western European Business segment decreased 1.3% during the year ended December 31, 2013 compared to the year ended December 31, 2012. Internal growth for the year ended December 31, 2013 was negative 2.7%, primarily due to negative service internal growth of 7.4% as a result of lower shredding revenues. Acquisitions contributed 1.2% to total reported revenue growth in the year ended December 31, 2013. Foreign currency fluctuations in 2013 resulted in increased revenue for the year ended December 31, 2013, as measured in United States dollars, of approximately 0.2% as compared to the year ended December 31, 2012. Adjusted OIBDA as a percentage of segment revenue increased by 510 basis points in the year ended December 31, 2013 compared to the year ended December 31, 2012, primarily due to increased operating income from productivity gains, pricing actions and disciplined cost management.

Other International Business

	Year Ended December 31,			Percentage Change
	2013	2014	Dollar Change	Actual	Constant Currency	Internal Growth
Storage Rental	$225,731	$258,437	$32,706	14.5%	25.0%	11.0%
Service	171,326	199,573	28,247	16.5%	27.5%	9.7%
Segment Revenue	$397,057	$458,010	$60,953	15.4%	26.2%	10.5%
Segment Adjusted OIBDA(1)	$82,064	$80,116	$(1,948)
Segment Adjusted OIBDA(1) as a Percentage of Segment Revenue	20.7%	17.5%

	Year Ended December 31,			Percentage Change
	2012	2013	Dollar Change	Actual	Constant Currency	Internal Growth
Storage Rental	$198,529	$225,731	$27,202	13.7%	18.5%	12.3%
Service	153,816	171,326	17,510	11.4%	17.9%	9.5%
Segment Revenue	$352,345	$397,057	$44,712	12.7%	18.3%	11.1%
Segment Adjusted OIBDA(1)	$71,296	$82,064	$10,768
Segment Adjusted OIBDA(1) as a Percentage of Segment Revenue	20.2%	20.7%

(1)                                 See Note 9 to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report for the definition of Adjusted OIBDA and for the basis on which allocations are made and a reconciliation of Adjusted OIBDA to income (loss) from continuing operations before provision (benefit) for income taxes and (gain) loss on sale of real estate.

Reported revenues in our Other International Business segment increased 15.4% during the year ended December 31, 2014 compared to the year ended December 31, 2013. Internal growth for the year ended December 31, 2014 was 10.5%, supported by 11.0% storage rental internal growth and 9.7% total service revenue internal growth. Net acquisitions/divestitures contributed 15.7% of the increase in total reported revenue growth in the year ended December 31, 2014. Foreign currency fluctuations in 2014 resulted in decreased revenue in the year ended December 31, 2014, as measured in United States dollars, of approximately 10.8% as compared to the year ended December 31, 2013, primarily due to the weakening of the Australian dollar and Brazilian real against the United States dollar. Adjusted OIBDA as a percentage of segment revenue decreased by 320 basis points in the year ended December 31, 2014 compared to the year ended December 31, 2013, primarily due to the impact associated with a fire at one of our facilities in Buenos Aires, Argentina on February 5, 2014 (described at Note 10.g. to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report), as well as integration costs associated with recent international acquisitions.

Reported revenues in our Other International Business segment increased 12.7% during the year ended December 31, 2013 compared to the year ended December 31, 2012. Internal growth for the year ended December 31, 2013 was 11.1%, supported by 12.3% storage rental internal growth and total service revenue internal growth of 9.5%. Acquisitions contributed 7.2% to total reported revenue growth in the year ended December 31, 2013. Foreign currency fluctuations in 2013 resulted in decreased revenue in the year ended December 31, 2013, as measured in United States dollars, of approximately 5.6% as compared to the year ended December 31, 2012. Adjusted OIBDA as a percentage of segment revenue increased by 50 basis points in the year ended December 31, 2013 compared to the year ended December 31, 2012 primarily due to increased operating income from productivity gains, pricing actions and disciplined cost management.

Corporate and Other Business

	Year Ended December 31,			Percentage Change
	2013	2014	Dollar Change	Actual	Constant Currency	Internal Growth
Storage Rental	$12,100	$12,086	$(14)	(0.1)%	(0.1)%	(0.1)%
Service	1,172	1,494	322	27.5%	27.5%	27.5%
Segment Revenue	$13,272	$13,580	$308	2.3%	2.3%	2.3%
Segment Adjusted OIBDA(1)	$(201,377)	$(214,209)	$(12,832)
Segment Adjusted OIBDA(1) as a Percentage of Consolidated Revenue	(6.7)%	(6.9)%

	Year Ended December 31,			Percentage Change
	2012	2013	Dollar Change	Actual	Constant Currency	Internal Growth
Storage Rental	$9,954	$12,100	$2,146	21.6%	21.6%	21.6%
Service	2,757	1,172	(1,585)	(57.5)%	(57.5)%	(57.5)%
Segment Revenue	$12,711	$13,272	$561	4.4%	4.4%	4.4%
Segment Adjusted OIBDA(1)	$(178,266)	$(201,377)	$(23,111)
Segment Adjusted OIBDA(1) as a Percentage of Consolidated Revenue	(5.9)%	(6.7)%

(1)                                 See Note 9 to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report for the definition of Adjusted OIBDA and for the basis on which allocations are made and a reconciliation of Adjusted OIBDA to income (loss) from continuing operations before provision (benefit) for income taxes and (gain) loss on sale of real estate.

During the year ended December 31, 2014, Adjusted OIBDA in the Corporate and Other Business segment as a percentage of consolidated revenue decreased by 20 basis points compared to the year ended December 31, 2013, primarily due to increased insurance costs of $3.5 million associated with a fire at one of our facilities in Buenos Aires, Argentina on February 5, 2014 (described at Note 10.g. to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report), higher professional fees of $2.6 million, restructuring costs of $1.5 million and REIT compliance costs.

During the year ended December 31, 2013, Adjusted OIBDA in the Corporate and Other Business segment as a percentage of consolidated revenue decreased by 80 basis points compared to the year ended December 31, 2012, primarily due to an $11.7 million increase in compensation costs, primarily associated with employee compensation and restructuring costs, an $8.7 million increase in professional fees and legal reserves, a $3.0 million increase in product management costs and the costs associated with the decision to discontinue work on a data archiving solution recorded in 2013.

Liquidity and Capital Resources

The following is a summary of our cash balances and cash flows (in thousands) as of and for the years ended December 31,

	2012	2013	2014
Cash flows from operating activities—continuing operations	$443,652	$506,593	$472,948
Cash flows from investing activities—continuing operations	(394,064)	(632,750)	(479,978)
Cash flows from financing activities—continuing operations	28,269	18,564	19,857
Cash and cash equivalents at the end of year	243,415	120,526	125,933

Net cash provided by operating activities from continuing operations was $472.9 million for the year ended December 31, 2014 compared to $506.6 million for the year ended December 31, 2013. The 6.6% year- over-year decrease resulted primarily from an increase in cash used in working capital of $74.7 million primarily related to the timing and payments of certain accrued expenses and deferred revenue liabilities, offset by an increase in net income, including non-cash charges and realized foreign exchange losses, of $41.1 million.

Our business requires capital expenditures to support our expected revenue growth and ongoing operations as well as new products and services and increased profitability. These expenditures are included in the cash flows from investing activities from continuing operations. The nature of our capital expenditures has evolved over time along with the nature of our business. We make capital expenditures to support a number of different objectives. The majority of our capital goes to support business-line growth and our ongoing operations, but we also expend capital to support the development and improvement of products and services and projects designed to increase our profitability. These expenditures are generally small and discretionary in nature. Cash paid for our capital expenditures, cash paid for acquisitions (net of cash acquired) and additions to customer acquisition costs during the year ended December 31, 2014 amounted to $361.9 million, $128.1 million and $34.4 million, respectively. For the year ended December 31, 2014, these expenditures were funded with cash flows provided by operating activities from continuing operations, cash equivalents on hand, borrowings under the Credit Agreement, proceeds from the sale of property, plant and equipment and the divestiture of our International Shredding Operations. Excluding potential future acquisitions and additional real estate purchases above our plan, we expect our capital expenditures to be approximately $330.0 million to $360.0 million in the year ending December 31, 2015 (inclusive of approximately $25.0 million in planned real estate purchases).

Net cash provided by financing activities from continuing operations was $19.9 million for the year ended December 31, 2014. During 2014, we received $642.4 million in net proceeds from the issuance of the GBP Notes, net receipts of $460.5 million of other debt (primarily associated with our Credit Agreement, defined below) and $44.3 million from proceeds from the exercise of stock options and the employee stock purchase plan. We used the proceeds from these transactions for the retirement of $247.3 million of the 7 1/4% Notes, the early redemption of $306.0 million of our 8 3/8% Notes for approximately $319.1 million (inclusive of call premium payment), for payment of dividends in the amount of $542.3 million on our common stock and net payments of $14.8 million associated with our noncontrolling interest holders.

Dividends

See “Item 5. Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of our Original Annual Report for information on dividends.

Financial Instruments and Debt

Financial instruments that potentially subject us to credit risk consist principally of cash and cash equivalents (including money market funds and time deposits), restricted cash (primarily United States Treasuries) and accounts receivable. The only significant concentrations of liquid investments as of December 31, 2014 relate to cash and cash equivalents and restricted cash held on deposit with three global banks and two “Triple A” rated money market funds, all of which we consider to be large, highly-rated investment-grade institutions. As per our risk management investment policy, we limit exposure to concentration of credit risk by limiting the amount invested in any one mutual fund to a maximum of $50.0 million or in any one financial institution to a maximum of $75.0 million. As of December 31, 2014, our cash and cash equivalents and restricted cash balance was $159.8 million, including money market funds and time deposits amounting to $53.0 million. The money market funds are invested substantially in United States Treasuries.

Our consolidated debt as of December 31, 2014 comprised the following (in thousands):

Revolving Credit Facility(1)	$883,428
Term Loan(1)	249,375
6 3/4% Euro Senior Subordinated Notes due 2018 (the “6 3/4% Notes”)(2)	308,616
7 3/4% Senior Subordinated Notes due 2019 (the “7 3/4% Notes “)(2)	400,000
8 3/8% Senior Subordinated Notes due 2021 (the “8 3/8% Notes”)(2)	106,030
CAD Notes(3)	172,420
GBP Notes(4)	622,960
6% Notes due 2023 (the “6% Notes”)(2)	600,000
5 3/4% Senior Subordinated Notes due 2024 (the “5 3/4% Notes”)(2)	1,000,000
Real Estate Mortgages, Capital Leases and Other(5)	320,702
Total Long-term Debt	4,663,531
Less Current Portion	(52,095)
Long-term Debt, Net of Current Portion	$4,611,436

(1)                                 The capital stock or other equity interests of most of our United States subsidiaries, and up to 66% of the capital stock or other equity interests of our first-tier foreign subsidiaries, are pledged to secure these debt instruments, together with all intercompany obligations (including promissory notes) of subsidiaries owed to us or to one of our United States subsidiary guarantors. In addition, Canada Company has pledged 66% of the capital stock of its subsidiaries, and all intercompany obligations (including promissory notes) owed to or held by it, to secure the Canadian dollar subfacility under the Revolving Credit Facility.

(2)                                 Collectively, the “Parent Notes.” IMI is the direct obligor on the Parent Notes, which are fully and unconditionally guaranteed, on a senior or senior subordinated basis, as the case may be, by substantially all of its direct and indirect 100% owned United States subsidiaries (the “Guarantors”). These guarantees are joint and several obligations of the Guarantors. Canada Company, IME and the remainder of our subsidiaries do not guarantee the Parent Notes.

(3)                                 Canada Company is the direct obligor on the CAD Notes, which are fully and unconditionally guaranteed, on a senior basis, by IMI and the Guarantors. These guarantees are joint and several obligations of IMI and the Guarantors. See Note 5 to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report.

(4)                                IME is the direct obligor on the GBP Notes, which are fully and unconditionally guaranteed, on a senior basis, by IMI and the Guarantors. These guarantees are joint and several obligations of IMI and the Guarantors. See Note 5 to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report.

(5)                                 Includes (a) real estate mortgages of $5.1 million, (b) capital lease obligations of $241.9 million, and (c) other various notes and other obligations, which were assumed by us as a result of certain acquisitions, of $73.7 million.

On August 7, 2013, we amended our existing credit agreement. The revolving credit facilities (the “Revolving Credit Facility”) under our credit agreement, as amended (the “Credit Agreement”), allow IMI and certain of its United States and foreign subsidiaries to borrow in United States dollars and (subject to sublimits) a variety of other currencies (including Canadian dollars, British pounds sterling, Euros, Brazilian reais and Australian dollars, among other currencies) in an aggregate outstanding amount not to exceed $1.5 billion. Additionally, the Credit Agreement included an option to allow us to request additional commitments of up to $500.0 million, in the form of term loans or through increased commitments under the Revolving Credit Facility. On September 24, 2014, we borrowed an additional $250.0 million in the form of a term loan under the Credit Agreement (the “Term Loan”). Commencing on December 31, 2014, the Term Loan will begin amortizing in quarterly installments in an amount equal to $0.6 million per quarter, with the remaining balance due on June 27, 2016. The Term Loan may be prepaid without penalty or premium, in whole or in part, at any time. The Credit Agreement continues to include an option to allow us to request additional commitments of up to $250.0 million, in the form of term loans or through increased commitments under the Revolving Credit Facility.

The Credit Agreement terminates on June 27, 2016, at which point all obligations become due. IMI and the Guarantors guarantee all obligations under the Credit Agreement, and have pledged the capital stock or other equity interests of most of their United States subsidiaries, up to 66% of the capital stock or other equity interests of their first-tier foreign subsidiaries, and all intercompany obligations (including promissory notes) owed to or held by them to secure the Credit Agreement. In addition, Canada Company has pledged 66% of the capital stock of its subsidiaries, and all intercompany obligations (including promissory notes) owed to or held by it to secure the Canadian dollar subfacility under the Revolving Credit Facility. The interest rate on borrowings under the Credit Agreement varies depending on our choice of interest rate and currency options, plus an applicable margin, which varies based on our consolidated leverage ratio. Additionally, the Credit Agreement requires the payment of a commitment fee on the unused portion of the Revolving Credit Facility, which fee ranges from between 0.3% to 0.5% based on certain financial ratios and fees associated with outstanding letters of credit. As of December 31, 2014, we had $883.4 million and $249.4 million of outstanding borrowings under the Revolving Credit Facility and the Term Loan, respectively. Of the $883.4 million of outstanding borrowings under the Revolving Credit Facility, $680.2 million was denominated in United States dollars, 77.2 million was denominated in Canadian dollars, 64.3 million was denominated in Euros and 71.6 million was denominated in Australian dollars. In addition, we also had various outstanding letters of credit totaling $10.4 million. The remaining amount available for borrowing under the Revolving Credit Facility as of December 31, 2014, based on IMI’s leverage ratio, the last 12 months’ earnings before interest, taxes, depreciation and amortization and rent expense (“EBITDAR”), other adjustments as defined in the Credit Agreement and current external debt, was $606.2 million (which amount represents the maximum availability as of such date). The average interest rate in effect under the Credit Agreement was 2.7% as of December 31, 2014. The average interest rate in effect under the Revolving Credit Facility was 2.8% and ranged from 2.3% to 5.1% as of December 31, 2014 and the interest rate in effect under the Term Loan as of December 31, 2014 was 2.4%. For the years ended December 31, 2012, 2013 and 2014, we recorded commitment fees and letters of credit fees of $2.3 million, $3.2 million and $3.3 million, respectively, based on the unused balances under our revolving credit facilities and outstanding letters of credit. We recorded a charge of $5.5 million to other expense (income), net in the third quarter of 2013 related to an amendment of our revolving credit and term loan facilities, representing a write-off of deferred financing costs.

The Credit Agreement, our indentures and other agreements governing our indebtedness contain certain restrictive financial and operating covenants, including covenants that restrict our ability to complete acquisitions, pay cash dividends, incur indebtedness, make investments, sell assets and take certain other corporate actions. The covenants do not contain a rating trigger. Therefore, a change in our debt rating would not trigger a default under the Credit Agreement, our indentures or other agreements governing our indebtedness. The Credit Agreement uses EBITDAR-based calculations as the primary measures of financial performance, including leverage and fixed charge coverage ratios. IMI’s Credit Agreement net total lease adjusted leverage ratio was 5.0 and 5.4 as of December 31, 2013 and 2014, respectively, compared to a maximum allowable ratio of 6.5, and its net secured debt lease adjusted leverage ratio was 2.2 and 2.6 as of December 31, 2013 and 2014, respectively, compared to a maximum allowable ratio of 4.0. IMI’s bond leverage ratio (which is not lease adjusted), per the indentures, was 5.1 and 5.7 as of December 31, 2013 and 2014, respectively, compared to a maximum allowable ratio of 6.5. IMI’s Credit Agreement fixed charge coverage ratio was 2.5 at both December 31, 2013 and 2014 compared to a minimum allowable ratio of 1.5 under the Credit Agreement. Noncompliance with these leverage and fixed charge coverage ratios would have a material adverse effect on our financial condition and liquidity.

In August 2013, IMI completed an underwritten public offering of $600.0 million in aggregate principal amount of 6% Notes, and Canada Company completed an underwritten public offering of 200.0 million CAD in aggregate principal amount of CAD Notes, both of which were issued at 100% of par. The net proceeds to IMI and Canada Company of $782.3 million, after paying the underwriters’ discounts and commissions, were used to redeem (1) all of the outstanding 7 1/2% Notes, (2) all of the outstanding 8% Notes due 2018, (3) all of the outstanding 8% Notes due 2020, and (4) $137.5 million in principal amount of the 8 3/8% Notes. The remaining net proceeds were used to repay indebtedness under our Revolving Credit Facility. We recorded a charge to other expense (income), net of $38.1 million in the third quarter of 2013 related to the early extinguishment of this debt. This charge consists of call and tender premiums, original issue discounts and deferred financing costs related to this debt.

In January 2014, we redeemed the 150.0 million British pounds sterling (approximately $248.0 million) in aggregate principal amount of the 7 1/4% Notes at 100% of par, plus accrued and unpaid interest, utilizing borrowings under our Revolving Credit Facility and cash on-hand.

In September 2014, IME completed a private offering of 400.0 million British pounds sterling in aggregate principal amount of the GBP Notes, which were issued at 100% of par. The net proceeds to IME of 394.0 million British pounds sterling (approximately $642.0 million based on an exchange rate of 1.63), after paying the initial purchasers’ commissions and expenses, were used to repay amounts outstanding under our Revolving Credit Facility and for general corporate purposes.

In December 2014, we redeemed $306.0 million aggregate principal outstanding of our 8 3/8% Notes at 104.188% of par, plus accrued and unpaid interest, utilizing borrowings under our Revolving Credit Facility. We recorded a charge to other expense (income), net of $16.5 million related to the early extinguishment of this debt in the fourth quarter of 2014 representing the call premium associated with the early redemption, as well as a write-off of original issue discounts and deferred financing costs related to this debt.

Our ability to pay interest on or to refinance our indebtedness depends on our future performance, working capital levels and capital structure, which are subject to general economic, financial, competitive, legislative, regulatory and other factors which may be beyond our control. There can be no assurance that we will generate sufficient cash flow from our operations or that future financings will be available on acceptable terms or in amounts sufficient to enable us to service or refinance our indebtedness or to make necessary capital expenditures.

Acquisitions

In January 2014, in order to enhance our existing operations in Australia, we acquired the stock of Tape Management Services Pty Ltd, a storage and data management company with operations in Australia, for approximately $15.3 million.

In February 2014, in order to enhance our existing operations in Turkey, we acquired the stock of RM Arşiv Yönetim Hizmetleri Ticaret Anonim Şirketi, a storage rental and records management business with operations in Turkey, for approximately $21.2 million, of which $16.8 million was paid in the first quarter of 2014, with the remainder paid in the first quarter of 2015.

In April 2014, in order to enhance our existing operations in Poland, we acquired the stock of OSG Polska sp. z.o.o., a storage rental and records management business with operations in Poland, for approximately $13.7 million.

In September 2014, we purchased our joint venture partners’ noncontrolling interests in the businesses we operate in Russia, Ukraine and Denmark, which we had previously consolidated. The purchase price of approximately $24.5 million is comprised of $17.9 million paid at closing, $2.1 million payable in 2017 and $4.5 million payable in 2020. Of the $17.9 million paid at closing, approximately $12.0 million was associated with the underlying shares owned by our joint venture partners and approximately $6.0 million was associated with the payment of outstanding loans between the joint venture and the joint venture partners.

In October 2014, in order to enhance our existing operations in Brazil, we acquired the stock of Keepers Brasil Ltda, a storage rental and data management business in Sao Paulo, Brazil, for approximately $46.2 million. The purchase price includes $5.4 million held in escrow to secure indemnification obligations of the former owners of the business to us.

In December 2014, in order to enhance our North American records management operations, we acquired the stock of Canadian-based Securit Records Management for approximately $29.5 million. Included in the purchase price is approximately $1.3 million held in escrow to secure indemnification obligations and certain working capital adjustments.

Divestitures

In December 2014, we divested our International Shredding Operations in a stock transaction for approximately $26.2 million in cash at closing, including $1.5 million being held in escrow. The assets sold primarily consisted of customer contracts and certain long-lived assets.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2014 and the anticipated effect of these obligations on our liquidity in future years (in thousands):

	Payments Due by Period
	Total	Less than 1 Year	1–3 Years	3–5 Years	More than 5 Years
Capital Lease Obligations	$241,866	$38,761	$70,155	$42,828	$90,122
Long-Term Debt Obligations (excluding Capital Lease Obligations)	4,422,903	13,334	1,180,746	720,798	2,508,025
Interest Payments(1)	1,797,236	253,065	441,346	404,234	698,591
Operating Lease Obligations(2)	2,229,941	227,771	419,419	367,544	1,215,207
Purchase and Asset Retirement Obligations	94,672	43,908	31,558	3,999	15,207
Total(3)	$8,786,618	$576,839	$2,143,224	$1,539,403	$4,527,152

(1)                                 Amounts include variable rate interest payments, which are calculated utilizing the applicable interest rates as of December 31, 2014; see Note 4 to Notes to Consolidated Financial Statements included in this Exhibit 99.1 to this Current Report. Amounts also include interest on capital leases.

(2)                                 Amounts are offset by sublease income of $16.7 million in total (including $5.7 million, $7.9 million, $2.1 million and $1.0 million, in less than 1 year, 1-3 years, 3-5 years and more than 5 years, respectively).

(3)                                 The table above excludes $56.0 million in uncertain tax positions as we are unable to make reliable estimates of the period of cash settlement, if any, with the respective taxing authorities.

We expect to meet our cash flow requirements for the next twelve months from cash generated from operations, existing cash, cash equivalents, borrowings under the Credit Agreement and other financings, which may include senior or senior subordinated notes, secured credit facilities, securitizations and mortgage or capital lease financings, and the issuance of equity. We expect to meet our long-term cash flow requirements using the same means described above. We are highly leveraged. While we expect to continue to be highly leveraged for the foreseeable future, as a REIT we expect our long-term capital allocation strategy will naturally shift toward increased use of equity to support lower leverage, though our leverage has increased, in the short-term, to fund the costs of the Conversion Plan.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as defined in Regulation S-K Item 303(a)(4)(ii).

Net Operating Losses

We have federal net operating loss carryforwards, which expire in 2021 through 2033, of $88.1 million ($0, tax effected) at December 31, 2014 to reduce future federal taxable income, on which no federal tax benefit is expected to be realized. We have state net operating loss carryforwards, which expire in 2015 through 2033, of $74.4 million ($0.1 million, tax effected) at December 31, 2014 to reduce future state taxable income, on which an insignificant state tax benefit is expected to be realized. We have assets for foreign net operating losses of $64.6 million, with various expiration dates (and in some cases no expiration date), subject to a valuation allowance of approximately 62%.

Inflation

Certain of our expenses, such as wages and benefits, insurance, occupancy costs and equipment repair and replacement, are subject to normal inflationary pressures. Although to date we have been able to offset inflationary cost increases through increased operating efficiencies, the negotiation of favorable long-term real estate leases and customer contracts which contain provisions for inflationary price escalators, we can give no assurance that we will be able to offset any future inflationary cost increases through similar efficiencies, leases or increased storage rental or service charges.

PART IV

Item 15.  Exhibits and Financial Statements.

(a)                                 Financial Statements filed as part of this report:

(b)  The exhibits listed in the exhibit index beginning on page 160 of our Original Annual Report, which include management contracts, compensatory plans and arrangements required to be filed as exhibits to the Annual Report on Form 10-K by Item 601(10)(iii) of Regulation S-K, are filed as part of this report, as updated by the following revised exhibit:

23.1  Consent of Deloitte & Touche LLP (Iron Mountain Incorporated, Delaware). (Filed herewith.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Iron Mountain Incorporated

Boston, Massachusetts

We have audited the accompanying consolidated balance sheets of Iron Mountain Incorporated and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Iron Mountain Incorporated and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2015 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

February 27, 2015

(May 7, 2015 as to the effects of the segment reporting changes discussed in Note 9)

IRON MOUNTAIN INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2013	2014
ASSETS
Current Assets:
Cash and cash equivalents	$120,526	$125,933
Restricted cash	33,860	33,860
Accounts receivable (less allowances of $34,645 and $32,141 as of December 31, 2013 and 2014, respectively)	616,797	604,265
Deferred income taxes	17,623	14,192
Prepaid expenses and other	144,801	139,469
Total Current Assets	933,607	917,719
Property, Plant and Equipment:
Property, plant and equipment	4,631,067	4,668,705
Less—Accumulated depreciation	(2,052,807)	(2,117,978)
Property, Plant and Equipment, net	2,578,260	2,550,727
Other Assets, net:
Goodwill	2,463,352	2,423,783
Customer relationships and acquisition costs	605,484	607,837
Deferred financing costs	45,607	47,077
Other	26,695	23,199
Total Other Assets, net	3,141,138	3,101,896
Total Assets	$6,653,005	$6,570,342
LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$52,583	$52,095
Accounts payable	216,456	203,014
Accrued expenses	461,338	404,485
Deferred revenue	238,724	197,142
Total Current Liabilities	969,101	856,736
Long-term Debt, net of current portion	4,119,139	4,611,436
Other Long-term Liabilities	68,219	73,506
Deferred Rent	104,244	104,051
Deferred Income Taxes	340,568	54,658
Commitments and Contingencies (see Note 10)
Equity:
Iron Mountain Incorporated Stockholders’ Equity:
Preferred stock (par value $0.01; authorized 10,000,000 shares; none issued and outstanding)	—	—
Common stock (par value $0.01; authorized 400,000,000 shares; issued and outstanding 191,426,920 shares and 209,818,812 shares as of December 31, 2013 and 2014, respectively)	1,914	2,098
Additional paid-in capital	980,164	1,588,841
Earnings in excess of distributions (Distributions in excess of earnings)	67,820	(659,553)
Accumulated other comprehensive items, net	(8,660)	(75,031)
Total Iron Mountain Incorporated Stockholders’ Equity	1,041,238	856,355
Noncontrolling Interests	10,496	13,600
Total Equity	1,051,734	869,955
Total Liabilities and Equity	$6,653,005	$6,570,342

The accompanying notes are an integral part of these consolidated financial statements.

IRON MOUNTAIN INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2012	2013	2014
Revenues:
Storage rental	$1,733,138	$1,784,721	$1,860,243
Service	1,270,817	1,239,902	1,257,450
Total Revenues	3,003,955	3,024,623	3,117,693
Operating Expenses:
Cost of sales (excluding depreciation and amortization)	1,277,113	1,288,878	1,344,636
Selling, general and administrative	850,371	924,031	869,572
Depreciation and amortization	316,344	322,037	353,143
Loss (Gain) on disposal/write-down of property, plant and equipment (excluding real estate), net	4,661	430	1,065
Total Operating Expenses	2,448,489	2,535,376	2,568,416
Operating Income (Loss)	555,466	489,247	549,277
Interest Expense, Net (includes Interest Income of $2,418, $4,208 and $2,443 in 2012, 2013 and 2014, respectively)	242,599	254,174	260,717
Other Expense (Income), Net	16,062	75,202	65,187
Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes and (Gain) Loss on Sale of Real Estate	296,805	159,871	223,373
Provision (Benefit) for Income Taxes	114,304	62,127	(97,275)
(Gain) Loss on Sale of Real Estate, Net of Tax	(206)	(1,417)	(8,307)
Income (Loss) from Continuing Operations	182,707	99,161	328,955
(Loss) Income from Discontinued Operations, Net of Tax	(6,774)	831	(209)
(Loss) Gain on Sale of Discontinued Operations, Net of Tax	(1,885)	—	—
Net Income (Loss)	174,048	99,992	328,746
Less: Net Income (Loss) Attributable to Noncontrolling Interests	3,126	3,530	2,627
Net Income (Loss) Attributable to Iron Mountain Incorporated	$170,922	$96,462	$326,119
Earnings (Losses) per Share—Basic:
Income (Loss) from Continuing Operations	$1.05	$0.52	$1.68
Total (Loss) Income from Discontinued Operations	$(0.05)	$—	$—
Net Income (Loss) Attributable to Iron Mountain Incorporated	$0.98	$0.51	$1.67
Earnings (Losses) per Share—Diluted:
Income (Loss) from Continuing Operations	$1.04	$0.52	$1.67
Total (Loss) Income from Discontinued Operations	$(0.05)	$—	$—
Net Income (Loss) Attributable to Iron Mountain Incorporated	$0.98	$0.50	$1.66
Weighted Average Common Shares Outstanding—Basic	173,604	190,994	195,278
Weighted Average Common Shares Outstanding—Diluted	174,867	192,412	196,749
Dividends Declared per Common Share	$5.1200	$1.0800	$5.3713

The accompanying notes are an integral part of these consolidated financial statements.

IRON MOUNTAIN INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Year Ended December 31,
	2012	2013	2014
Net Income (Loss)	$174,048	$99,992	$328,746
Other Comprehensive Income (Loss):
Foreign Currency Translation Adjustments	23,186	(31,532)	(66,867)
Market Value Adjustments for Securities	—	926	53
Total Other Comprehensive Income (Loss)	23,186	(30,606)	(66,814)
Comprehensive Income (Loss)	197,234	69,386	261,932
Comprehensive Income (Loss) Attributable to Noncontrolling Interests	3,795	1,898	2,184
Comprehensive Income (Loss) Attributable to Iron Mountain Incorporated	$193,439	$67,488	$259,748

The accompanying notes are an integral part of these consolidated financial statements.

IRON MOUNTAIN INCORPORATED

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands, except share data)

		Iron Mountain Incorporated Stockholders’ Equity
		Common Stock
	Total	Shares	Amounts	Additional Paid-in Capital	Earnings in Excess of Distributions (Distributions in Excess of Earnings)	Accumulated Other Comprehensive Items, Net	Noncontrolling Interests
Balance, December 31, 2011	$1,249,742	172,140,966	$1,721	$343,603	$898,053	$(2,203)	$8,568
Issuance of shares under employee stock purchase plan and option plans and stock-based compensation, including tax benefit of $1,045	73,453	1,958,690	20	73,433	—	—	—
Special distribution in connection with conversion to REIT (see Note 13)	—	17,009,281	170	559,840	(560,010)	—	—
Stock repurchases	(34,688)	(1,103,149)	(11)	(34,677)	—	—	—
Parent cash dividends declared	(328,707)	—	—	—	(328,707)	—	—
Currency translation adjustment	23,186	—	—	—	—	22,517	669
Net income (loss)	174,048	—	—	—	170,922	—	3,126
Noncontrolling interests equity contributions	836	—	—	—	—	—	836
Noncontrolling interests dividends	(1,722)	—	—	—	—	—	(1,722)
Purchase of noncontrolling interests	1,000	—	—	—	—	—	1,000
Balance, December 31, 2012	1,157,148	190,005,788	1,900	942,199	180,258	20,314	12,477
Issuance of shares under employee stock purchase plan and option plans and stock-based compensation, including tax benefit of $2,389	50,479	1,421,132	14	50,465	—	—	—
Parent cash dividends declared	(208,900)	—	—	—	(208,900)	—	—
Currency translation adjustment	(31,532)	—	—	—	—	(29,900)	(1,632)
Market value adjustments for securities, net of tax	926	—	—	—	—	926	—
Net income (loss)	99,992	—	—	—	96,462	—	3,530
Noncontrolling interests equity contributions	743	—	—	—	—	—	743
Noncontrolling interests dividends	(2,270)	—	—	—	—	—	(2,270)
Purchase of noncontrolling interests	(14,852)	—	—	(12,500)	—	—	(2,352)
Balance, December 31, 2013	1,051,734	191,426,920	1,914	980,164	67,820	(8,660)	10,496
Issuance of shares under employee stock purchase plan and option plans and stock-based compensation, including tax deficiency of $60	64,473	2,638,554	26	64,447	—	—	—
Parent cash dividends declared	(493,513)	—	—	—	(493,513)	—	—
Special distribution in connection with conversion to REIT (see Note 13)	—	15,753,338	158	559,821	(559,979)	—	—
Currency translation adjustment	(66,867)	—	—	—	—	(66,424)	(443)
Market value adjustments for securities, net of tax	53	—	—	—	—	53	—
Net income (loss)	328,746	—	—	—	326,119	—	2,627
Noncontrolling interests equity contributions	1,800	—	—	—	—	—	1,800
Noncontrolling interests dividends	(1,613)	—	—	—	—	—	(1,613)
Purchase of noncontrolling interests	(20,416)	—	—	(17,693)	—	—	(2,723)
Divestiture of noncontrolling interests	5,558	—	—	2,102	—	—	3,456
Balance, December 31, 2014	$869,955	209,818,812	$2,098	$1,588,841	$(659,553)	$(75,031)	$13,600

The accompanying notes are an integral part of these consolidated financial statements.

IRON MOUNTAIN INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2012	2013	2014
Cash Flows from Operating Activities:
Net Income (Loss)	$174,048	$99,992	$328,746
Loss (Income) from discontinued operations	6,774	(831)	209
Loss (Gain) on sale of discontinued operations	1,885	—	—
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation	280,598	282,856	304,557
Amortization (includes deferred financing costs and bond discount of $6,948, $7,258 and $8,009 in 2012, 2013 and 2014, respectively)	42,694	46,439	56,595
Stock-based compensation expense	30,360	30,354	29,624
(Benefit) provision for deferred income taxes	(77,201)	(99,432)	(270,790)
Loss on early extinguishment of debt, net	10,628	43,318	16,495
Loss (Gain) on disposal/write-down of property, plant and equipment, net (including real estate)	4,400	(1,417)	(9,447)
Foreign currency transactions and other, net	11,764	63,648	50,011
Changes in Assets and Liabilities (exclusive of acquisitions):
Accounts receivable	(17,964)	(33,181)	113
Prepaid expenses and other	(58,400)	48,302	48,941
Accounts payable	(706)	24,168	16,870
Accrued expenses and deferred revenue	36,295	(5,120)	(101,427)
Other assets and long-term liabilities	(1,523)	7,497	2,451
Cash Flows from Operating Activities-Continuing Operations	443,652	506,593	472,948
Cash Flows from Operating Activities-Discontinued Operations	(10,916)	953	—
Cash Flows from Operating Activities	432,736	507,546	472,948
Cash Flows from Investing Activities:
Capital expenditures	(240,683)	(287,295)	(361,924)
Cash paid for acquisitions, net of cash acquired	(125,134)	(317,100)	(128,093)
Investment in restricted cash	1,498	(248)	—
Additions to customer relationship and acquisition costs	(28,872)	(30,191)	(34,447)
Investment in joint ventures	(2,330)	—	—
Proceeds from sales of property and equipment and other, net (including real estate)	1,457	2,084	44,486
Cash Flows from Investing Activities-Continuing Operations	(394,064)	(632,750)	(479,978)
Cash Flows from Investing Activities-Discontinued Operations	(6,136)	(4,937)	—
Cash Flows from Investing Activities	(400,200)	(637,687)	(479,978)
Cash Flows from Financing Activities:
Repayment of revolving credit and term loan facilities and other debt	(2,844,693)	(5,526,672)	(8,824,711)
Proceeds from revolving credit and term loan facilities and other debt	2,731,185	5,661,750	9,285,187
Early retirement of senior subordinated notes	(525,834)	(685,134)	(566,352)
Net proceeds from sales of senior subordinated notes	985,000	—	—
Net proceeds from sales of senior notes	—	782,307	642,417
Debt financing (repayment to) and equity contribution from (distribution to) noncontrolling interests, net	480	(18,236)	(14,770)
Stock repurchases	(38,052)	—	—
Parent cash dividends	(318,845)	(206,798)	(542,298)
Proceeds from exercise of stock options and employee stock purchase plan	40,244	17,664	44,290
Excess tax benefits (deficiency) from stock-based compensation	1,045	2,389	(60)
Payment of debt financing and stock issuance costs	(2,261)	(8,706)	(3,846)
Cash Flows from Financing Activities-Continuing Operations	28,269	18,564	19,857
Cash Flows from Financing Activities-Discontinued Operations	(39)	—	—
Cash Flows from Financing Activities	28,230	18,564	19,857
Effect of Exchange Rates on Cash and Cash Equivalents	2,804	(11,312)	(7,420)
Increase (Decrease) in Cash and Cash Equivalents	63,570	(122,889)	5,407
Cash and Cash Equivalents, Beginning of Year	179,845	243,415	120,526
Cash and Cash Equivalents, End of Year	$243,415	$120,526	$125,933
Supplemental Information:
Cash Paid for Interest	$231,936	$243,380	$257,599
Cash Paid for Income Taxes	$228,607	$125,624	$167,448
Non-Cash Investing and Financing Activities:
Capital Leases	$54,518	$48,488	$24,106
Accrued Capital Expenditures	$51,114	$79,153	$47,529
Dividends Payable	$53,042	$55,142	$6,182

The accompanying notes are an integral part of these consolidated financial statements.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

(In thousands, except share and per share data)

1. Nature of Business

The accompanying financial statements represent the consolidated accounts of Iron Mountain Incorporated, a Delaware corporation (“IMI”) and its subsidiaries (“we” or “us”). We store records, primarily paper documents and data backup media, and provide information management services in various locations throughout North America, Europe, Latin America and Asia Pacific. We have a diversified customer base consisting of commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations.

We previously disclosed that, as part of our plan to convert to a real estate investment trust (“REIT”) for federal income tax purposes and elect REIT status effective January 1, 2014 (the “Conversion Plan”), we sought private letter rulings (“PLRs”) from the United States Internal Revenue Service (the “IRS”) relating to numerous technical tax issues, including classification of our steel racking structures as qualified real estate assets. We submitted the PLR requests in the third quarter of 2012, and on June 25, 2014, we announced that we received the favorable PLRs from the IRS necessary for our conversion to a REIT. After receipt of the PLRs, our board of directors unanimously approved our conversion to a REIT for our taxable year beginning January 1, 2014.

In connection with the Conversion Plan, and, in particular, to impose ownership limitations customary for REITs, on January 20, 2015, we completed the merger with our predecessor and all outstanding shares of our predecessor’s common stock were converted into a right to receive an equal number of shares of our common stock. Accordingly, references herein to our “common stock” refer to our common stock and the common stock of our predecessor, as applicable.

On June 2, 2011, we sold (the “Digital Sale”) our online backup and recovery, digital archiving and eDiscovery solutions businesses of our digital business (the “Digital Business”) to Autonomy Corporation plc, a corporation formed under the laws of England and Wales (“Autonomy”), pursuant to a purchase and sale agreement dated as of May 15, 2011 among IMI, certain subsidiaries of IMI and Autonomy (the “Digital Sale Agreement”). Additionally, on October 3, 2011, we sold our records management operations in New Zealand. Also, on April 27, 2012, we sold our records management operations in Italy. The financial position, operating results and cash flows of the Digital Business, our New Zealand operations and our Italian operations, including the gain on the sale of the Digital Business and our New Zealand operations and the loss on the sale of our Italian operations, for all periods presented, have been reported as discontinued operations for financial reporting purposes. See Note 14 for a further discussion of these events.

2. Summary of Significant Accounting Policies

a.                                      Principles of Consolidation

The accompanying financial statements reflect our financial position, results of operations, comprehensive income (loss), equity and cash flows on a consolidated basis. All intercompany transactions and account balances have been eliminated.

b.                                      Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements and for the period then ended. On an ongoing basis, we evaluate the estimates used. We base our estimates on historical experience, actuarial estimates, current conditions and various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities and are not readily apparent from other sources. Actual results may differ from these estimates.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

c.                                       Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash on hand and cash invested in highly liquid short-term securities, which have remaining maturities at the date of purchase of less than 90 days. Cash and cash equivalents are carried at cost, which approximates fair value.

We have restricted cash associated with a collateral trust agreement with our insurance carrier related to our workers’ compensation self-insurance program. The restricted cash subject to this agreement was $33,860 as of both December 31, 2013 and 2014, and is included in current assets on our Consolidated Balance Sheets. Restricted cash consists primarily of United States Treasuries.

d.                                      Foreign Currency

Local currencies are the functional currencies for our operations outside the United States, with the exception of certain foreign holding companies and our financing centers in Switzerland, whose functional currency is the United States dollar. In those instances where the local currency is the functional currency, assets and liabilities are translated at period-end exchange rates, and revenues and expenses are translated at average exchange rates for the applicable period. Resulting translation adjustments are reflected in the accumulated other comprehensive items, net component of Iron Mountain Incorporated Stockholders’ Equity and Noncontrolling Interests in the accompanying Consolidated Balance Sheets. The gain or loss on foreign currency transactions, calculated as the difference between the historical exchange rate and the exchange rate at the applicable measurement date, including those related to (1) our previously outstanding 7 1/4% GBP Senior Subordinated Notes due 2014 (the “7 1/4% Notes”), (2) our 6 3/4% Euro Senior Subordinated Notes due 2018 (the “6 3/4% Notes”), (3) the borrowings in certain foreign currencies under our revolving credit facility and (4) certain foreign currency denominated intercompany obligations of our foreign subsidiaries to us and between our foreign subsidiaries, which are not considered permanently invested, are included in other expense (income), net, in the accompanying Consolidated Statements of Operations. The total loss on foreign currency transactions amounted to $10,223, $36,201 and $58,316 for the years ended December 31, 2012, 2013 and 2014, respectively.

e.                                       Derivative Instruments and Hedging Activities

Every derivative instrument is required to be recorded in the balance sheet as either an asset or a liability measured at its fair value. Periodically, we acquire derivative instruments that are intended to hedge either cash flows or values that are subject to foreign exchange or other market price risk and not for trading purposes. We have formally documented our hedging relationships, including identification of the hedging instruments and the hedged items, as well as our risk management objectives and strategies for undertaking each hedge transaction. Given the recurring nature of our revenues and the long-term nature of our asset base, we have the ability and the preference to use long-term, fixed interest rate debt to finance our business, thereby preserving our long-term returns on invested capital. We target approximately 75% of our debt portfolio to be fixed with respect to interest rates. Occasionally, we may use interest rate swaps as a tool to maintain our targeted level of fixed rate debt. In addition, we may use borrowings in foreign currencies, either obtained in the United States or by our foreign subsidiaries, to hedge foreign currency risk associated with our international investments. Sometimes we enter into currency swaps to temporarily hedge an overseas investment, such as a major acquisition, while we arrange permanent financing or to hedge our exposure due to foreign currency exchange movements related to our intercompany accounts with and between our foreign subsidiaries. As of December 31, 2013 and 2014, none of our derivative instruments contained credit-risk related contingent features.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

f.                                        Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method with the following useful lives (in years):

Range
Buildings and building improvements	5 to 40
Leasehold improvements	5 to 10 or life of the lease (whichever is shorter)
Racking	1 to 20 or life of the lease (whichever is shorter)
Warehouse equipment/vehicles	1 to 10
Furniture and fixtures	3 to 10
Computer hardware and software	2 to 5

Property, plant and equipment (including capital leases in the respective category), at cost, consist of the following:

	December 31,
	2013	2014
Land	$203,423	$205,463
Buildings and building improvements	1,283,458	1,409,330
Leasehold improvements	499,906	467,176
Racking	1,536,212	1,559,383
Warehouse equipment/vehicles	365,171	341,393
Furniture and fixtures	53,590	53,189
Computer hardware and software	511,927	501,882
Construction in progress	177,380	130,889
	$4,631,067	$4,668,705

Minor maintenance costs are expensed as incurred. Major improvements which extend the life, increase the capacity or improve the safety or the efficiency of property owned are capitalized. Major improvements to leased buildings are capitalized as leasehold improvements and depreciated.

We develop various software applications for internal use. Computer software costs associated with internal use software are expensed as incurred until certain capitalization criteria are met. Payroll and related costs for employees directly associated with, and devoting time to, the development of internal use computer software projects (to the extent time is spent directly on the project) are capitalized. During the years ended December 31, 2012, 2013 and 2014, we capitalized $26,755, $39,487 and $19,419 of costs, respectively, associated with the development of internal use computer software projects. Capitalization begins when the design stage of the application has been completed and it is probable that the project will be completed and used to perform the function intended. Capitalization ends when the asset is ready for its intended use. Depreciation begins when the software is placed in service. Computer software costs that are capitalized are periodically evaluated for impairment.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

We wrote off previously deferred software costs associated with internal use software development projects that were discontinued after implementation, which resulted in a loss on disposal/write-down of property, plant and equipment (excluding real estate), net in the accompanying Consolidated Statements of Operations, by segment as follows:

	Year Ended December 31,
	2012	2013	2014
North American Records and Information Management Business	$—	$800	$1,000
North American Data Management Business	—	—	—
Western European Business	—	—	300
Other International Business	—	—	—
Corporate and Other Business	1,110	300	—
	$1,110	$1,100	$1,300

Entities are required to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Asset retirement obligations represent the costs to replace or remove tangible long-lived assets required by law, regulatory rule or contractual agreement. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset, which is then depreciated over the useful life of the related asset. The liability is increased over time through accretion expense (included in depreciation expense) such that the liability will equate to the future cost to retire the long-lived asset at the expected retirement date. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or realizes a gain or loss upon settlement. Our obligations are primarily the result of requirements under our facility lease agreements which generally have “return to original condition” clauses which would require us to remove or restore items such as shred pits, vaults, demising walls and office build-outs, among others. The significant assumptions used in estimating our aggregate asset retirement obligation are the timing of removals, the probability of a requirement to perform, estimated cost and associated expected inflation rates that are consistent with historical rates and credit-adjusted risk-free rates that approximate our incremental borrowing rate.

A reconciliation of liabilities for asset retirement obligations (included in other long-term liabilities) is as follows:

	December 31,
	2013	2014
Asset Retirement Obligations, beginning of the year	$10,982	$11,809
Liabilities Incurred	480	1,366
Liabilities Settled	(687)	(1,199)
Accretion Expense	1,123	1,121
Foreign Currency Exchange Movement	(89)	(200)
Asset Retirement Obligations, end of the year	$11,809	$12,897

g.                                       Goodwill and Other Intangible Assets

Goodwill and intangible assets with indefinite lives are not amortized but are reviewed annually for impairment or more frequently if impairment indicators arise. Other than goodwill, we currently have no intangible assets that have indefinite lives and which are not amortized. Separable intangible assets that are not deemed to have indefinite lives are amortized over their useful lives. We annually, or more frequently if events or circumstances warrant, assess whether a change in the lives over which our intangible assets are amortized is necessary.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

We have selected October 1 as our annual goodwill impairment review date. We performed our annual goodwill impairment review as of October 1, 2012, 2013 and 2014 and concluded that goodwill was not impaired as of those dates. As of December 31, 2014, no factors were identified that would alter our October 1, 2014 goodwill assessment. In making this assessment, we relied on a number of factors including operating results, business plans, anticipated future cash flows, transactions and marketplace data. There are inherent uncertainties related to these factors and our judgment in applying them to the analysis of goodwill impairment. When changes occur in the composition of one or more reporting units, the goodwill is reassigned to the reporting units affected based on their relative fair values.

Our reporting units at which level we performed our goodwill impairment analysis as of October 1, 2013 were as follows: (1) North America; (2) United Kingdom, Ireland, Norway, Belgium, France, Germany, Netherlands and Spain (“Western Europe”); (3) the remaining countries in Europe in which we operate, excluding Russia and Ukraine (“Emerging Markets”); (4) Latin America; (5) Australia, China, Hong Kong and Singapore (“Asia Pacific”); and (6) India, Russia and Ukraine (“Emerging Market Joint Ventures”). The carrying value of goodwill, net for each of these reporting units as of December 31, 2013 is as follows:

Carrying Value as of December 31, 2013
North America	$1,849,440
Western Europe	375,954
Emerging Markets(1)	88,599
Latin America	93,149
Asia Pacific	56,210
Emerging Market Joint Ventures	—
Total	$2,463,352

(1)         As of December 31, 2013, the goodwill associated with our operations in Austria and Switzerland was included in the Emerging Markets reporting unit. Beginning January 1, 2014, the goodwill associated with our operations in Austria and Switzerland is included in the New Western Europe reporting unit (defined below).

Beginning January 1, 2014, as a result of the changes in our reportable operating segments associated with our 2014 reorganization, we had four reportable operating segments: (1) North American Records and Information Management Business segment, (2) North American Data Management Business segment, (3) the former International Business segment and (4) Corporate and Other Business segment. The North American Records and Information Management Business segment includes the following three reporting units: (1) North American Records and Information Management; (2) Intellectual Property Management; and (3) Fulfillment Services. The North American Data Management Business segment is a separate reporting unit. The Emerging Businesses reporting unit, which primarily relates to our data center business in the United States, is a component of the Corporate and Other Business segment. Additionally, the former International Business segment consists of the following seven reporting units: (1) United Kingdom, Ireland, Norway, Austria, Belgium, France, Germany, Netherlands, Spain and Switzerland (“New Western Europe”); (2) the remaining countries in Europe in which we operate, excluding Russia, Ukraine and Denmark (“New Emerging Markets”); (3) Latin America; (4) Australia and Singapore; (5) China and Hong Kong (“Greater China”); (6) India; and (7) Russia, Ukraine and Denmark. We have reassigned goodwill associated with the reporting units impacted by the 2014 reorganization among the new reporting units on a relative fair value basis. The fair value of each of our new reporting units was determined based on the application of a combined weighted average approach of fair value multiples of revenue and earnings and discounted cash flow techniques.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

As a result of the change in the composition of our reporting units noted above, we concluded that we had an interim triggering event, and, therefore, we performed an interim goodwill impairment test as of January 1, 2014 on the basis of these new reporting units during the first quarter of 2014. We concluded that the goodwill for each of our new reporting units was not impaired as of such date. The carrying value of goodwill, net for each of these reporting units as of December 31, 2014 is as follows:

Carrying Value as of December 31, 2014
North American Records and Information Management	$1,397,484
Intellectual Property Management	38,491
Fulfillment Services	3,247
North American Data Management	375,957
Emerging Businesses	—
New Western Europe	354,049
New Emerging Markets	87,408
Latin America	107,240
Australia and Singapore	55,779
Greater China	3,500
India	—
Russia, Ukraine and Denmark	628
Total	$2,423,783

As a result of a realignment in senior management reporting structure during the first quarter of 2015, we modified our internal financial reporting to better align internal reporting with how we manage our business. These modifications resulted in the separation of our former International Business segment into two unique reportable operating segments, which we refer to as (1) Western European Business segment and (2) Other International Business segment. See Note 9 for a description of our reportable operating segments.

Reporting unit valuations have been determined using a combined approach based on the present value of future cash flows and market multiples of revenues and earnings. The income approach incorporates many assumptions including future growth rates, discount factors, expected capital expenditures and income tax cash flows. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods. In conjunction with our annual goodwill impairment reviews, we reconcile the sum of the valuations of all of our reporting units to our market capitalization as of such dates.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

The changes in the carrying value of goodwill attributable to each reportable operating segment for the years ended December 31, 2013 and 2014 is as follows:

	North American Records and Information Management Business	North American Data Management Business	Western European Business	Other International Business	Total Consolidated
Gross Balance as of December 31, 2012	$1,602,824	$421,147	$435,834	$195,694	$2,655,499
Deductible goodwill acquired during the year	40,046	10,011	-	13,983	64,040
Non-deductible goodwill acquired during the year	34,066	8,517	1,172	33,957	77,712
Fair value and other adjustments(1)	7,144	1,786	188	(596)	8,522
Currency effects	(12,153)	(3,038)	10,012	(16,909)	(22,088)
Gross Balance as of December 31, 2013	1,671,927	438,423	447,206	226,129	2,783,685
Deductible goodwill acquired during the year	7,745	1,936	-	30,117	39,798
Non-deductible goodwill acquired during the year	7,045	—	3,405	33,869	44,319
Allocated to divestiture (see Note 16)	—	—	(4,032)	(3,718)	(7,750)
Fair value and other adjustments(2)	(26,898)	(6,724)	-	(386)	(34,008)
Currency effects	(14,610)	(3,653)	(34,257)	(31,305)	(83,825)
Gross Balance as of December 31, 2014	$1,645,209	$429,982	$412,322	$254,706	$2,742,219
Accumulated Amortization Balance as of December 31, 2012	$207,309	$54,355	$58,905	$171	$320,740
Currency effects	(603)	(151)	348	(1)	(407)
Accumulated Amortization Balance as of December 31, 2013	206,706	54,204	59,253	170	320,333
Currency effects	(719)	(179)	(980)	(19)	(1,897)
Accumulated Amortization Balance as of December 31, 2014	$205,987	$54,025	58,273	$151	$318,436
Net Balance as of December 31, 2013	$1,465,221	$384,219	$387,953	$225,959	$2,463,352
Net Balance as of December 31, 2014	$1,439,222	$375,957	$354,049	$254,555	$2,423,783
Accumulated Goodwill Impairment Balance as of December 31, 2013	$85,909	$—	$46,500	$—	$132,409
Accumulated Goodwill Impairment Balance as of December 31, 2014	$85,909	$—	$46,500	$—	$132,409

(1)                                 Total fair value and other adjustments primarily include $8,446 in net adjustments to property, plant and equipment, net, customer relationships and deferred income taxes, as well as $76 of cash paid related to acquisitions made in previous years.

(2)                                 Total fair value and other adjustments primarily include $(32,265) in net adjustments to deferred income taxes and $(443) related to property, plant and equipment and other assumed liabilities, as well as $(1,300) of cash received related to certain 2013 acquisitions.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

h.                                      Long-Lived Assets

We review long-lived assets and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to their carrying amount. The operations are generally distinguished by the business segment and geographic region in which they operate. If the operation is determined to be unable to recover the carrying amount of its assets, the long-lived assets are written down, on a pro rata basis, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

As a result of our conversion to a REIT and in accordance with Securities and Exchange Commission (“SEC”) rules applicable to REITs, we no longer report (gain) loss on sale of real estate as a component of operating income, but we will continue to report it as a component of income (loss) from continuing operations. We will continue to report the (gain) loss on sale of property, plant and equipment (excluding real estate), along with any impairment, write- downs or involuntary conversions related to real estate, as a component of operating income. Previously reported amounts have been reclassified to conform to this presentation.

Consolidated loss on disposal/write-down of property, plant and equipment (excluding real estate), net was $4,661 for the year ended December 31, 2012 and consisted primarily of approximately $3,800, $2,500, $700 and $1,100 of asset write-offs in our Other International Business, Western European Business, North American Records and Information Management Business and Emerging Businesses segments, respectively, partially offset by approximately $3,500 of gains associated with the retirement of leased vehicles accounted for as capital lease assets associated with our North American Records and Information Management Business segment. Consolidated loss on disposal/write-down of property, plant and equipment (excluding real estate), net was $430 for the year ended December 31, 2013 and consisted of $1,700 of asset write-offs in our North American Records and Information Management Business segment, approximately $300 of asset write-offs in our Corporate and Other Business segment, approximately $600 of asset write-offs associated with our Western European Business segment and approximately $300 of asset write-offs associated with our Other International Business segment, offset by gains of approximately $2,500 on the retirement of leased vehicles accounted for as capital lease assets primarily associated with our North American Records and Information Management Business segment. Consolidated loss on disposal/write-down of property, plant and equipment (excluding real estate), net was $1,065 for the year ended December 31, 2014 and consisted primarily of losses associated with the write-off of certain software associated with our North American Records and Information Management Business segment.

Gain on sale of real estate, net of tax, which consists primarily of the sale of buildings in the United Kingdom, for the years ended December 31, 2012, 2013 and 2014 is as follows:

	Year Ended December 31,
	2012	2013	2014
Gain on sale of real estate	$261	$1,847	$10,512
Tax effect on gain on sale of real estate	(55)	(430)	(2,205)
Gain on sale of real estate, net of tax	$206	$1,417	$8,307

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

i.                                          Customer Relationships and Acquisition Costs and Other Intangible Assets

Costs related to the acquisition of large volume accounts are capitalized. Initial costs incurred to transport boxes to one of our facilities, which include labor and transportation charges, are amortized over periods ranging from one to 30 years (weighted average of 25 years at December 31, 2014), and are included in depreciation and amortization in the accompanying Consolidated Statements of Operations. Payments to a customer’s current records management vendor or direct payments to a customer are amortized over periods ranging from one to 15 years (weighted average of six years at December 31, 2014) to the storage and service revenue line items in the accompanying Consolidated Statements of Operations. If the customer terminates its relationship with us, the unamortized cost is charged to expense or revenue. However, in the event of such termination, we generally collect, and record as income, permanent removal fees that generally equal or exceed the amount of the unamortized costs. Customer relationship intangible assets acquired through business combinations, which represents the majority of the balance, are amortized over periods ranging from 10 to 30 years (weighted average of 20 years at December 31, 2014). Amounts allocated in purchase accounting to customer relationship intangible assets are calculated based upon estimates of their fair value utilizing an income approach based on the present value of expected future cash flows. Other intangible assets, including noncompetition agreements, acquired core technology and trademarks, are capitalized and amortized over periods ranging from five to 10 years (weighted average of six years at December 31, 2014).

The gross carrying amount and accumulated amortization are as follows:

	December 31,
Gross Carrying Amount	2013	2014
Customer relationship and acquisition costs	$879,378	$904,866
Other intangible assets (included in other assets, net)	9,475	10,630
Accumulated Amortization

Customer relationship and acquisition costs	$273,894	$297,029
Other intangible assets (included in other assets, net)	7,305	8,608

The amortization expense for the years ended December 31, 2012, 2013 and 2014 is as follows:

	Year Ended December 31,
	2012	2013	2014
Customer relationship and acquisition costs:
Amortization expense included in depreciation and amortization	$34,806	$37,725	$46,733
Amortization expense offsetting revenues	10,784	11,788	11,715
Other intangible assets:
Amortization expense included in depreciation and amortization	940	1,456	1,853

Estimated amortization expense for existing intangible assets (excluding deferred financing costs, as disclosed in Note 2.j.) is as follows:

	Estimated Amortization
	Included in Depreciation and Amortization	Charged to Revenues
2015	$48,230	$7,748
2016	48,040	6,073
2017	47,192	4,280
2018	46,389	2,838
2019	45,189	1,554

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

j.                                         Deferred Financing Costs

Deferred financing costs are amortized over the life of the related debt using the effective interest rate method. If debt is retired early, the related unamortized deferred financing costs are written off in the period the debt is retired to other expense (income), net. As of December 31, 2013 and 2014, gross carrying amount of deferred financing costs was $62,418 and $63,033, respectively, and accumulated amortization of those costs was $16,811 and $15,956, respectively, and was recorded in other assets, net in the accompanying Consolidated Balance Sheets.

Estimated amortization expense for deferred financing costs, which are amortized as a component of interest expense, is as follows:

Estimated Amortization of Deferred Financing Costs
2015	$7,702
2016	6,874
2017	5,714
2018	5,683
2019	4,966

k.                                      Prepaid Expenses and Accrued Expenses

Prepaid expenses and accrued expenses with items greater than 5% of total current assets and liabilities shown separately, respectively, consist of the following:

	December 31,
	2013	2014
Income tax receivable	$31,915	$41,559
Other	112,886	97,910
Prepaid expenses	$144,801	$139,469

	December 31,
	2013	2014
Interest	$71,971	$69,525
Payroll and vacation	91,519	75,050
Incentive compensation	58,562	66,552
Dividend	55,142	6,182
Self-insured liabilities (Note 10.b.)	32,850	33,381
Other	151,294	153,795
Accrued expenses	$461,338	$404,485

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

l.                                          Revenues

Our revenues consist of storage rental revenues as well as service revenues and are reflected net of sales and value added taxes. Storage rental revenues, which are considered a key driver of financial performance for the storage and information management services industry, consist primarily of recurring periodic rental charges related to the storage of materials or data (generally on a per unit basis). Service revenues include charges for related service activities, which include: (1) the handling of records, including the addition of new records, temporary removal of records from storage, refiling of removed records and the destruction of records; (2) courier operations, consisting primarily of the pickup and delivery of records upon customer request; (3) secure shredding of sensitive documents and the related sale of recycled paper, the price of which can fluctuate from period to period; (4) other services, including the scanning, imaging and document conversion services of active and inactive records, or Document Management Solutions (“DMS”), which relate to physical and digital records, and project revenues; (5) customer termination and permanent withdrawal fees; (6) data restoration projects; (7) special project work; (8) the storage, assembly, and detailed reporting of customer marketing literature and delivery to sales offices, trade shows and prospective customers’ sites based on current and prospective customer orders (“Fulfillment Services”); (9) consulting services; and (10) technology escrow services that protect and manage source code (“Intellectual Property Management”) and other technology services and product sales (including specially designed storage containers and related supplies).

We recognize revenue when the following criteria are met: persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured. Storage rental and service revenues are recognized in the month the respective storage rental or service is provided, and customers are generally billed on a monthly basis on contractually agreed-upon terms. Amounts related to future storage rental or prepaid service contracts for customers where storage rental fees or services are billed in advance are accounted for as deferred revenue and recognized ratably over the period the applicable storage rental or service is provided or performed. Revenues from the sales of products, which are included as a component of service revenues, are recognized when products are shipped and title has passed to the customer. Revenues from the sales of products have historically not been significant.

m.                                  Rent Normalization

We have entered into various leases for buildings that expire over various terms. Certain leases have fixed escalation clauses (excluding those tied to the consumer price index or other inflation-based indices) or other features (including return to original condition, primarily in the United Kingdom) which require normalization of the rental expense over the life of the lease, resulting in deferred rent being reflected as a liability in the accompanying Consolidated Balance Sheets. In addition, we have assumed various above and below market leases in connection with certain of our acquisitions. The difference between the present value of these lease obligations and the market rate at the date of the acquisition was recorded as a deferred rent liability or other long-term asset and is being amortized to rent expense over the remaining lives of the respective leases.

n.                                      Stock-Based Compensation

We record stock-based compensation expense, utilizing the straight-line method, for the cost of stock options, restricted stock, restricted stock units (“RSUs”), performance units (“PUs”) and shares of stock issued under our employee stock purchase plan (“ESPP”) (together, “Employee Stock-Based Awards”).

Stock-based compensation expense for Employee Stock-Based Awards included in the accompanying Consolidated Statements of Operations for the years ended December 31, 2012, 2013 and 2014 was $30,360 ($23,437 after tax or $0.14 per basic and $0.13 per diluted share), $30,354 ($22,085 after tax or $0.12 per basic and $0.11 per diluted share) and $29,624 ($21,886 after tax or $0.11 per basic and diluted share), respectively.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

Stock-based compensation expense for Employee Stock-Based Awards included in the accompanying Consolidated Statements of Operations related to continuing operations is as follows:

	Year Ended December 31,
	2012	2013	2014
Cost of sales (excluding depreciation and amortization)	$1,392	$293	$680
Selling, general and administrative expenses	28,968	30,061	28,944
Total stock-based compensation	$30,360	$30,354	$29,624

The benefits associated with the tax deductions in excess of recognized compensation cost are required to be reported as financing activities in the accompanying Consolidated Statements of Cash Flows. This requirement reduces reported operating cash flows and increases reported financing cash flows. As a result, net financing cash flows from continuing operations included $1,045, $2,389 and $(60) for the years ended December 31, 2012, 2013 and 2014, respectively, from the benefits (deficiency) of tax deductions compared to recognized compensation cost. The tax benefit of any resulting excess tax deduction increases the Additional Paid-in Capital (“APIC”) pool. Any resulting tax deficiency is deducted from the APIC pool.

Stock Options

Under our various stock option plans, options are generally granted with exercise prices equal to the market price of the stock on the date of grant; however, in certain limited instances, options are granted at prices greater than the market price of the stock on the date of grant. The majority of our options become exercisable ratably over a period of five years from the date of grant and generally have a contractual life of ten years from the date of grant, unless the holder’s employment is terminated sooner. Certain of the options we issue become exercisable ratably over a period of ten years from the date of grant and have a contractual life of 12 years from the date of grant, unless the holder’s employment is terminated sooner. As of December 31, 2014, ten-year vesting options represented 8.0% of total outstanding options. Certain of the options we issue become exercisable ratably over a period of three years from the date of grant and have a contractual life of ten years from the date of grant, unless the holder’s employment is terminated sooner. As of December 31, 2014, three-year vesting options represented 34.3% of total outstanding options. Our non-employee directors are considered employees for purposes of our stock option plans and stock option reporting. Options granted to our non-employee directors generally become exercisable one year from the date of grant.

Our equity compensation plans generally provide that any unvested options and other awards granted thereunder shall vest immediately if an employee is terminated by the Company, or terminates his or her own employment for good reason (as defined in each plan), in connection with a vesting change in control (as defined in each plan). On January 20, 2015, our stockholders approved the adoption of the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan (the “2014 Plan”). Under the 2014 Plan, the total amount of shares of common stock reserved and available for issuance pursuant to awards granted under the 2014 Plan is 7,750,000. The 2014 Plan permits the Company to continue to grant awards through January 20, 2025.

A total of 43,253,839 shares of common stock have been reserved for grants of options and other rights under our various stock incentive plans, including the 2014 Plan. The number of shares available for grant under our various stock incentive plans, not including the 2014 Plan, at December 31, 2014 was 4,581,754.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

The weighted average fair value of options granted in 2012, 2013 and 2014 was $7.00, $7.69 and $5.70 per share, respectively. These values were estimated on the date of grant using the Black-Scholes option pricing model. The following table summarizes the weighted average assumptions used for grants in the year ended December 31:

Weighted Average Assumptions	2012	2013	2014
Expected volatility	33.8%	33.8%	34.0%
Risk-free interest rate	1.24%	1.13%	2.04%
Expected dividend yield	3%	3%	4%
Expected life	6.3 years	6.3 years	6.7 years

Expected volatility is calculated utilizing daily historical volatility over a period that equates to the expected life of the option. The risk-free interest rate was based on the United States Treasury interest rates whose term is consistent with the expected life of the stock options. Expected dividend yield is considered in the option pricing model and represents our current annualized expected per share dividends over the current trade price of our common stock. The expected life (estimated period of time outstanding) of the stock options granted is estimated using the historical exercise behavior of employees.

A summary of option activity for the year ended December 31, 2014 is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2013	5,145,739	$24.09
Granted	576,174	31.00
Adjustment associated with special dividend	360,814	N/A
Exercised	(2,223,012)	23.15
Forfeited	(180,335)	24.13
Expired	(1,134)	30.13
Outstanding at December 31, 2014	3,678,246	$23.37	5.17	$56,248
Options exercisable at December 31, 2014	2,643,384	$21.97	4.08	$44,116
Options expected to vest	986,850	$26.90	7.94	$11,603

The following table provides the aggregate intrinsic value of stock options exercised for the years ended December 31, 2012, 2013 and 2014:

	Year Ended December 31,
	2012	2013	2014
Aggregate intrinsic value of stock options exercised	$15,859	$11,024	$23,178

Restricted Stock and Restricted Stock Units

Under our various equity compensation plans, we may also grant restricted stock or RSUs. Our restricted stock and RSUs generally have a vesting period of between three and five years from the date of grant. All RSUs accrue dividend equivalents associated with the underlying stock as we declare dividends. Dividends will generally be paid to holders of RSUs in cash upon the vesting date of the associated RSU and will be forfeited if the RSU does not vest. We accrued approximately $1,378, $1,854 and $3,698 of cash dividends on RSUs for the years ended December 31, 2012, 2013 and 2014, respectively. We paid approximately $58, $820 and $1,377 of cash dividends on RSUs for the years ended December 31, 2012, 2013 and 2014, respectively. The fair value of restricted stock and RSUs is the excess of the market price of our common stock at the date of grant over the purchase price (which is typically zero).

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

A summary of restricted stock and RSU activity for the year ended December 31, 2014 is as follows:

	Restricted Stock and RSUs	Weighted- Average Grant-Date Fair Value
Non-vested at December 31, 2013	1,435,230	$29.76
Granted	902,702	29.73
Vested	(721,533)	31.24
Forfeited	(210,830)	31.14
Non-vested at December 31, 2014	1,405,569	$28.78

The total fair value of restricted stock vested for each of the years ended December 31, 2012, 2013 and 2014 was $1. The total fair value of RSUs vested for the years ended December 31, 2012, 2013 and 2014 was $8,296, $16,638 and $22,535, respectively.

Performance Units

Under our various equity compensation plans, we may also make awards of PUs. For the majority of PUs, the number of PUs earned is determined based on our performance against predefined targets of revenue or revenue growth and return on invested capital (“ROIC”). The number of PUs earned may range from 0% to 150% (for PUs granted prior to 2014) and 0% to 200% (for PUs granted in 2014) of the initial award. The number of PUs earned is determined based on our actual performance as compared to the targets at the end of either the one-year performance period (for PUs granted prior to 2014) or the three-year performance period (for PUs granted in 2014). Certain PUs granted in 2013 and 2014 will be earned based on a market condition associated with the total return on our common stock in relation to a subset of the S&P 500 rather than the revenue growth and ROIC targets noted above. The number of PUs earned based on this market condition may range from 0% to 200% of the initial award. All of our PUs will be settled in shares of our common stock and are subject to cliff vesting three years from the date of the original PU grant. For those PUs subject to a one-year performance period, employees who subsequently terminate their employment after the end of the one-year performance period and on or after attaining age 55 and completing 10 years of qualifying service (the “retirement criteria”) shall immediately and completely vest in any PUs earned based on the actual achievement against the predefined targets as discussed above (but delivery of the shares remains deferred). As a result, PUs subject to a one-year performance period are generally expensed over the shorter of (1) the vesting period, (2) achievement of the retirement criteria, which may occur as early as January 1 of the year following the year of grant or (3) a maximum of three years. Outstanding PUs accrue dividend equivalents associated with the underlying stock as we declare dividends. Dividends will generally be paid to holders of PUs in cash upon the settlement date of the associated PU and will be forfeited if the PU does not vest. We accrued approximately $369, $681 and $1,341 of cash dividends on PUs for the years ended December 31, 2012, 2013 and 2014, respectively. There were no cash dividends paid on PUs for the years ended December 31, 2012 and 2013. We paid approximately $312 of cash dividends on PUs for the year ended December 31, 2014.

In 2012, 2013 and 2014, we issued 221,781, 198,869 and 225,429 PUs, respectively. Our PUs are earned based on our performance against revenue or revenue growth and ROIC targets during their applicable performance period; therefore, we forecast the likelihood of achieving the predefined revenue, revenue growth and ROIC targets in order to calculate the expected PUs to be earned. We record a compensation charge based on either the forecasted PUs to be earned (during the applicable performance period) or the actual PUs earned (at the one-year anniversary date for PUs granted prior to 2014, and at the three-year anniversary date for PUs granted in 2014) over the vesting period for each of the awards. For the 2013 and 2014 PUs that will be earned based on a market condition, we utilized a Monte Carlo simulation to fair value these awards at the date of grant, and such fair value will be expensed over the three-year performance period. The total fair value of earned PUs that vested during the years ended December 31, 2012, 2013 and 2014 was $4,285, $2,962 and $1,216, respectively. As of December 31, 2014, we expected 60% achievement of the predefined revenue, revenue growth and ROIC targets associated with the awards of PUs made in 2014.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

A summary of PU activity for the year ended December 31, 2014 is as follows:

	Original PU Awards	PU Adjustment(1)	Total PU Awards	Weighted- Average Grant-Date Fair Value
Non-vested at December 31, 2013	334,548	(23,732)	310,816	$33.18
Granted	225,429	(49,776)	175,653	26.82
Vested	(68,389)	(9,101)	(77,490)	31.85
Forfeited	(29,922)	—	(29,922)	29.44
Non-vested at December 31, 2014	461,666	(82,609)	379,057	$30.80

(1)                                 Represents an increase or decrease in the number of original PUs awarded based on either (a) the final performance criteria achievement at the end of the defined performance period of such PUs or (b) a change in estimated awards based on the forecasted performance against the predefined targets.

Employee Stock Purchase Plan

We offer an ESPP in which participation is available to substantially all United States and Canadian employees who meet certain service eligibility requirements. The ESPP provides a way for our eligible employees to become stockholders on favorable terms. The ESPP provides for the purchase of our common stock by eligible employees through successive offering periods. We have historically had two six-month offering periods per year, the first of which generally runs from June 1 through November 30 and the second of which generally runs from December 1 through May 31. During each offering period, participating employees accumulate after-tax payroll contributions, up to a maximum of 15% of their compensation, to pay the purchase price at the end of the offering. Participating employees may withdraw from an offering before the purchase date and obtain a refund of the amounts withheld as payroll deductions. At the end of the offering period, outstanding options under the ESPP are exercised, and each employee’s accumulated contributions are used to purchase our common stock. The price for shares purchased under the ESPP is 95% of the fair market price at the end of the offering period, without a look-back feature. As a result, we do not recognize compensation expense for the ESPP shares purchased. For the years ended December 31, 2012, 2013 and 2014, there were 151,285 shares, 144,432 shares and 115,046 shares, respectively, purchased under the ESPP. As of December 31, 2014, we have 960,638 shares available under the ESPP.

As of December 31, 2014, unrecognized compensation cost related to the unvested portion of our Employee Stock-Based Awards was $35,467 and is expected to be recognized over a weighted-average period of 1.9 years.

We generally issue shares of our common stock for the exercises of stock options, restricted stock, RSUs, PUs and shares of our common stock under our ESPP from unissued reserved shares.

o.                                      Income Taxes

Accounting for income taxes requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax and financial reporting bases of assets and liabilities and for loss and credit carryforwards. Valuation allowances are provided when recovery of deferred tax assets does not meet the more likely than not standard as defined in GAAP. We have elected to recognize interest and penalties associated with uncertain tax positions as a component of the provision (benefit) for income taxes in the accompanying Consolidated Statements of Operations.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

p.                                      Income (Loss) Per Share—Basic and Diluted

Basic income (loss) per common share is calculated by dividing income (loss) by the weighted average number of common shares outstanding. The calculation of diluted income (loss) per share is consistent with that of basic income (loss) per share but gives effect to all potential common shares (that is, securities such as options, warrants or convertible securities) that were outstanding during the period, unless the effect is antidilutive.

The following table presents the calculation of basic and diluted income (loss) per share:

	Year Ended December 31,
	2012	2013	2014
Income (loss) from continuing operations	$182,707	$99,161	$328,955
Total (loss) income from discontinued operations (see Note 14)	$(8,659)	$831	$(209)
Net income (loss) attributable to Iron Mountain Incorporated	$170,922	$96,462	$326,119
Weighted-average shares—basic	173,604,000	190,994,000	195,278,000
Effect of dilutive potential stock options	914,308	995,836	913,926
Effect of dilutive potential restricted stock, RSUs and PUs	349,128	422,045	557,269
Weighted-average shares—diluted	174,867,436	192,411,881	196,749,195
Earnings (losses) per share—basic:
Income (loss) from continuing operations	$1.05	$0.52	$1.68
Total (loss) income from discontinued operations (see Note 14)	$(0.05)	$—	$—
Net income (loss) attributable to Iron Mountain Incorporated—basic	$0.98	$0.51	$1.67
Earnings (losses) per share—diluted:
Income (loss) from continuing operations	$1.04	$0.52	$1.67
Total (loss) income from discontinued operations (see Note 14)	$(0.05)	$—	$—
Net income (loss) attributable to Iron Mountain Incorporated—diluted	$0.98	$0.50	$1.66
Antidilutive stock options, RSUs and PUs, excluded from the calculation	1,286,150	903,416	872,039

q.                                      Allowance for Doubtful Accounts and Credit Memo Reserves

We maintain an allowance for doubtful accounts and credit memos for estimated losses resulting from the potential inability of our customers to make required payments and potential disputes regarding billing and service issues. When calculating the allowance, we consider our past loss experience, current and prior trends in our aged receivables and credit memo activity, current economic conditions and specific circumstances of individual receivable balances. If the financial condition of our customers were to significantly change, resulting in a significant improvement or impairment of their ability to make payments, an adjustment of the allowance may be required. We charge-off uncollectible balances as circumstances warrant, generally, no later than one year past due.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

Rollforward of allowance for doubtful accounts and credit memo reserves is as follows:

Year Ended December 31,	Balance at Beginning of the Year	Credit Memos Charged to Revenue	Allowance for Bad Debts Charged to Expense	Other(1)	Deductions(2)	Balance at End of the Year
2012	$23,277	$39,723	$8,323	$977	$(47,091)	$25,209
2013	25,209	49,483	11,321	3,612	(54,980)	34,645
2014	34,645	47,137	14,209	(572)	(63,278)	32,141

(1)                                 Primarily consists of recoveries of previously written-off accounts receivable, allowances of businesses acquired and the impact associated with currency translation adjustments.

(2)                                 Primarily consists of the issuance of credit memos and the write-off of accounts receivable.

r.                                         Concentrations of Credit Risk

Financial instruments that potentially subject us to credit risk consist principally of cash and cash equivalents (including money market funds and time deposits), restricted cash (primarily United States Treasuries) and accounts receivable. The only significant concentrations of liquid investments as of both December 31, 2013 and 2014 relate to cash and cash equivalents and restricted cash held on deposit with one global bank and one “Triple A” rated money market fund, and three global banks and two “Triple A” rated money market funds, respectively, all of which we consider to be large, highly-rated investment-grade institutions. As per our risk management investment policy, we limit exposure to concentration of credit risk by limiting the amount invested in any one mutual fund to a maximum of $50,000 or in any one financial institution to a maximum of $75,000. As of December 31, 2013 and 2014, our cash and cash equivalents and restricted cash balance was $154,386 and $159,793, respectively, including money market funds and time deposits amounting to $36,613 and $53,032 respectively. The money market funds are invested substantially in United States Treasuries.

s.                                        Fair Value Measurements

Entities are permitted under GAAP to elect to measure many financial instruments and certain other items at either fair value or cost. We did not elect the fair value measurement option.

Our financial assets or liabilities that are carried at fair value are required to be measured using inputs from the three levels of the fair value hierarchy. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3—Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

The following tables provide the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2013 and 2014, respectively:

		Fair Value Measurements at December 31, 2013 Using
Description	Total Carrying Value at December 31, 2013	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Money Market Funds(1)	$33,860	$—	$33,860	$—
Time Deposits(1)	2,753	—	2,753	—
Trading Securities	13,386	12,785(2)	601(1)	—
Derivative Assets(3)	72	—	72	—
Derivative Liabilities(3)	5,592	—	5,592	—

		Fair Value Measurements at December 31, 2014 Using
Description	Total Carrying Value at December 31, 2014	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Money Market Funds(1)	$36,828	$—	$36,828	$—
Time Deposits(1)	16,204	—	16,204	—
Trading Securities	13,172	12,428(2)	744(1)	—
Derivative Liabilities(3)	2,411	—	2,411	—

(1)                                 Money market funds and time deposits (including certain trading securities) are measured based on quoted prices for similar assets and/or subsequent transactions.

(2)                                 Securities are measured at fair value using quoted market prices.

(3)                                 Our derivative assets and liabilities primarily relate to short- term (six months or less) foreign currency contracts that we have entered into to hedge certain of our intercompany exposures, as more fully disclosed at Note 3. We calculate the fair value of such forward contracts by adjusting the spot rate utilized at the balance sheet date for translation purposes by an estimate of the forward points observed in active markets.

Disclosures are required in the financial statements for items measured at fair value on a non-recurring basis. We did not have any material items that are measured at fair value on a non-recurring basis for the years ended December 31, 2012, 2013 and 2014, except goodwill calculated based on Level 3 inputs, as more fully disclosed in Note 2.g.

t.                                         Available-for-sale and Trading Securities

We have one trust that holds marketable securities. Marketable securities are classified as available-for-sale or trading. As of December 31, 2013 and 2014, the fair value of the money market and mutual funds included in this trust amounted to $13,386 and $13,172 respectively, and were included in prepaid expenses and other in the accompanying Consolidated Balance Sheets. We classified these marketable securities included in the trust as trading, and included in other expense (income), net in the accompanying Consolidated Statements of Operations are realized and unrealized net gains (losses) of $1,292, $2,283 and $1,112 for the years ended December 31, 2012, 2013 and 2014, respectively, related to these marketable securities.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

u.                                      Investments

As of December 31, 2014, we had a 4% investment in Crossroads Systems, Inc. Its carrying value as of December 31, 2013 and 2014 was $1,404 and $1,457, respectively, and is included in other assets in the accompanying Consolidated Balance Sheets. This investment, which is publicly traded, is carried at fair value with corresponding changes to fair value recorded in accumulated other comprehensive items, net.

v.                                      Accumulated Other Comprehensive Items, Net

The changes in accumulated other comprehensive items, net for the years ended December 31, 2013 and 2014 is as follows:

	Foreign Currency Translation Adjustments	Market Value Adjustments for Securities	Total
Balance as of December 31, 2012	$20,314	$—	$20,314
Other comprehensive (loss) income:
Foreign currency translation adjustments	(29,900)	—	(29,900)
Market value adjustments for securities	—	926	926
Total other comprehensive (loss) income	(29,900)	926	(28,974)
Balance as of December 31, 2013	$(9,586)	$926	$(8,660)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(66,424)	—	(66,424)
Market value adjustments for securities	—	53	53
Total other comprehensive (loss) income	(66,424)	53	(66,371)
Balance as of December 31, 2014	$(76,010)	$979	$(75,031)

w.                                    Other Expense (Income), Net

Other expense (income), net consists of the following:

	Year Ended December 31,
	2012	2013	2014
Foreign currency transaction losses (gains), net	$10,223	$36,201	$58,316
Debt extinguishment expense, net	10,628	43,724	16,495
Other, net	(4,789)	(4,723)	(9,624)
	$16,062	$75,202	$65,187

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

x.                                      New Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360) (“ASU 2014-08”). ASU 2014-08 changes the criteria for a disposal to qualify as a discontinued operation and requires additional disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. ASU 2014-08 is effective for annual periods beginning on or after December 15, 2014. Under this guidance, we expect fewer dispositions to qualify as discontinued operations. Early adoption is permitted, but only for disposals that have not been reported in the financial statements previously issued. We adopted ASU 2014-08 effective April 1, 2014.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 provides additional guidance for management to reassess revenue recognition as it relates to: (1) transfer of control, (2) variable consideration, (3) allocation of transaction price based on relative standalone selling price, (3) licenses, (4) time value of money and (5) contract costs. Further disclosures will be required to provide a better understanding of revenue that has been recognized and revenue that is expected to be recognized in the future from existing contracts. ASU 2014-09 is effective for us on January 1, 2017, with no early adoption permitted. We are currently evaluating the impact ASU 2014-09 will have on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements Going Concern (Subtopic 205-40) (“ASU 2014- 15”). ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles of current United States auditing standards. Specifically, the amendments (1) provide a definition of the term “substantial doubt”, (2) require an evaluation every reporting period, including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is still present, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). ASU 2014-15 is effective for us on January 1, 2017, with early adoption permitted. We do not believe that this pronouncement will have an impact on our consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015- 02”). ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for us on January 1, 2016, with early adoption permitted. We do not believe that this pronouncement will have an impact on our consolidated financial statements.

y.             Immaterial Restatement

During the second quarter of 2014, we identified contract billing inaccuracies arising from a single location which occurred over numerous years that resulted in an overstatement of our prior years’ reported revenue by $10,000 in the aggregate. Of this amount, $1,300 relates to the year ended December 31, 2013, $1,300 relates to the year ended December 31, 2012 and the remaining $7,400 relates to the periods prior to December 31, 2011. We have determined that no prior period financial statement was materially misstated as a result of these billing inaccuracies. As a result, we have restated beginning retained earnings as of December 31, 2011 for the cumulative impact of these billing inaccuracies, net of tax, prior to December 31, 2011 in the amount of $4,514.

Additionally, we have restated the following: (1) our 2013 Consolidated Balance Sheet, (2) our 2012 and 2013 Consolidated Statements of Operations, (3) our 2012 and 2013 Consolidated Statements of Comprehensive Income (Loss), (4) our 2012 and 2013 Consolidated Statements of Equity and (5) our 2012 and 2013 Consolidated Statements of Cash Flows to reflect the impact of these billing inaccuracies in those particular periods. There was no change to the following lines of the Consolidated Statement of Cash Flows for the years ended December 31, 2012 and 2013: (1) cash flows from operating activities, (2) cash flows from investing activities and (3) cash flows from financing activities. Also, we restated the 2013 quarterly data presented in Note 8.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

The following table sets forth the effect of the immaterial restatement to certain line items of our Consolidated Statements of Operations for the years ended December 31, 2012 and 2013:

	Year Ended December 31,
	2012	2013
Storage Rental	$—	$—
Service	(1,300)	(1,300)
Total Revenues	$(1,300)	$(1,300)
Operating (Loss) Income	$(1,300)	$(1,300)
(Loss) Income from Continuing Operations before Provision (Benefit) for Income Taxes and (Gain) Loss on Sale of Real Estate	$(1,300)	$(1,300)
(Benefit) Provision for Income Taxes	$(514)	$(500)
(Loss) Income from Continuing Operations	$(786)	$(800)
Net (Loss) Income	$(786)	$(800)
Net (Loss) Income Attributable to Iron Mountain Incorporated	$(786)	$(800)
Earnings (Losses) per Share-Basic:
(Loss) Income from Continuing Operations	$(0.00)	$(0.00)
Net (Loss) Income Attributable to Iron Mountain Incorporated	$(0.00)	$(0.00)
Earnings (Losses) per Share-Diluted:
(Loss) Income from Continuing Operations	$(0.00)	$(0.00)
Net (Loss) Income Attributable to Iron Mountain Incorporated	$(0.00)	$(0.00)

The following table sets forth the effect of the immaterial restatement to certain line items of our Consolidated Balance Sheet as of December 31, 2013:

December 31, 2013
Deferred Revenue	$10,000
Total Current Liabilities	$10,000
Deferred Income Tax Liabilities	$(3,900)
Earnings in excess of distributions (Distributions in excess of earnings)	$(6,100)
Total Iron Mountain Incorporated Stockholders’ Equity	$(6,100)
Total Equity	$(6,100)

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

3. Derivative Instruments and Hedging Activities

We have entered into a number of separate forward contracts to hedge our exposures in Euros, British pounds sterling and Australian dollars. As of December 31, 2014, we had outstanding forward contracts to purchase 206,000 Euros and sell $252,745 United States dollars to hedge our intercompany exposures with our European operations. At the maturity of the forward contracts, we may enter into new forward contracts to hedge movements in the underlying currencies. At the time of settlement, we either pay or receive the net settlement amount from the forward contract and recognize this amount in other expense (income), net in the Consolidated Statements of Operations as a realized foreign exchange gain or loss. At the end of each month, we mark the outstanding forward contracts to market and record an unrealized foreign exchange gain or loss for the mark-to-market valuation. We have not designated forward contracts as hedges. During the years ended December 31, 2012, 2013 and 2014, there was $9,116 in net cash payments, $6,954 in net cash receipts and $21,125 in net cash payments, respectively, included in cash from operating activities from continuing operations related to settlements associated with foreign currency forward contracts.

Our policy is to record the fair value of each derivative instrument on a gross basis. The following table provides the fair value of our derivative instruments as of December 31, 2013 and 2014 and their gains and losses for the years ended December 31, 2012, 2013 and 2014:

	Asset Derivatives
	December 31,
	2013		2014
Derivatives Not Designated as Hedging Instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign exchange contracts	Prepaid expenses and other	$72	Prepaid expenses and other	$—
Total		$72		$—

	Liability Derivatives
	December 31,
	2013		2014
Derivatives Not Designated as Hedging Instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign exchange contracts	Accrued expenses	$5,592	Accrued expenses	$2,411
Total		$5,592		$2,411

		Amount of (Gain) Loss Recognized in Income on Derivatives
		December 31,
Derivatives Not Designated as Hedging Instruments	Location of (Gain) Loss Recognized in Income on Derivative	2012	2013	2014
Foreign exchange contracts	Other expense (income), net	$13,007	$(2,955)	$18,016
Total		$13,007	$(2,955)	$18,016

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

3. Derivative Instruments and Hedging Activities (Continued)

We have designated a portion of our 6 3/4% Notes as a hedge of net investment of certain of our Euro denominated subsidiaries. For the years ended December 31, 2012, 2013 and 2014, we designated on average 101,167, 106,525 and 47,730 Euros, respectively, of the 6 3/4% Notes as a hedge of net investment of certain of our Euro denominated subsidiaries. As a result, we recorded the following foreign exchange (losses) gains, net of tax, related to the change in fair value of such debt due to the currency translation adjustments, which is a component of accumulated other comprehensive items, net:

	Year Ended December 31,
	2012	2013	2014
Foreign exchange (losses) gains	$(4,408)	$(5,311)	$6,385
Tax benefit (expense) on foreign exchange (losses) gains	1,740	2,073	(57)
Foreign exchange (losses) gains, net of tax	$(2,668)	$(3,238)	$6,328

As of December 31, 2014, cumulative net gains of $13,812, net of tax are recorded in accumulated other comprehensive items, net associated with this net investment hedge.

4. Debt

Long-term debt comprised the following:

	December 31, 2013		December 31, 2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Revolving Credit Facility(1)	$675,717	$675,717	$883,428	$883,428
Term Loan(1)	—	—	249,375	249,375
7 1/4% GBP Senior Subordinated Notes due 2014 (the “7 1/4% Notes”)(2)(3)	247,808	248,117	—	—
6 3/4% Euro Senior Subordinated Notes due 2018 (the “6 3/4% Notes”)(2)(3)	350,272	355,071	308,616	309,634
7 3/4% Senior Subordinated Notes due 2019 (the “7 3/4% Notes”)(2)(3)	400,000	446,000	400,000	429,000
8 3/8% Senior Subordinated Notes due 2021 (the “8 3/8% Notes”)(2)(3)	411,518	444,470	106,030	110,500
6 1/8% CAD Senior Notes due 2021 (the “CAD Notes”)(2)(4)	187,960	187,960	172,420	175,437
6 1/8% GBP Senior Notes due 2022 (the “GBP Notes”)(2)(5)	—	—	622,960	639,282
6% Senior Notes due 2023 (the “6% Notes”)(2)(3)	600,000	614,820	600,000	625,500
5 3/4% Senior Subordinated Notes due 2024 (the “5 3/4% Notes”)(2)(3)	1,000,000	930,000	1,000,000	1,005,000
Real Estate Mortgages, Capital Leases and Other(6)	298,447	298,447	320,702	320,702
Total Long-term Debt	4,171,722		4,663,531
Less Current Portion	(52,583)		(52,095)
Long-term Debt, Net of Current Portion	$4,119,139		$4,611,436

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

4. Debt (Continued)

(1)                             The capital stock or other equity interests of most of our United States subsidiaries, and up to 66% of the capital stock or other equity interests of our first-tier foreign subsidiaries, are pledged to secure these debt instruments, together with all intercompany obligations (including promissory notes) of subsidiaries owed to us or to one of our United States subsidiary guarantors. In addition, Iron Mountain Canada Operations ULC (“Canada Company”) has pledged 66% of the capital stock of its subsidiaries, and all intercompany obligations (including promissory notes) owed to or held by it, to secure the Canadian dollar subfacility under the Revolving Credit Facility (defined below). The fair value (Level 3 of fair value hierarchy described at Note 2.s.) of these debt instruments approximates the carrying value (as borrowings under these debt instruments are based on current variable market interest rates (plus a margin that is subject to change based on our consolidated leverage ratio)), as of December 31, 2013 and 2014, respectively.

(2)                                 The fair values (Level 1 of fair value hierarchy described at Note 2.s.) of these debt instruments are based on quoted market prices for these notes on December 31, 2013 and 2014, respectively.

(3)                                 Collectively, the “Parent Notes.” IMI is the direct obligor on the Parent Notes, which are fully and unconditionally guaranteed, on a senior or senior subordinated basis, as the case may be, by substantially all of its direct and indirect 100% owned United States subsidiaries (the “Guarantors”). These guarantees are joint and several obligations of the Guarantors. Canada Company, Iron Mountain Europe PLC (“IME”) and the remainder of our subsidiaries do not guarantee the Parent Notes.

(4)                                 Canada Company is the direct obligor on the CAD Notes, which are fully and unconditionally guaranteed, on a senior basis, by IMI and the Guarantors. These guarantees are joint and several obligations of IMI and the Guarantors. See Note 5 to Notes to Consolidated Financial Statements.

(5)                                 IME is the direct obligor on the GBP Notes, which are fully and unconditionally guaranteed, on a senior basis, by IMI and the Guarantors. These guarantees are joint and several obligations of IMI and the Guarantors. See Note 5 to Notes to Consolidated Financial Statements.

(6)                                 Includes (a) real estate mortgages of $3,704 and $5,107 as of December 31, 2013 and 2014, respectively, which bear interest at approximately 4.5% and are payable in various installments through 2021, (b) capital lease obligations of $255,124 and $241,866 as of December 31, 2013 and 2014, respectively, which bear a weighted average interest rate of 5.8% at both December 31, 2013 and 2014, and (c) other various notes and other obligations, which were assumed by us as a result of certain acquisitions, of $39,619 and $73,729 as of December 31, 2013 and 2014, respectively, and bear a weighted average interest rate of 14.3% and 11.5% as of December 31, 2013 and 2014, respectively. We believe the fair value (Level 3 of fair value hierarchy described at Note 2.s.) of this debt approximates its carrying value.

a.                                      Revolving Credit Facility

On August 7, 2013, we amended our existing credit agreement. The revolving credit facilities (the “Revolving Credit Facility”) under our credit agreement, as amended (the “Credit Agreement”), allow IMI and certain of its United States and foreign subsidiaries to borrow in United States dollars and (subject to sublimits) a variety of other currencies (including Canadian dollars, British pounds sterling, Euros, Brazilian reais and Australian dollars, among other currencies) in an aggregate outstanding amount not to exceed $1,500,000. Additionally, the Credit Agreement included an option to allow us to request additional commitments of up to $500,000, in the form of term loans or through increased commitments under the Revolving Credit Facility. On September 24, 2014, we borrowed an additional $250,000 in the form of a term loan under the Credit Agreement (the “Term Loan”). Commencing on December 31, 2014, the Term Loan will begin amortizing in quarterly installments in an amount equal to $625 per quarter, with the remaining balance due on June 27, 2016. The Term Loan may be prepaid without penalty or premium, in whole or in part, at any time. The Credit Agreement continues to include an option to allow us to request additional commitments of up to $250,000, in the form of term loans or through increased commitments under the Revolving Credit Facility.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

4. Debt (Continued)

The Credit Agreement terminates on June 27, 2016, at which point all obligations become due. IMI and the Guarantors guarantee all obligations under the Credit Agreement, and have pledged the capital stock or other equity interests of most of their United States subsidiaries, up to 66% of the capital stock or other equity interests of their first-tier foreign subsidiaries, and all intercompany obligations (including promissory notes) owed to or held by them to secure the Credit Agreement. In addition, Canada Company has pledged 66% of the capital stock of its subsidiaries, and all intercompany obligations (including promissory notes) owed to or held by it to secure the Canadian dollar subfacility under the Revolving Credit Facility. The interest rate on borrowings under the Credit Agreement varies depending on our choice of interest rate and currency options, plus an applicable margin, which varies based on our consolidated leverage ratio. Additionally, the Credit Agreement requires the payment of a commitment fee on the unused portion of the Revolving Credit Facility, which fee ranges from between 0.3% to 0.5% based on certain financial ratios and fees associated with outstanding letters of credit. As of December 31, 2014, we had $883,428 and $249,375 of outstanding borrowings under the Revolving Credit Facility and the Term Loan, respectively. Of the $883,428 of outstanding borrowings under the Revolving Credit Facility, $680,150 was denominated in United States dollars, 77,200 was denominated in Canadian dollars, 64,250 was denominated in Euros and 71,600 was denominated in Australian dollars. In addition, we also had various outstanding letters of credit totaling $10,403. The remaining amount available for borrowing under the Revolving Credit Facility as of December 31, 2014, based on IMI’s leverage ratio, the last 12 months’ earnings before interest, taxes, depreciation and amortization and rent expense (“EBITDAR”), other adjustments as defined in the Credit Agreement and current external debt, was $606,169 (which amount represents the maximum availability as of such date). The average interest rate in effect under the Credit Agreement was 2.7% as of December 31, 2014. The average interest rate in effect under the Revolving Credit Facility was 2.8% and ranged from 2.3% to 5.1% as of December 31, 2014 and the interest rate in effect under the Term Loan as of December 31, 2014 was 2.4%. For the years ended December 31, 2012, 2013 and 2014, we recorded commitment fees and letter of credit fees of $2,306, $3,167 and $3,322, respectively, based on the unused balances under our revolving credit facilities and outstanding letters of credit. We recorded a charge of $5,544 to other expense (income), net in the third quarter of 2013 related to an amendment of our revolving credit and term loan facilities, representing a write-off of deferred financing costs.

The Credit Agreement, our indentures and other agreements governing our indebtedness contain certain restrictive financial and operating covenants, including covenants that restrict our ability to complete acquisitions, pay cash dividends, incur indebtedness, make investments, sell assets and take certain other corporate actions. The covenants do not contain a rating trigger. Therefore, a change in our debt rating would not trigger a default under the Credit Agreement, our indentures or other agreements governing our indebtedness. The Credit Agreement uses EBITDAR-based calculations as the primary measures of financial performance, including leverage and fixed charge coverage ratios. IMI’s Credit Agreement net total lease adjusted leverage ratio was 5.0 and 5.4 as of December 31, 2013 and 2014, respectively, compared to a maximum allowable ratio of 6.5, and its net secured debt lease adjusted leverage ratio was 2.2 and 2.6 as of December 31, 2013 and 2014, respectively, compared to a maximum allowable ratio of 4.0. IMI’s bond leverage ratio (which is not lease adjusted), per the indentures, was 5.1 and 5.7 as of December 31, 2013 and 2014, respectively, compared to a maximum allowable ratio of 6.5. IMI’s Credit Agreement fixed charge coverage ratio was 2.5 at both December 31, 2013 and 2014 compared to a minimum allowable ratio of 1.5 under the Credit Agreement. Noncompliance with these leverage and fixed charge coverage ratios would have a material adverse effect on our financial condition and liquidity.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

4. Debt (Continued)

b.                                      Notes Issued under Indentures

As of December 31, 2014, we had seven series of senior subordinated or senior notes issued under various indentures, five of which are direct obligations of the parent company, IMI; one (the CAD Notes) is a direct obligation of Canada Company; one (the GBP Notes) is a direct obligation of IME; and all are subordinated to debt outstanding under the Credit Agreement, except the 6% Notes, the CAD Notes and the GBP Notes which are pari passu with the Credit Agreement:

•                  255,000 Euro principal amount of notes maturing on October 15, 2018 and bearing interest at a rate of 6 3/4% per annum, payable semi- annually in arrears on April 15 and October 15;

•                  $400,000 principal amount of notes maturing on October 1, 2019 and bearing interest at a rate of 7 3/4% per annum, payable semi-annually in arrears on April 1 and October 1;

•                  $106,250 principal amount of notes maturing on August 15, 2021 and bearing interest at a rate of 8 3/8% per annum, payable semi-annually in arrears on February 15 and August 15;

•                  200,000 CAD principal amount of notes maturing on August 15, 2021 and bearing interest at a rate of 6 1/8% per annum, payable semi-annually in arrears on February 15 and August 15;

•                  400,000 British pounds sterling principal amount of notes maturing on September 15, 2022 and bearing interest at a rate of 6 1/8% per annum, payable semi-annually in arrears on March 15 and September 15;

•                  $600,000 principal amount of notes maturing on August 15, 2023 and bearing interest at a rate of 6% per annum, payable semi-annually in arrears on February 15 and August 15; and

•                  $1,000,000 principal amount of notes maturing on August 15, 2024 and bearing interest at a rate of 5 3/4% per annum, payable semi-annually in arrears on February 15 and August 15.

The Parent Notes, the CAD Notes and the GBP Notes are fully and unconditionally guaranteed, on a senior or senior subordinated basis, as the case may be, by the Guarantors. These guarantees are joint and several obligations of the Guarantors. The remainder of our subsidiaries do not guarantee the Parent Notes, the CAD Notes or the GBP Notes. Additionally, IMI guarantees the CAD Notes and the GBP Notes. Canada Company and IME do not guarantee the Parent Notes.

In August 2012, we redeemed (1) the $320,000 aggregate principal amount outstanding of the 6 5/8% Senior Subordinated Notes due 2016 at 100% of par, plus accrued and unpaid interest, and (2) the $200,000 aggregate principal amount outstanding of the 8 3/4% Senior Subordinated Notes due 2018 at 102.9% of par, plus accrued and unpaid interest. We recorded a charge to other expense (income), net of $10,628 related to the early extinguishment of this debt in the third quarter of 2012. This charge consists of the call premium, original issue discounts and deferred financing costs related to this debt.

In August 2013, IMI completed an underwritten public offering of $600,000 in aggregate principal amount of 6% Notes, and Canada Company completed an underwritten public offering of 200,000 CAD in aggregate principal amount of the CAD Notes, both of which were issued at 100% of par (together, the “August 2013 Offerings”). The net proceeds to IMI and Canada Company of $782,307, after paying the underwriters’ discounts and commissions, were used to redeem (1) all of the outstanding 7 1/2% CAD Senior Subordinated Notes due 2017, (2) all of the outstanding 8% Senior Subordinated Notes due 2018, (3) all of the outstanding 8% Senior Subordinated Notes due 2020, and (4) $137,500 in principal amount of the 8 3/8% Notes. The remaining net proceeds were used to repay indebtedness under our Revolving Credit Facility. We recorded a charge to other expense (income), net of $38,118 in the third quarter of 2013 related to the early extinguishment of this debt. This charge consists of call and tender premiums, original issue discounts and deferred financing costs related to this debt.

In January 2014, we redeemed the 150,000 British pounds sterling (approximately $248,000) in aggregate principal amount of the 7 1/4% Notes at 100% of par, plus accrued and unpaid interest, utilizing borrowings under our Revolving Credit Facility and cash on-hand.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

4. Debt (Continued)

In September 2014, IME completed a private offering of 400,000 British pounds sterling in aggregate principal amount of the GBP Notes, which were issued at 100% of par. The net proceeds to IME of 394,000 British pounds sterling (approximately $642,000 based on an exchange rate of 1.63), after paying the initial purchasers’ commissions and expenses, were used to repay amounts outstanding under our Revolving Credit Facility and for general corporate purposes.

In December 2014, we redeemed $306,000 aggregate principal outstanding of our 8 3/8% Notes at 104.188% of par, plus accrued and unpaid interest, utilizing borrowings under our Revolving Credit Facility. We recorded a charge to other expense (income), net of $16,495 related to the early extinguishment of this debt in the fourth quarter of 2014 representing the call premium associated with the early redemption, as well as a write-off of original issue discounts and deferred financing costs related to this debt.

Each of the indentures for the notes provides that we may redeem the outstanding notes, in whole or in part, upon satisfaction of certain terms and conditions. In any redemption, we are also required to pay all accrued but unpaid interest on the outstanding notes.

The following table presents the various redemption dates and prices of the senior or senior subordinated notes. The redemption dates reflect the date at or after which the notes may be redeemed at our option at a premium redemption price. After these dates, the notes may be redeemed at 100% of face value:

Redemption Date	6 3/4% Notes October 15,	7 3/4% Notes October 1,	8 3/8% Notes August 15,	CAD Notes August 15,	GBP Notes September 15,	6% Notes August 15,	5 3/4% Notes August 15,
2014	100.000%	—	104.188%	—	—	—	—
2015	100.000%	103.875%(1)	102.792%	—	—	—	—
2016	100.000%	101.938%	101.396%	—	—	—	—
2017	100.000%	100.000%	100.000%	103.063%(1)	104.594%(1)	—	102.875%(1)
2018	100.000%	100.000%	100.000%	101.531%	103.063%	103.000%(1)	101.917%
2019	—	100.000%	100.000%	100.000%	101.531%	102.000%	100.958%
2020	—	—	100.000%	100.000%	100.000%	101.000%	100.000%
2021	—	—	100.000%	100.000%	100.000%	100.000%	100.000%
2022	—	—	—	—	100.000%	100.000%	100.000%
2023	—	—	—	—	—	100.000%	100.000%
2024	—	—	—	—	—	—	100.000%

(1)                                 Prior to this date, the relevant notes are redeemable, at our option, in whole or in part, at a specified make-whole price.

Each of the indentures for the notes provides that we must repurchase, at the option of the holders, the notes at 101% of their principal amount, plus accrued and unpaid interest, upon the occurrence of a “Change of Control,” which is defined in each respective indenture. Except for required repurchases upon the occurrence of a Change of Control or in the event of certain asset sales, each as described in the respective indenture, we are not required to make sinking fund or redemption payments with respect to any of the notes.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

4. Debt (Continued)

Maturities of long-term debt are as follows:

Year	Amount
2015	$52,095
2016	1,178,272
2017	72,629
2018	340,823
2019	422,803
Thereafter	2,598,147
4,664,769
Net Premiums (Discounts)	(1,238)
Total Long-term Debt (including current portion)	$4,663,531

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors

The following data summarizes the consolidating results of IMI on the equity method of accounting as of December 31, 2013 and 2014 and for the years ended December 31, 2012, 2013 and 2014 and are prepared on the same basis as the consolidated financial statements.

The Parent Notes, CAD Notes and GBP Notes are guaranteed by the subsidiaries referred to below as the Guarantors. These subsidiaries are 100% owned by IMI. The guarantees are full and unconditional, as well as joint and several.

Additionally, IMI and the Guarantors guarantee the CAD Notes, which were issued by Canada Company, and the GBP Notes, which were issued by IME. Canada Company and IME do not guarantee the Parent Notes. The subsidiaries that do not guarantee the Parent Notes, the CAD Notes and the GBP Notes, including IME but excluding Canada Company, are referred to below as the Non-Guarantors.

In the normal course of business we periodically change the ownership structure of our subsidiaries to meet the requirements of our business. In the event of such changes, we recast the prior period financial information within this footnote to conform to the current period presentation in the period such changes occur. Generally, these changes do not alter the designation of the underlying subsidiaries as Guarantors or Non-Guarantors. However, they may change whether the underlying subsidiary is owned by the Parent, a Guarantor, Canada Company or a Non-Guarantor. If such a change occurs, the amount of investment in subsidiaries in the below balance sheets and equity in the earnings (losses) of subsidiaries, net of tax in the below statements of operations with respect to the relevant Parent, Guarantors, Canada Company, Non-Guarantors and Eliminations columns also would change.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors

(Continued)

CONSOLIDATED BALANCE SHEETS

	December 31, 2013
	Parent	Guarantors	Canada Company	Non- Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and Cash Equivalents	$1,243	$10,366	$1,094	$107,823	$—	$120,526
Restricted Cash	33,860	—	—	—	—	33,860
Accounts Receivable	—	358,118	38,928	219,751	—	616,797
Intercompany Receivable	761,501	—	1,607	—	(763,108)	—
Other Current Assets	1,120	98,717	5,995	56,622	(30)	162,424
Total Current Assets	797,724	467,201	47,624	384,196	(763,138)	933,607
Property, Plant and Equipment, Net	1,019	1,569,248	172,246	835,747	—	2,578,260
Other Assets, Net:
Long-term Notes Receivable from Affiliates and Intercompany Receivable	1,775,570	1,000	2,672	—	(1,779,242)	—
Investment in Subsidiaries	1,564,405	1,313,835	31,130	70,788	(2,980,158)	—
Goodwill	—	1,638,534	187,259	637,559	—	2,463,352
Other	38,862	376,939	11,257	250,842	(114)	677,786
Total Other Assets, Net	3,378,837	3,330,308	232,318	959,189	(4,759,514)	3,141,138
Total Assets	$4,177,580	$5,366,757	$452,188	$2,179,132	$(5,522,652)	$6,653,005
Liabilities and Equity
Intercompany Payable	$—	$581,029	$—	$182,079	$(763,108)	$—
Current Portion of Long-term Debt	—	30,236	—	22,377	(30)	52,583
Total Other Current Liabilities	125,705	540,169	29,513	221,131	—	916,518
Long-term Debt, Net of Current Portion	3,009,597	508,382	289,105	312,055	—	4,119,139
Long-term Notes Payable to Affiliates and Intercompany Payable	1,000	1,772,144	—	6,098	(1,779,242)	—
Other Long-term Liabilities	40	388,645	31,652	92,808	(114)	513,031
Commitments and Contingencies (See Note 10)
Total Iron Mountain Incorporated Stockholders’ Equity	1,041,238	1,546,152	101,918	1,332,088	(2,980,158)	1,041,238
Noncontrolling Interests	—	—	—	10,496	—	10,496
Total Equity	1,041,238	1,546,152	101,918	1,342,584	(2,980,158)	1,051,734
Total Liabilities and Equity	$4,177,580	$5,366,757	$452,188	$2,179,132	$(5,522,652)	$6,653,005

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors

(Continued)

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31, 2014
	Parent	Guarantors	Canada Company	Non- Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and Cash Equivalents	$2,399	$4,713	$4,979	$113,842	$—	$125,933
Restricted Cash	33,860	—	—	—	—	33,860
Accounts Receivable	—	361,330	37,137	205,798	—	604,265
Intercompany Receivable	—	586,725	—	—	(586,725)	—
Other Current Assets	153	88,709	2,925	61,908	(34)	153,661
Total Current Assets	36,412	1,041,477	45,041	381,548	(586,759)	917,719
Property, Plant and Equipment, Net	840	1,580,337	160,977	808,573	—	2,550,727
Other Assets, Net:
Long-term Notes Receivable from Affiliates and Intercompany Receivable	2,851,651	245	2,448	—	(2,854,344)	—
Investment in Subsidiaries	917,170	656,877	30,751	93,355	(1,698,153)	—
Goodwill	—	1,611,957	180,342	631,484	—	2,423,783
Other	31,108	375,082	26,672	245,251	—	678,113
Total Other Assets, Net	3,799,929	2,644,161	240,213	970,090	(4,552,497)	3,101,896
Total Assets	$3,837,181	$5,265,975	$446,231	$2,160,211	$(5,139,256)	$6,570,342
Liabilities and Equity
Intercompany Payable	$505,083	$—	$3,564	$78,078	$(586,725)	$—
Current Portion of Long-term Debt	—	24,955	—	27,174	(34)	52,095
Total Other Current Liabilities	60,097	470,122	35,142	239,280	—	804,641
Long-term Debt, Net of Current Portion	2,414,646	908,431	245,861	1,042,498	—	4,611,436
Long-term Notes Payable to Affiliates and Intercompany Payable	1,000	2,851,384	—	1,960	(2,854,344)	—
Other Long-term Liabilities	—	115,789	37,558	78,868	—	232,215
Commitments and Contingencies (See Note 10)
Total Iron Mountain Incorporated Stockholders’ Equity	856,355	895,294	124,106	678,753	(1,698,153)	856,355
Noncontrolling Interests	—	—	—	13,600	—	13,600
Total Equity	856,355	895,294	124,106	692,353	(1,698,153)	869,955
Total Liabilities and Equity	$3,837,181	$5,265,975	$446,231	$2,160,211	$(5,139,256)	$6,570,342

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors

(Continued)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2012
	Parent	Guarantors	Canada Company	Non- Guarantors	Eliminations	Consolidated
Revenues:
Storage Rental	$—	$1,156,681	$130,825	$445,632	$—	$1,733,138
Service	—	782,768	—	488,049	—	1,270,817
Total Revenues	—	1,939,449	130,825	933,681	—	3,003,955
Operating Expenses:
Cost of sales (excluding depreciation and amortization)	—	761,092	27,881	488,140	—	1,277,113
Selling, general and administrative	220	591,092	17,741	241,318	—	850,371
Depreciation and amortization	320	192,304	12,797	110,923	—	316,344
(Gain) Loss on disposal/write-down of property, plant and equipment (excluding real estate), net	—	(1,030)	84	5,607	—	4,661
Total Operating Expenses	540	1,543,458	58,503	845,988	—	2,448,489
Operating (Loss) Income	(540)	395,991	72,322	87,693	—	555,466
Interest Expense (Income), Net	196,423	(17,117)	36,114	27,179	—	242,599
Other Expense (Income), Net	32,161	(3,842)	(37)	(12,220)	—	16,062
(Loss) Income from Continuing Operations Before Provision (Benefit) for Income Taxes and (Gain) Loss on Sale of Real Estate	(229,124)	416,950	36,245	72,734	—	296,805
Provision (Benefit) for Income Taxes	—	86,060	12,768	15,476	—	114,304
Loss (Gain) on Sale of Real Estate, Net of Tax	—	39	—	(245)	—	(206)
Equity in the (Earnings) Losses of Subsidiaries, Net of Tax	(400,046)	(73,625)	(5,273)	(23,477)	502,421	—
Income (Loss) from Continuing Operations	170,922	404,476	28,750	80,980	(502,421)	182,707
Income (Loss) from Discontinued Operations, Net of Tax	—	430	—	(7,204)	—	(6,774)
(Loss) Gain on Sale of Discontinued Operations, Net of Tax	—	—	—	(1,885)	—	(1,885)
Net Income (Loss)	170,922	404,906	28,750	71,891	(502,421)	174,048
Less: Net Income (Loss) Attributable to Noncontrolling Interests	—	—	—	3,126	—	3,126
Net Income (Loss) Attributable to Iron Mountain Incorporated	$170,922	$404,906	$28,750	$68,765	$(502,421)	$170,922
Net Income (Loss)	$170,922	$404,906	$28,750	$71,891	$(502,421)	$174,048
Other Comprehensive Income (Loss):
Foreign Currency Translation Adjustments	(2,668)	(212)	8,012	18,054	—	23,186
Equity in Other Comprehensive Income (Loss) of Subsidiaries	25,185	25,421	—	8,012	(58,618)	—
Total Other Comprehensive Income (Loss)	22,517	25,209	8,012	26,066	(58,618)	23,186
Comprehensive Income (Loss)	193,439	430,115	36,762	97,957	(561,039)	197,234
Comprehensive Income (Loss) Attributable to Noncontrolling Interests	—	—	—	3,795	—	3,795
Comprehensive Income (Loss) Attributable to Iron Mountain Incorporated	$193,439	$430,115	$36,762	$94,162	$(561,039)	$193,439

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors

(Continued)

CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

	Year Ended December 31, 2013
	Parent	Guarantors	Canada Company	Non- Guarantors	Eliminations	Consolidated
Revenues:
Storage Rental	$—	$1,174,978	$129,987	$479,756	$—	$1,784,721
Service	—	754,090	35,119	450,693	—	1,239,902
Intercompany service	—	—	—	32,810	(32,810)	—
Total Revenues	—	1,929,068	165,106	963,259	(32,810)	3,024,623
Operating Expenses:
Cost of sales (excluding depreciation and amortization)	—	771,271	27,354	490,253	—	1,288,878
Intercompany service cost of sales	—	—	32,810	—	(32,810)	—
Selling, general and administrative	227	655,052	15,792	252,960	—	924,031
Depreciation and amortization	319	195,794	12,383	113,541	—	322,037
Loss (Gain) on disposal/write-down of property, plant and equipment (excluding real estate), net	5	(100)	21	504	—	430
Total Operating Expenses	551	1,622,017	88,360	857,258	(32,810)	2,535,376
Operating (Loss) Income	(551)	307,051	76,746	106,001	—	489,247
Interest Expense (Income), Net	206,682	(19,731)	40,537	26,686	—	254,174
Other Expense (Income), Net	54,144	1,283	5,410	14,365	—	75,202
(Loss) Income from Continuing Operations Before Provision (Benefit) for Income Taxes and (Gain) Loss on Sale of Real Estate	(261,377)	325,499	30,799	64,950	—	159,871
(Benefit) Provision for Income Taxes	(16)	33,767	12,361	16,015	—	62,127
(Gain) Loss on Sale of Real Estate, Net of Tax	—	—	—	(1,417)	—	(1,417)
Equity in the (Earnings) Losses of Subsidiaries, Net of Tax	(357,823)	(63,775)	(5,681)	(18,438)	445,717	—
Income (Loss) from Continuing Operations	96,462	355,507	24,119	68,790	(445,717)	99,161
(Loss) Income from Discontinued Operations, Net of Tax	—	(529)	—	1,360	—	831
Net Income (Loss)	96,462	354,978	24,119	70,150	(445,717)	99,992
Less: Net Income (Loss) Attributable to Noncontrolling Interests	—	—	—	3,530	—	3,530
Net Income (Loss) Attributable to Iron Mountain Incorporated	$96,462	$354,978	$24,119	$66,620	$(445,717)	$96,462
Net Income (Loss)	$96,462	$354,978	$24,119	$70,150	$(445,717)	$99,992
Other Comprehensive Income (Loss):
Foreign Currency Translation Adjustments	(3,237)	1,177	(11,096)	(18,376)	—	(31,532)
Market Value Adjustments for Securities	—	926	—	—	—	926
Equity in Other Comprehensive Income (Loss) of Subsidiaries	(25,737)	(26,862)	(4,037)	(11,096)	67,732	—
Total Other Comprehensive (Loss) Income	(28,974)	(24,759)	(15,133)	(29,472)	67,732	(30,606)
Comprehensive Income (Loss)	67,488	330,219)	8,986	40,678	(377,985)	69,386
Comprehensive Income (Loss) Attributable to Noncontrolling Interests	—	—	—	1,898	—	1,898
Comprehensive Income (Loss) Attributable to Iron Mountain Incorporated	$67,488	$330,219	$8,986	$38,780	$(377,985)	$67,488

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors

(Continued)

CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

	Year Ended December 31, 2014
	Parent	Guarantors	Canada Company	Non- Guarantors	Eliminations	Consolidated
Revenues:
Storage Rental	$—	$1,208,380	$124,551	$527,312	$—	$1,860,243
Service	—	749,711	68,669	439,070	—	1,257,450
Intercompany service	—	—	—	64,794	(64,794)	—
Total Revenues	—	1,958,091	193,220	1,031,176	(64,794)	3,117,693
Operating Expenses:
Cost of sales (excluding depreciation and amortization)	—	793,274	23,040	528,322	—	1,344,636
Intercompany service cost of sales	—	—	64,794	—	(64,794)	—
Selling, general and administrative	1,182	580,568	13,304	274,518	—	869,572
Depreciation and amortization	225	214,341	11,797	126,780	—	353,143
Loss (Gain) on disposal/write-down of property, plant and equipment (excluding real estate), net	—	829	173	63	—	1,065
Total Operating Expenses	1,407	1,589,012	113,108	929,683	(64,794)	2,568,416
Operating (Loss) Income	(1,407)	369,079	80,112	101,493	—	549,277
Interest Expense (Income), Net	187,650	(23,295)	36,946	59,416	—	260,717
Other Expense (Income), Net	78	(203,380)	(91)	268,580	—	65,187
(Loss) Income from Continuing Operations Before Provision (Benefit) for Income Taxes and (Gain) on Sale of Real Estate	(189,135)	595,754	43,257	(226,503)	—	223,373
(Benefit) Provision for Income Taxes	—	(114,947)	12,876	4,796	—	(97,275)
(Gain) on Sale of Real Estate	—	(196)	(832)	(7,279)	—	(8,307)
Equity in the (Earnings) Losses of Subsidiaries, Net of Tax	(515,254)	196,310	(992)	(31,215)	351,151	—
Income (Loss) from Continuing Operations	326,119	514,587	32,205	(192,805)	(351,151)	328,955
(Loss) Income from Discontinued Operations, Net of Tax	—	(937)	—	728	—	(209)
Net Income (Loss)	326,119	513,650	32,205	(192,077)	(351,151)	328,746
Less: Net Income (Loss) Attributable to Noncontrolling Interests	—	—	—	2,627	—	2,627
Net Income (Loss) Attributable to Iron Mountain Incorporated	$326,119	$513,650	$32,205	$(194,704)	$(351,151)	$326,119
Net Income (Loss)	$326,119	$513,650	$32,205	$(192,077)	$(351,151)	$328,746
Other Comprehensive Income (Loss):
Foreign Currency Translation Adjustments	6,328	47	(10,306)	(62,936)	—	(66,867)
Market Value Adjustments for Securities	—	53	—	—	—	53
Equity in Other Comprehensive Income (Loss) of Subsidiaries	(72,662)	(73,696)	288	(10,306)	156,376	—
Total Other Comprehensive Income (Loss)	(66,334)	(73,596)	(10,018)	(73,242)	156,376	(66,814)
Comprehensive Income (Loss)	259,785	440,054	22,187	(265,319)	(194,775)	261,932
Comprehensive Income (Loss) Attributable to Noncontrolling Interests	—	—	—	2,184	—	2,184
Comprehensive Income (Loss) Attributable to Iron Mountain Incorporated	$259,785	$440,054	$22,187	$(267,503)	$(194,775)	$259,748

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors

(Continued)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2012
	Parent	Guarantors	Canada Company	Non- Guarantors	Eliminations	Consolidated
Cash Flows from Operating Activities:
Cash Flows from Operating Activities-Continuing Operations	$(195,478)	$496,542	$37,299	$105,289	$—	$443,652
Cash Flows from Operating Activities-Discontinued Operations	—	(8,814)	—	(2,102)	—	(10,916)
Cash Flows from Operating Activities	(195,478)	487,728	37,299	103,187	—	432,736
Cash Flows from Investing Activities:
Capital expenditures	—	(134,852)	(8,454)	(97,377)	—	(240,683)
Cash paid for acquisitions, net of cash acquired	—	(28,126)	—	(97,008)	—	(125,134)
Intercompany loans to subsidiaries	88,376	(110,142)	—	—	21,766	—
Investment in subsidiaries	(37,572)	(37,572)	—	—	75,144	—
Investment in restricted cash	1,498	—	—	—	—	1,498
Additions to customer relationship and acquisition costs	—	(23,543)	(2,132)	(3,197)	—	(28,872)
Investment in joint ventures	(2,330)	—	—	—	—	(2,330)
Proceeds from sales of property and equipment and other, net (including real estate)	—	(1,739)	5	3,191	—	1,457
Cash Flows from Investing Activities-Continuing Operations	49,972	(335,974)	(10,581)	(194,391)	96,910	(394,064)
Cash Flows from Investing Activities-Discontinued Operations	—	(1,982)	—	(4,154)	—	(6,136)
Cash Flows from Investing Activities	49,972	(337,956)	(10,581)	(198,545)	96,910	(400,200)
Cash Flows from Financing Activities:
Repayment of revolving credit and term loan facilities and other debt	—	(2,774,070)	(58)	(70,565)	—	(2,844,693)
Proceeds from revolving credit and term loan facilities and other debt	—	2,680,107	—	51,078	—	2,731,185
Early retirement of senior subordinated notes	(525,834)	—	—	—	—	(525,834)
Net proceeds from sales of senior subordinated notes	985,000	—	—	—	—	985,000
Debt financing (repayment to) and equity contribution from (distribution to) noncontrolling interests, net	—	—	—	480	—	480
Intercompany loans from parent	—	(89,878)	4,861	106,783	(21,766)	—
Equity contribution from parent	—	37,572	—	37,572	(75,144)	—
Stock repurchases	(38,052)	—	—	—	—	(38,052)
Parent cash dividends	(318,845)	—	—	—	—	(318,845)
Proceeds from exercise of stock options and employee stock purchase plan	40,244	—	—	—	—	40,244
Excess tax benefits (deficiency) from stock-based compensation	1,045	—	—	—	—	1,045
Payment of debt financing and stock issuance costs	(1,480)	(781)	—	—	—	(2,261)
Cash Flows from Financing Activities-Continuing Operations	142,078	(147,050)	4,803	125,348	(96,910)	28,269
Cash Flows from Financing Activities-Discontinued Operations	—	—	—	(39)	—	(39)
Cash Flows from Financing Activities	142,078	(147,050)	4,803	125,309	(96,910)	28,230
Effect of exchange rates on cash and cash equivalents	—	—	1,880	924	—	2,804
(Decrease) Increase in cash and cash equivalents	(3,428)	2,722	33,401	30,875	—	63,570
Cash and cash equivalents, beginning of year	3,428	10,750	69,945	95,722	—	179,845
Cash and cash equivalents, end of year	$—	$13,472	$103,346	$126,597	$—	$243,415

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors

(Continued)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year Ended December 31, 2013
	Parent	Guarantors	Canada Company	Non- Guarantors	Eliminations	Consolidated
Cash Flows from Operating Activities:
Cash Flows from Operating Activities-Continuing Operations	$(195,786)	$528,011	$28,580	$145,788	$—	$506,593
Cash Flows from Operating Activities-Discontinued Operations	—	(129)	—	1,082	—	953
Cash Flows from Operating Activities	(195,786)	527,882	28,580	146,870	—	507,546
Cash Flows from Investing Activities:
Capital expenditures	—	(180,047)	(6,534)	(100,714)	—	(287,295)
Cash paid for acquisitions, net of cash acquired	—	(212,042)	—	(105,058)	—	(317,100)
Intercompany loans to subsidiaries	387,299	398,299	—	—	(785,598)	—
Investment in subsidiaries	(63,149)	(63,149)	—	—	126,298	—
Investment in restricted cash	(248)	—	—	—	—	(248)
Additions to customer relationship and acquisition costs	—	(18,083)	(498)	(11,610)	—	(30,191)
Proceeds from sales of property and equipment and other, net (including real estate)	—	54	(3,175)	5,205	—	2,084
Cash Flows from Investing Activities-Continuing Operations	323,902	(74,968)	(10,207)	(212,177)	(659,300)	(632,750)
Cash Flows from Investing Activities-Discontinued Operations	—	(4,937)	—	—	—	(4,937)
Cash Flows from Investing Activities	323,902	(79,905)	(10,207)	(212,177)	(659,300)	(637,687)
Cash Flows from Financing Activities:
Repayment of revolving credit and term loan facilities and other debt	—	(5,077,356)	(341,336)	(107,980)	—	(5,526,672)
Proceeds from revolving credit and term loan facilities and other debt	—	4,948,691	438,188	274,871	—	5,661,750
Early retirement of senior subordinated notes	(514,239)	—	(170,895)	—	—	(685,134)
Net proceeds from sales of senior notes	591,000	—	191,307	—	—	782,307
Debt financing (repayment to) and equity contribution from (distribution to) noncontrolling interests, net	(14,852)	—	—	(3,384)	—	(18,236)
Intercompany loans from parent	—	(379,910)	(232,436)	(173,252)	785,598	—
Equity contribution from parent	—	63,149	—	63,149	(126,298)	—
Parent cash dividends	(206,798)	—	—	—	—	(206,798)
Proceeds from exercise of stock options and employee stock purchase plan	17,664	—	—	—	—	17,664
Excess tax benefits (deficiency) from stock-based compensation	2,389	—	—	—	—	2,389
Payment of debt financing and stock issuance costs	(2,037)	(5,657)	(750)	(262)	—	(8,706)
Cash Flows from Financing Activities-Continuing Operations	(126,873)	(451,083)	(115,922)	53,142	659,300	18,564
Cash Flows from Financing Activities-Discontinued Operations	—	—	—	—	—	—
Cash Flows from Financing Activities	(126,873)	(451,083)	(115,922)	53,142	659,300	18,564
Effect of exchange rates on cash and cash equivalents	—	—	(4,703)	(6,609)	—	(11,312)
Increase (Decrease) in cash and cash equivalents	1,243	(3,106)	(102,252)	(18,774)	—	(122,889)
Cash and cash equivalents, beginning of year	—	13,472	103,346	126,597	—	243,415
Cash and cash equivalents, end of year	$1,243	$10,366	$1,094	$107,823	$—	$120,526

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors

(Continued)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year Ended December 31, 2014
	Parent	Guarantors	Canada Company	Non- Guarantors	Eliminations	Consolidated
Cash Flows from Operating Activities:
Cash Flows from Operating Activities-Continuing Operations	$(192,058)	$452,577	$55,538	$156,891	$—	$472,948
Cash Flows from Operating Activities-Discontinued Operations	—	—	—	—	—	—
Cash Flows from Operating Activities	(192,058)	452,577	55,538	156,891	—	472,948
Cash Flows from Investing Activities:
Capital expenditures	—	(217,924)	(6,877)	(137,123)	—	(361,924)
Cash paid for acquisitions, net of cash acquired	—	(3,371)	(29,016)	(95,706)	—	(128,093)
Intercompany loans to subsidiaries	1,307,133	112,845	—	—	(1,419,978)	—
Investment in subsidiaries	(48,203)	(48,203)	—	—	96,406	—
Additions to customer relationship and acquisition costs	—	(26,788)	(2,140)	(5,519)	—	(34,447)
Proceeds from sales of property and equipment and other, net (including real estate)	—	2,641	1,871	39,974	—	44,486
Cash Flows from Investing Activities-Continuing Operations	1,258,930	(180,800)	(36,162)	(198,374)	(1,323,572)	(479,978)
Cash Flows from Investing Activities-Discontinued Operations	—	—	—	—	—	—
Cash Flows from Investing Activities	1,258,930	(180,800)	(36,162)	(198,374)	(1,323,572)	(479,978)
Cash Flows from Financing Activities:
Repayment of revolving credit and term loan facilities and other debt	—	(7,949,523)	(667,505)	(207,683)	—	(8,824,711)
Proceeds from revolving credit and term loan facilities and other debt	—	8,327,608	645,848	311,731	—	9,285,187
Early retirement of senior subordinated notes	(566,352)	—	—	—	—	(566,352)
Net proceeds from sales of senior notes	—	—	—	642,417	—	642,417
Debt financing (repayment to) and equity contribution from (distribution to) noncontrolling interests, net	—	5,716	—	(20,486)	—	(14,770)
Intercompany loans from parent	—	(708,935)	5,866	(716,909)	1,419,978	—
Equity contribution from parent	—	48,203	—	48,203	(96,406)	—
Parent cash dividends	(542,298)	—	—	—	—	(542,298)
Proceeds from exercise of stock options and employee stock purchase plan	44,290	—	—	—	—	44,290
Excess tax deficiency from stock-based compensation	(60)	—	—	—	—	(60)
Payment of debt financing costs and stock issuance costs	(1,296)	(499)	(12)	(2,039)	—	(3,846)
Cash Flows from Financing Activities-Continuing Operations	(1,065,716)	(277,430)	(15,803)	55,234	1,323,572	19,857
Cash Flows from Financing Activities-Discontinued Operations	—	—	—	—	—	—
Cash Flows from Financing Activities	(1,065,716)	(277,430)	(15,803)	55,234	1,323,572	19,857
Effect of exchange rates on cash and cash equivalents	—	—	312	(7,732)	—	(7,420)
Increase (Decrease) in cash and cash equivalents	1,156	(5,653)	3,885	6,019	—	5,407
Cash and cash equivalents, beginning of year	1,243	10,366	1,094	107,823	—	120,526
Cash and cash equivalents, end of year	$2,399	$4,713	$4,979	$113,842	$—	$125,933

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

6. Acquisitions

We account for acquisitions using the acquisition method of accounting, and, accordingly, the assets and liabilities acquired were recorded at their estimated fair values and the results of operations for each acquisition have been included in our consolidated results from their respective acquisition dates. Cash consideration for our various acquisitions was primarily provided through borrowings under our credit facilities and cash equivalents on-hand. The unaudited pro forma results of operations (including revenue and earnings) for the current and prior periods are not presented due to the insignificant impact of the 2012, 2013 and 2014 acquisitions on our consolidated results of operations. Noteworthy acquisitions are as follows:

In April 2012, in order to enhance our existing operations in Brazil, we acquired the stock of Grupo Store, a storage rental and records management and data protection business in Brazil with locations in Sao Paulo, Rio de Janeiro, Porto Alegre and Recife, for a purchase price of approximately $79,000 ($75,000, net of cash acquired). Included in the purchase price is approximately $8,000 held in escrow to secure a working capital adjustment and the indemnification obligations of the former owners of the business (“Sellers”) to IMI. In 2013, approximately $1,500 of the escrow funds were released to the Sellers in connection with the final working capital adjustment. Unless paid to us in accordance with the terms of the agreement, all amounts remaining in escrow after any indemnification payments are paid to the Sellers in four annual installments, commencing in April 2014.

In May 2012, we acquired a controlling interest of our joint venture in Switzerland (Sispace AG), which provides storage rental and records and information management services, in a stock transaction for a cash purchase price of approximately $21,600. The carrying value of the 15% interest that we previously held and accounted for under the equity method of accounting amounted to approximately $1,700 as of the date of acquisition, and the fair value on the date of the acquisition of such interest was approximately $2,700. This resulted in a gain being recorded to other income (expense), net of approximately $1,000 in the second quarter of 2012. The fair value of our previously held equity interest was derived by reducing the total estimated consideration for the controlling interest purchased by 30%, which represents management’s estimate of the control premium paid, in order to derive the fair value of $2,700 for the 15% noncontrolling equity interest which we previously held. We determined the 30% control premium was appropriate after considering the size and location of the business acquired, the potential future profits expected to be generated by the Swiss entity and other publicly available market data.

In May 2013, in order to enhance our existing operations in the United States, we acquired a storage rental and records management business in Texas with locations in Michigan, Texas and Florida, in a cash transaction for a purchase price of approximately $25,000.

In June 2013, in order to enhance our existing operations in Brazil, we acquired the stock of Archivum Comercial Ltda. and AMG Comercial Ltda., storage rental and records management businesses in Sao Paulo, Brazil, in a single transaction for an aggregate purchase price of approximately $29,000. Included in the purchase price is approximately $2,900 held in escrow to secure a post-closing working capital adjustment and the indemnification obligations of the former owners of the businesses to us, to be released in annual installments through 2017.

In September 2013, in order to enhance our existing operations in Latin America, we acquired certain entities with operations in Colombia and Peru. We acquired the stock of G4S Secure Data Solutions Colombia S.A.S. and G4S Document Delivery S.A.S (collectively, “G4S”). G4S, a storage rental and records management business with operations in Bogota, Cali, Medellin and Pereira, Colombia, was acquired in a single transaction for an aggregate purchase price of approximately $54,000. We also acquired the stock of File Service S.A., a storage rental and records management business in Peru, for a purchase price of approximately $16,000.

In October 2013, in order to enhance our existing operations in the United States, we acquired Cornerstone Records Management, LLC and its affiliates, a national, full solution records and information-management company, in a cash transaction for a purchase price of approximately $191,000. Included in the purchase price is approximately $9,000 held in escrow to secure indemnification obligations and certain working capital adjustments.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

6. Acquisitions (Continued)

In January 2014, in order to enhance our existing operations in Australia, we acquired the stock of Tape Management Services Pty Ltd, a storage and data management company with operations in Australia, for approximately $15,300.

In February 2014, in order to enhance our existing operations in Turkey, we acquired the stock of RM Arşiv Yönetim Hizmetleri Ticaret Anonim Şirketi, a storage rental and records management business with operations in Turkey, for approximately $21,200, of which $16,750 was paid in the first quarter of 2014, with the remainder paid in the first quarter of 2015.

In April 2014, in order to enhance our existing operations in Poland, we acquired the stock of OSG Polska sp. z.o.o., a storage rental and records management business with operations in Poland, for approximately $13,700.

In October 2014, in order to enhance our existing operations in Brazil, we acquired the stock of Keepers Brasil Ltda, a storage rental and data management business with operations in Sao Paulo, Brazil, for approximately $46,200. The purchase price includes $5,425 held in escrow to secure indemnification obligations of the former owners of the business to us.

In December 2014, in order to enhance our North American records management operations, we acquired the stock of Canadian-based Securit Records Management for approximately $29,500. Included in the purchase price is approximately $1,300 held in escrow to secure indemnification obligations and certain working capital adjustments.

A summary of the cumulative consideration paid and the allocation of the purchase price paid of all of the acquisitions in each respective year is as follows:

	2012	2013	2014
Cash Paid (gross of cash acquired)	$131,972	$321,121(1)	$134,301(1)
Fair Value of Previously Held Equity Interest	4,265	—	794
Fair Value of Noncontrolling Interest	1,000	—	—
Total Consideration	137,237	321,121	135,095
Fair Value of Identifiable Assets Acquired:
Cash, Accounts Receivable, Prepaid Expenses,
Deferred Income Taxes and Other	18,998	28,532	15,098
Property, Plant and Equipment(2)	11,794	44,681	23,269
Customer Relationship Intangible Assets(3)	59,479	173,733	60,172
Other Assets	4,620	68	3,342
Liabilities Assumed and Deferred Income Taxes(4)	(15,947)	(67,645)	(50,903)
Total Fair Value of Identifiable Net Assets Acquired	78,944	179,369	50,978
Goodwill Initially Recorded	$58,293	$141,752	$84,117

(1)                                 Included in cash paid for acquisitions in the Consolidated Statements of Cash Flows for the year ended December 31, 2013 is contingent and other payments of $(76). Included in cash paid for acquisitions in the Consolidated Statements of Cash Flows for the year ended December 31, 2014 is net cash acquired of $(4,704) and contingent and other payments of $(1,504) related to acquisitions made in previous years.

(2)                                Consists primarily of racking structures, leasehold improvements and computer hardware and software.

(3)                                 The weighted average lives of customer relationship intangible assets associated with acquisitions in 2012, 2013 and 2014 was 17 years, 22 years and 17 years, respectively.

(4)                                 Consists primarily of accounts payable, accrued expenses, notes payable, deferred revenue and deferred income taxes.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

6. Acquisitions (Continued)

Allocations of the purchase price paid for certain acquisitions made in 2014 were based on estimates of the fair value of net assets acquired and are subject to adjustment as additional information becomes available to us. We are not aware of any information that would indicate that the final purchase price allocations for these 2014 acquisitions will differ meaningfully from preliminary estimates. The purchase price allocations of these 2014 acquisitions are subject to finalization of the assessment of the fair value of intangible assets (primarily customer relationship intangible assets), property, plant and equipment (primarily racking structures), operating leases, contingencies and income taxes (primarily deferred income taxes).

In September 2014, we purchased our joint venture partners’ noncontrolling interests in the businesses we operate in Russia, Ukraine and Denmark, which we had previously consolidated. The purchase price of approximately $24,500 is comprised of $17,900 paid at closing, $2,100 payable in 2017 and $4,500 payable in 2020. The components of the purchase price payable in 2017 and 2020 are reflected as non-cash items within our Consolidated Statement of Cash Flows for the year ended December 31, 2014. Of the $17,900 paid at closing, approximately $11,950 was associated with the underlying shares owned by our joint venture partners and approximately $5,950 was associated with the payment of outstanding loans between the joint venture and the joint venture partners.

7. Income Taxes

As noted previously, on June 25, 2014, we announced that we received the favorable PLRs from the IRS necessary for our conversion to a REIT. In the PLRs, the IRS addressed and favorably ruled on our assets and revenue model, including regarding our steel racking structures as real estate for REIT purposes under the Internal Revenue Code of 1986, as amended (the “Code”), our global operations and our transition plans from a C corporation to a REIT. The PLRs are subject to certain qualifications and are based upon certain representations and statements made by us. If such representations and statements are untrue or incomplete in any material respect (including as a result of a material change in relevant facts), we may not be able to rely on the PLRs. After receipt of the PLRs, our board of directors unanimously approved our conversion to a REIT for our taxable year beginning January 1, 2014.

As a REIT, we are generally permitted to deduct from our federal taxable income the dividends we pay to our stockholders. The income represented by such dividends is not subject to federal taxation at the entity level but is taxed, if at all, at the stockholder level. The income of our domestic taxable REIT subsidiaries (“TRSs”), which hold our domestic operations that may not be REIT-compliant as currently operated and structured, is subject, as applicable, to federal and state corporate income tax. In addition, we and our subsidiaries continue to be subject to foreign income taxes in jurisdictions in which they hold assets or conduct operations, regardless of whether held or conducted through subsidiaries disregarded for federal tax purposes or TRSs. We will also be subject to a separate corporate income tax on any gains recognized during a specified period (generally ten years) following the REIT conversion that are attributable to “built-in” gains with respect to the assets that we owned on January 1, 2014; this built-in gains tax will also be imposed on our depreciation recapture recognized into income in 2014 and subsequent taxable years as a result of accounting method changes commenced in our pre- REIT period. If we fail to remain qualified for taxation as a REIT, we will be subject to federal income tax at regular corporate tax rates. Even if we remain qualified for taxation as a REIT, we may be subject to some federal, state, local and foreign taxes on our income and property in addition to taxes owed with respect to our TRS operations. In particular, while state income tax regimes often parallel the federal income tax regime for REITs, many states do not completely follow federal rules and some do not follow them at all.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

7. Income Taxes (Continued)

The significant components of the deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2013	2014
Deferred Tax Assets:
Accrued liabilities	$75,731	$22,236
Deferred rent	25,624	3,144
Net operating loss carryforwards	81,124	64,718
Foreign tax credits	10,229	—
Stock compensation	16,745	—
Federal benefit of unrecognized tax benefits	20,263	14,859
Foreign currency and other adjustments	23,938	8,620
Valuation allowance	(40,278)	(40,182)
	213,376	73,395
Deferred Tax Liabilities:
Other assets, principally due to differences in amortization	(367,936)	(74,782)
Plant and equipment, principally due to differences in depreciation	(168,385)	(39,079)
	(536,321)	(113,861)
Net deferred tax liability	$(322,945)	$(40,466)

The current and noncurrent deferred tax assets (liabilities) are presented below:

	December 31,
	2013	2014
Deferred tax assets	$65,332	$16,655
Deferred tax liabilities	(47,709)	(2,463)
Current deferred tax assets, net	$17,623	$14,192
Deferred tax assets	$148,044	$56,740
Deferred tax liabilities	(488,612)	(111,398)
Noncurrent deferred tax liabilities, net	$(340,568)	$(54,658)

The tax basis of REIT assets, excluding investments in TRSs, is less than the amounts reported for such assets in the accompanying Consolidated Balance Sheet by approximately $486,000 at December 31, 2014.

As of December 31, 2013, we have reclassified approximately $26,916 of long-term deferred income tax liabilities to current deferred income taxes (included within accrued expenses within current liabilities) and prepaid and other assets (included within current assets) in the accompanying Consolidated Balance Sheets related to the depreciation recapture associated with our characterization of certain racking structures as real estate rather than personal property and amortization associated with other intangible assets in conjunction with our conversion to a REIT.

We have federal net operating loss carryforwards, which expire in 2021 through 2033, of $88,090 ($0, tax effected) at December 31, 2014 to reduce future federal taxable income, on which no federal tax benefit is expected to be realized. We have state net operating loss carryforwards, which expire in 2015 through 2033, of $74,439 ($112, tax effected) at December 31, 2014 to reduce future state taxable income, on which an insignificant state tax benefit is expected to be realized. We have assets for foreign net operating losses of $64,606, with various expiration dates (and in some cases no expiration date), subject to a valuation allowance of approximately 62%.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

7. Income Taxes (Continued)

Rollforward of the valuation allowance is as follows:

Year Ended December 31,	Balance at Beginning of the Year	Charged (Credited) to Expense	Other Additions	Other Deductions	Balance at End of the Year
2012	$72,239	$2,274	$1,537	$—	$76,050
2013	76,050	(27,186)	—	(8,586)	40,278
2014	40,278	9,404	—	(9,500)	40,182

We receive a tax deduction upon the exercise of non-qualified stock options or upon the disqualifying disposition by employees of incentive stock options and certain shares acquired under our ESPP for the difference between the exercise price and the market price of the underlying common stock on the date of exercise or disqualifying disposition. The tax benefit for non- qualified stock options associated with our TRSs is included in the consolidated financial statements in the period in which compensation expense is recorded. The tax benefit associated with compensation expense recorded in the consolidated financial statements related to incentive stock options associated with our TRSs is recorded in the period the disqualifying disposition occurs. Incremental tax benefits (deficiencies) in excess of compensation expense recorded in the consolidated financial statements are credited (charged) directly to equity and amounted to $1,045, $2,389 and $(60) for the years ended December 31, 2012, 2013 and 2014, respectively.

The components of income (loss) from continuing operations before provision (benefit) for income taxes and (gain) loss on sale of real estate are:

	Year Ended December 31,
	2012	2013	2014
United States	$189,939	$63,930	$202,067
Canada	44,358	39,038	46,191
Other Foreign	62,508	56,903	(24,885)
	$296,805	$159,871	$223,373

The provision (benefit) for income taxes consists of the following components:

	Year Ended December 31,
	2012	2013	2014
Federal—current	$133,824	$92,237	$118,314
Federal—deferred	(57,166)	(64,441)	(214,132)
State—current	25,384	10,152	28,034
State—deferred	(15,134)	(8,056)	(47,814)
Foreign—current	32,297	59,170	27,167
Foreign—deferred	(4,901)	(26,935)	(8,844)
	$114,304	$62,127	$(97,275)

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

7. Income Taxes (Continued)

A reconciliation of total income tax expense and the amount computed by applying the federal income tax rate of 35% to income from continuing operations before provision (benefit) for income taxes and (gain) loss on sale of real estate for the years ended December 31, 2012, 2013 and 2014, respectively, is as follows:

	Year Ended December 31,
	2012	2013	2014
Computed “expected” tax provision	$103,882	$55,955	$78,181
Changes in income taxes resulting from:
Tax adjustment relating to REIT	—	—	(63,333)
Deferred tax adjustment and other taxes due to REIT conversion	—	—	(182,853)
State taxes (net of federal tax benefit)	6,923	4,384	2,207
Increase in valuation allowance (net operating losses)	9,045	2,832	9,404
Decrease in valuation allowance (foreign tax credits)	(6,771)	(30,018)	—
Foreign repatriation	—	44,751	46,356
Foreign restructuring	—	17,691	—
Impairment of assets and other transaction costs	3,045	6,576	2,869
Reserve accrual (reversal) and audit settlements (net of federal tax benefit)	8,266	(16,322)	3,175
Foreign tax rate differential	(30,798)	(33,852)	(9,496)
Disallowed foreign interest, Subpart F income, and other foreign taxes	15,242	9,708	12,502
Other, net	5,470	422	3,713
Provision (Benefit) for Income Taxes	$114,304	$62,127	$(97,275)

Our effective tax rates for the years ended December 31, 2012, 2013 and 2014 were 38.5%, 38.9% and (43.5)%, respectively. Our effective tax rate is subject to variability in the future due to, among other items: (1) changes in the mix of income between our qualified REIT subsidiaries and our TRSs; (2) tax law changes; (3) volatility in foreign exchange gains (losses); (4) the timing of the establishment and reversal of tax reserves; and (5) our ability to utilize foreign tax credits and net operating losses that we generate.

The primary reconciling items between the federal statutory rate of 35% and our overall effective tax rate for the year ended December 31, 2012 were differences in the rates of tax at which our foreign earnings are subject, including foreign exchange gains and losses in different jurisdictions with different tax rates and state income taxes (net of federal tax benefit). During the year ended December 31, 2012, foreign currency gains were recorded in lower tax jurisdictions associated with our marking-to-market of intercompany loan positions while foreign currency losses were recorded in higher tax jurisdictions associated with our marking-to-market of debt and derivative instruments, which lowered our 2012 effective tax rate by 2.2%. The primary reconciling items between the federal statutory rate of 35% and our overall effective tax rate for the year ended December 31, 2013 were the impact from the repatriation discussed below, which increased our 2013 effective tax rate by 13.1%, and state income taxes (net of federal tax benefit). These expenses were partially offset by a favorable impact provided by the recognition of certain previously unrecognized tax benefits due to expirations of statute of limitation periods and settlements with tax authorities in various jurisdictions and differences in the rates of tax at which our foreign earnings are subject, including foreign exchange gains and losses in different jurisdictions with different tax rates.

During 2013, we completed a plan to utilize both current and carryforward foreign tax credits by repatriating approximately $252,700 (approximately $65,200 of which was previously subject to United States taxes) from our foreign earnings. Due to uncertainty in our ability to fully utilize foreign tax credit carryforwards, we previously did not recognize a full benefit for such foreign tax credit carryforwards in our tax provision. As a result, we recorded an increase in our tax provision from continuing operations in the amount of $63,504 in 2013. This increase was offset by decreases of $18,753 from current year foreign tax credits and $23,301 reversal of valuation allowances related to foreign tax credit carryforwards, resulting in a net increase of $21,450 in our tax provision from continuing operations.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

7. Income Taxes (Continued)

On September 13, 2013, the United States Department of the Treasury and the IRS released final tangible property regulations under Sections 162(a) and 263(a) of the Code regarding the deduction and capitalization of expenditures related to tangible property. In addition, proposed regulations under Section 168 of the Code regarding dispositions of tangible property have also been released. These final and proposed regulations are generally effective for our tax year beginning on January 1, 2014. Early adoption was available, and we adopted the regulations in 2013. The impact from these regulations did not have a material impact on our consolidated results of operations, cash flows and financial position.

As a result of our REIT conversion, we recorded a net tax benefit of $212,151 during the year ended December 31, 2014 for the revaluation of certain deferred tax assets and liabilities associated with the REIT conversion. In 2014, we recorded an increase to the tax provision of $29,298 associated with tax accounting method changes consistent with our REIT conversion, primarily affected through the filing of amended tax returns. The primary other reconciling items between the federal statutory rate of 35% and our overall effective tax rate during the year ended December 31, 2014 was an increase of $46,356 in our tax provision from the repatriation discussed below and other net tax adjustments related to the REIT conversion, including a tax benefit of $63,333 primarily related to the dividends paid deduction. As a REIT, we are entitled to a deduction for dividends paid, resulting in a substantial reduction of federal income tax expense. As a REIT, substantially all of our income tax expense will be incurred based on the earnings generated by our foreign subsidiaries and our domestic TRSs.

The following table presents a reconciliation of significant components of deferred tax assets and liabilities from December 31, 2013 to December 31, 2014:

	December 31, 2013	Revaluation Associated with REIT Conversion	Current Year Activity(1)	December 31, 2014
Deferred Tax Assets
Accrued liabilities	$75,731	$(48,087)	$(5,408)	$22,236
Deferred rent	25,624	(25,749)	3,269	3,144
Net operating loss carryforwards	81,124	(34,912)	18,506	64,718
Foreign tax credits	10,229	(9,207)	(1,022)	—
Stock compensation	16,745	(17,942)	1,197	—
Federal benefit of unrecognized tax benefits	20,263	—	(5,404)	14,859
Unrealized foreign currency and other foreign adjustments	23,938	(34,552)	19,234	8,620
Valuation allowance	(40,278)	—	96	(40,182)
	213,376	(170,449)	30,468	73,395
Deferred Tax Liabilities
Other assets, principally due to differences in amortization	(367,936)	273,268	19,886	(74,782)
Plant and equipment, principally due to differences in depreciation	(168,385)	109,332	19,974	(39,079)
	(536,321)	382,600	39,860	(113,861)
Net Deferred Tax Asset (Liability)	$(322,945)	$212,151	$70,328	$(40,466)

(1)                                 Current year activity primarily consists of additional deferred tax assets and liabilities recognized due to changes in current year taxable temporary differences, purchase accounting and return to accrual adjustments related to the 2013 tax return.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

7. Income Taxes (Continued)

We had not previously provided incremental federal and certain state income taxes on net tax over book outside basis differences related to the earnings of our foreign subsidiaries because our intent, prior to our conversion to a REIT, was to reinvest our current and future undistributed earnings of certain foreign subsidiaries indefinitely outside the United States. As a result of our conversion to a REIT, it is no longer our intent to indefinitely reinvest our current and future undistributed foreign earnings outside the United States, and, therefore, during 2014, we recognized an increase in our tax provision from continuing operations in the amount of $46,356, representing incremental federal and state income taxes and foreign withholding taxes on such foreign earnings. As a REIT, future repatriation of incremental undistributed earnings of our foreign subsidiaries will not be subject to federal or state income tax, with the exception of foreign withholding taxes in limited instances; however, such future repatriations will require distribution in accordance with REIT distribution rules, and any such distribution may then be taxable, as appropriate, at the stockholder level.

The evaluation of an uncertain tax position is a two-step process. The first step is a recognition process whereby we determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is a measurement process whereby a tax position that meets the more likely than not recognition threshold is calculated to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

We have elected to recognize interest and penalties associated with uncertain tax positions as a component of the provision (benefit) for income taxes in the accompanying Consolidated Statements of Operations. We recorded an increase of $1,257, $1,459 and $1,462 for gross interest and penalties for the years ended December 31, 2012, 2013 and 2014, respectively. We had $4,874 and $5,884 accrued for the payment of interest and penalties as of December 31, 2013 and 2014, respectively.

A summary of tax years that remain subject to examination by major tax jurisdictions is as follows:

Tax Years	Tax Jurisdiction
See Below	United States—Federal and State
2007 to present	Canada
2009 to present	United Kingdom

The normal statute of limitations for United States federal tax purposes is three years from the date the tax return is filed. The 2011, 2012 and 2013 tax years remain subject to examination for United States federal tax purposes as well as net operating loss carryforwards utilized in these years. We utilized net operating losses from 2000, 2001 and 2008 in our federal income tax returns for these tax years. The normal statute of limitations for state purposes is between three to five years. However, certain of our state statute of limitations remain open for periods longer than this when audits are in progress.

We are subject to income taxes in the United States and numerous foreign jurisdictions. We are subject to examination by various tax authorities in jurisdictions in which we have business operations or a taxable presence. We regularly assess the likelihood of additional assessments by tax authorities and provide for these matters as appropriate. As of December 31, 2013, we had $51,146 of reserves related to uncertain tax positions included in other long-term liabilities in the accompanying Consolidated Balance Sheet. As of December 31, 2014, we had $55,951 of reserves related to uncertain tax positions, of which $53,078 and $2,873 is included in other long-term liabilities and deferred income taxes, respectively, in the accompanying Consolidated Balance Sheet. Although we believe our tax estimates are appropriate, the final determination of tax audits and any related litigation could result in changes in our estimates.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

7. Income Taxes (Continued)

A reconciliation of unrecognized tax benefits is as follows:

Gross tax contingencies—December 31, 2011	$31,408
Gross additions based on tax positions related to the current year	6,598
Gross additions for tax positions of prior years	3,912
Gross reductions for tax positions of prior years	(427)
Lapses of statutes	(2,829)
Settlements	(1,099)
Gross tax contingencies—December 31, 2012	$37,563
Gross additions based on tax positions related to the current year	5,985
Gross additions for tax positions of prior years	20,275
Gross reductions for tax positions of prior years	(1,370)
Lapses of statutes	(1,312)
Settlements	(9,995)
Gross tax contingencies—December 31, 2013	$51,146
Gross additions based on tax positions related to the current year	3,984
Gross additions for tax positions of prior years	13,717
Gross reductions for tax positions of prior years	(2,699)
Lapses of statutes	(5,350)
Settlements	(4,847)
Gross tax contingencies—December 31, 2014	$55,951

The reversal of these reserves of $55,951 ($41,990 net of federal tax benefit) as of December 31, 2014 will be recorded as a reduction of our income tax provision if sustained. We believe that it is reasonably possible that an amount up to approximately $6,560 of our unrecognized tax positions may be recognized by the end of 2015 as a result of a lapse of statute of limitations or upon closing and settling significant audits in various worldwide jurisdictions.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

8. Quarterly Results of Operations (Unaudited)

Quarter Ended	March 31	June 30	Sept. 30	Dec. 31
2013
Total revenues	$746,706	$754,396	$755,314	$768,207
Operating income (loss)	122,517	129,697	139,958	97,075
Income (loss) from continuing operations	18,152	27,340	5,330	48,339
Total income (loss) from discontinued operations	2,184	(98)	(571)	(684)
Net income (loss)	20,336	27,242	4,759	47,655
Net income (loss) attributable to Iron Mountain Incorporated	19,188	26,366	3,849	47,059(1)
Earnings (losses) per Share-Basic
Income (loss) per share from continuing operations	0.10	0.14	0.03	0.25
Total income (loss) per share from discontinued operations	0.01	—	—	—
Net income (loss) per share attributable to Iron Mountain
Incorporated	0.10	0.14	0.02	0.25
Earnings (losses) per Share-Diluted
Income (loss) per share from continuing operations	0.09	0.14	0.03	0.25
Total income (loss) per share from discontinued operations	0.01	—	—	—
Net income (loss) per share attributable to Iron Mountain
Incorporated	0.10	0.14	0.02	0.24
2014
Total revenues	$770,126	$786,892	$782,697	$777,978
Operating income (loss)	132,616	147,290	141,476	127,895
Income (loss) from continuing operations	42,721	272,702	858	12,674
Total (loss) income from discontinued operations	(612)	(326)	—	729
Net income (loss)	42,109	272,376	858	13,403
Net income (loss) attributable to Iron Mountain Incorporated	41,667	271,637	66	12,749(2)
Earnings (losses) per Share-Basic
Income (loss) per share from continuing operations	0.22	1.42	—	0.06
Total (loss) income per share from discontinued operations	—	—	—	—
Net income (loss) per share attributable to Iron Mountain
Incorporated	0.22	1.41	—	0.06
Earnings (losses) per Share-Diluted
Income (loss) per share from continuing operations	0.22	1.41	—	0.06
Total (loss) income per share from discontinued operations	—	—	—	—
Net income (loss) per share attributable to Iron Mountain Incorporated	0.22	1.40	—	0.06

(1)                                 The change in net income (loss) attributable to Iron Mountain Incorporated in the fourth quarter of 2013 compared to the third quarter of 2013 is primarily attributable to a benefit for income taxes recorded in the fourth quarter of 2013 compared to a provision recorded in the third quarter of 2013 for a net benefit of approximately $50,200, as well as a decrease in other expenses, net of approximately $34,700 primarily as a result of debt extinguishment charges recorded in the third quarter of 2013 of approximately $43,600 that did not repeat in the fourth quarter of 2013, offset by an increase in foreign exchange transaction losses of approximately $11,000. Offsetting these benefits was a decrease in operating income of approximately $42,900. The decrease in operating income is primarily attributable to: (1) $18,700 of restructuring costs associated with our organizational realignment, (2) $11,200 of facilities costs primarily associated with facility consolidation, (3) $8,100 of other cost increases, including costs associated with recent acquisitions and executing our strategy, (4) $3,600 of increased depreciation and amortization, primarily related to business acquisitions, (5) $3,000 in sales, marketing and account management costs within our North American Records and Information Management Business and North American Data Management Business segments (primarily associated with sales commissions), (6) $2,200 of increased bad debt expense and (7) $2,000 of charitable contributions, partially offset by a $7,100 decrease in REIT Costs (defined at Note 9) incurred in the fourth quarter compared to the third quarter of 2013.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

8. Quarterly Results of Operations (Unaudited) (Continued)

(2)                             The change in net income (loss) attributable to Iron Mountain Incorporated in the fourth quarter of 2014 compared to the third quarter of 2014 is primarily attributable to a decrease in the provision for income taxes recorded in the fourth quarter of 2014 compared to the third quarter of 2014 of approximately $54,000. The decrease in the income tax provision was offset by a decrease in operating income of approximately $13,600, a debt extinguishment charge recorded in the fourth quarter of 2014 of approximately $16,500 and an increase in interest expense of $9,800. The decrease in operating income is attributable to a $8,300 increase in selling, general and administrative expenses, primarily due to higher professional fees and charitable contributions, as well as a $4,700 decrease in revenue, primarily due to unfavorable changes in foreign exchange rates, in the fourth quarter compared to the third quarter.

9. Segment Information

As a result of a realignment in senior management reporting structure during the first quarter of 2015, we modified our internal financial reporting to better align internal reporting with how we manage our business. These modifications resulted in the separation of our former International Business segment into two unique reportable operating segments, which we refer to as (1) Western European Business segment and (2) Other International Business segment. Additionally, during the first quarter of 2015, we reassessed the nature of certain costs which were previously being allocated to the North American Records and Information Management Business and North American Data Management Business segments. As a result of this reassessment, we determined that certain product management functions, which were previously being performed to solely benefit our North American operating segments, are now being performed in a manner that benefits the enterprise as a whole. Accordingly, the costs associated with these product management functions are now included within the Corporate and Other Business segment. Previously reported segment information has been restated.

Our five reportable operating segments are described as follows:

•                  North American Records and Information Management Business—storage and information management services throughout the United States and Canada, including the storage of paper documents, as well as other media such as microfilm and microfiche, master audio and videotapes, film, X-rays and blueprints, including healthcare information services, vital records services, service and courier operations, and the collection, handling and disposal of sensitive documents for corporate customers (“Records Management”); information destruction services (“Destruction”); DMS; Fulfillment Services; and Intellectual Property Management.

•                  North American Data Management Business—storage and rotation of backup computer media as part of corporate disaster recovery plans throughout the United States and Canada, including service and courier operations (“Data Protection & Recovery”); server and computer backup services; digital content repository systems to house, distribute, and archive key media assets; and storage, safeguarding and electronic or physical delivery of physical media of all types, primarily for entertainment and media industry clients.

•                  Western European Business—Records Management, Data Protection & Recovery and DMS throughout the United Kingdom, Ireland, Norway, Austria, Belgium, France, Germany, Netherlands, Spain and Switzerland. Until December 2014, our Western European Business segment offered Destruction in the United Kingdom and Ireland.

•                  Other International Business—storage and information management services throughout the remaining European countries in which we operate, Latin America and Asia Pacific, including Records Management, Data Protection & Recovery and DMS. Our European operations included within the Other International Business segment provide Records Management, Data Protection & Recovery and DMS. Our Latin America operations provide Records Management, Data Protection & Recovery, Destruction and DMS throughout Argentina, Brazil, Chile, Colombia, Mexico and Peru. Our Asia Pacific operations provide Records Management, Data Protection & Recovery and DMS throughout Australia, with Records Management and Data Protection & Recovery also provided in certain cities in India, Singapore, Hong Kong-SAR and China. Until December 2014, our Other International Business segment offered Destruction in Australia.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

9. Segment Information (Continued)

•                  Corporate and Other Business —consists of our data center business in the United States, the primary product offering of our Emerging Businesses segment, as well as costs related to executive and staff functions, including finance, human resources and information technology, which benefit the enterprise as a whole. These costs are primarily related to the general management of these functions on a corporate level and the design and development of programs, policies and procedures that are then implemented in the individual segments, with each segment bearing its own cost of implementation. Our Corporate and Other Business segment also includes stock-based employee compensation expense associated with all Employee Stock-Based Awards.

An analysis of our business segment information and reconciliation to the accompanying Consolidated Financial Statements is as follows:

		North
	North American	American Data	Western	Other	Corporate and
	Records & Information	Management	European	International	Other	Total
	Management Business	Business	Business	Business	Business	Consolidated
2012
Total Revenues	$1,780,299	$404,253	$454,347	$352,345	$12,711	$3,003,955
Depreciation and Amortization	163,375	17,841	58,603	44,790	31,735	316,344
Depreciation	151,471	17,034	48,933	31,560	31,600	280,598
Amortization	11,904	807	9,670	13,230	135	35,746
Adjusted OIBDA	670,355	245,208	102,324	71,296	(178,266)	910,917
Total Assets(1)	3,543,166	644,952	1,079,972	774,078	316,171	6,358,339
Expenditures for Segment Assets	138,837	26,243	54,904	136,456	38,249	394,689
Capital Expenditures	98,169	13,106	34,341	56,818	38,249	240,683
Cash Paid for Acquisitions, Net of Cash Acquired	21,770	6,356	19,405	77,603	-	125,134
Additions to Customer Relationship and Acquisition Costs	18,898	6,781	1,158	2,035	-	28,872
2013
Total Revenues	1,769,233	396,519	448,542	397,057	13,272	3,024,623
Depreciation and Amortization	165,097	19,956	55,238	50,247	31,499	322,037
Depreciation	150,557	19,652	45,799	35,480	31,368	282,856
Amortization	14,540	304	9,439	14,767	131	39,181
Adjusted OIBDA	652,575	237,380	123,939	82,064	(201,377)	894,581
Total Assets(1)	3,687,865	690,507	1,093,105	922,307	259,221	6,653,005
Expenditures for Segment Assets	319,419	20,678	42,191	176,712	75,586	634,586
Capital Expenditures	96,545	12,929	32,478	69,757	75,586	287,295
Cash Paid for Acquisitions, Net of Cash Acquired	205,251	6,791	3,028	102,030	-	317,100
Additions to Customer Relationship and Acquisition Costs	17,623	958	6,685	4,925	-	30,191
2014
Total Revenues	1,795,361	390,207	460,535	458,010	13,580	3,117,693
Depreciation and Amortization	177,097	21,770	55,028	64,657	34,591	353,143
Depreciation	158,122	21,458	46,341	44,063	34,573	304,557
Amortization	18,975	312	8,687	20,594	18	48,586
Adjusted OIBDA	698,719	226,396	134,775	80,116	(214,209)	925,797
Total Assets(1)	3,657,366	653,275	988,084	1,001,558	270,059	6,570,342
Expenditures for Segment Assets	198,651	24,387	48,564	185,203	67,659	524,464
Capital Expenditures	145,199	18,076	39,915	92,553	66,181	361,924
Cash Paid for Acquisitions, Net of Cash Acquired	26,450	5,863	4,864	90,916	-	128,093
Additions to Customer Relationship and Acquisition Costs	27,002	448	3,785	1,734	1,478	34,447

(1)   Excludes all intercompany receivables or payables and investment in subsidiary balances.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

9. Segment Information (Continued)

The accounting policies of the reportable operating segments are the same as those described in Note 2. Adjusted OIBDA for each segment is defined as operating income before depreciation, amortization, intangible impairments, (gain) loss on disposal/write-down of property, plant and equipment, net (excluding real estate) and REIT Costs (defined below) directly attributable to the segment. Internally, we use Adjusted OIBDA as the basis for evaluating the performance of, and allocating resources to, our operating segments.

A reconciliation of Adjusted OIBDA to income (loss) from continuing operations before provision (benefit) for income taxes and (gain) loss on sale of real estate on a consolidated basis is as follows:

	Year Ended December 31,
	2012	2013	2014
Adjusted OIBDA	$910,917	$894,581	$925,797
Less: Depreciation and Amortization	316,344	322,037	353,143
(Gain) Loss on Disposal/Write-down of Property, Plant and Equipment (Excluding Real Estate), Net	4,661	430	1,065
REIT Costs(1)	34,446	82,867	22,312
Interest Expense, Net	242,599	254,174	260,717
Other Expense (Income), Net	16,062	75,202	65,187
Income (loss) from Continuing Operations before Provision (Benefit) for Income Taxes and (Gain) Loss on Sale of Real Estate	$296,805	$159,871	$223,373

(1)                                 Includes costs associated with our 2011 proxy contest, the previous work of the former Strategic Review Special Committee of the board of directors and costs associated with our conversion to a REIT, excluding REIT compliance costs beginning January 1, 2014 which we expect to recur in future periods (“REIT Costs”).

Information as to our operations in different geographical areas is as follows:

	Year Ended December 31,
	2012	2013	2014
Revenues:
United States	$1,948,679	$1,938,307	$1,967,169
United Kingdom	290,044	275,343	280,020
Canada	248,583	240,716	231,979
Other International	516,649	570,257	638,525
Total Revenues	$3,003,955	$3,024,623	$3,117,693
Long-lived Assets:
United States	$3,359,560	$3,645,211	$3,619,396
United Kingdom	529,336	520,255	474,748
Canada	445,699	413,821	409,278
Other International	999,652	1,140,111	1,149,201
Total Long-lived Assets	$5,334,247	$5,719,398	$5,652,623

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

9. Segment Information (Continued)

Information as to our revenues by product and service lines is as follows:

	Year Ended December 31,
	2012	2013	2014
Revenues:
Records Management(1)(2)	$2,211,101	$2,244,494	$2,329,546
Data Management(1)(3)	524,627	527,091	531,516
Information Destruction(1)(4)	268,227	253,038	256,631
Total Revenues	$3,003,955	$3,024,623	$3,117,693

(1)                                 Each of the offerings within our product and service lines has a component of revenue that is storage rental related and a component that is service revenues, except the Destruction service offering, which does not have a storage component.

(2)                                 Includes Business Records Management, Compliant Records Management and Consulting Services, DMS, Fulfillment Services, Health Information Management Solutions, Energy Data Services, Dedicated Facilities Management and Technology Escrow Services.

(3)                                 Includes Data Protection & Recovery Services and Entertainment Services.

(4)                                 Includes Secure Shredding and Compliant Information Destruction.

10. Commitments and Contingencies

a.                                      Leases

Most of our leased facilities are leased under various operating leases that typically have initial lease terms of five to ten years. A majority of these leases have renewal options with one or more five-year options to extend and may have fixed or Consumer Price Index escalation clauses. We also lease equipment under operating leases (primarily computers) which have an average lease life of three years. Vehicles and office equipment are also leased and have remaining lease lives ranging from one to seven years. Total rent expense under all of our operating leases was $250,986, $244,390 and $255,193 for the years ended December 31, 2012, 2013 and 2014, respectively.

Estimated minimum future lease payments (excluding common area maintenance charges) include payments for certain renewal periods at our option because failure to renew results in an economic disincentive due to significant capital expenditure costs (e.g., racking structures), thereby making it reasonably assured that we will renew the lease. Such payments in effect at December 31, are as follows:

Year	Operating Lease Payment	Sublease Income	Capital Leases
2015	$233,428	$(5,657)	$52,531
2016	220,328	(4,458)	52,685
2017	207,027	(3,478)	40,539
2018	190,906	(1,361)	34,414
2019	178,728	(729)	25,827
Thereafter	1,216,193	(986)	152,799
Total minimum lease payments	$2,246,610	$(16,669)	358,795
Less amounts representing interest			(116,929)
Present value of capital lease obligations			$241,866

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

10. Commitments and Contingencies (Continued)

In addition, we have certain contractual obligations related to purchase commitments which require minimum payments as follows:

Year	Purchase Commitments
2015	$43,908
2016	19,615
2017	11,943
2018	2,188
2019	1,811
Thereafter	2,310
$81,775

b.                                      Self-Insured Liabilities

We are self-insured up to certain limits for costs associated with workers’ compensation claims, vehicle accidents, property and general business liabilities, and benefits paid under employee healthcare and short-term disability programs. At December 31, 2013 and 2014 there were $32,850 and $33,381, respectively, of self-insurance accruals reflected in accrued expenses of our Consolidated Balance Sheets. The measurement of these costs requires the consideration of historical cost experience and judgments about the present and expected levels of cost per claim. We account for these costs primarily through actuarial methods, which develop estimates of the undiscounted liability for claims incurred, including those claims incurred but not reported. These methods provide estimates of future ultimate claim costs based on claims incurred as of the balance sheet date.

c.                                       Litigation—General

We are involved in litigation from time to time in the ordinary course of business. A portion of the defense and/or settlement costs associated with such litigation is covered by various commercial liability insurance policies purchased by us and, in limited cases, indemnification from third parties. Our policy is to establish reserves for loss contingencies when the losses are both probable and reasonably estimable. We record legal costs associated with loss contingencies as expenses in the period in which they are incurred. The matters described below represent our significant loss contingencies. We have evaluated each matter and, if both probable and estimable, accrued an amount that represents our estimate of any probable loss associated with such matter. In addition, we have estimated a reasonably possible range for all loss contingencies including those described below. We believe it is reasonably possible that we could incur aggregate losses in addition to amounts currently accrued for all matters up to an additional $4,500 over the next several years, of which certain amounts would be covered by insurance or indemnity arrangements.

d.                                      Government Contract Billing Matter

Since October 2001, we have provided services to the United States Government under several General Services Administration (“GSA”) multiple award schedule contracts (the “Schedules”). The Schedules contain a price reductions clause (“Price Reductions Clause”) that requires us to offer to reduce the prices billed under the Schedules to correspond to the prices billed to certain benchmark commercial customers. In 2011, we initiated an internal review covering the contract period commencing in October 2006, and we discovered potential non-compliance with the Price Reductions Clause. We voluntarily disclosed the potential non-compliance for that period to the GSA and its Office of Inspector General (“OIG”) in June 2011.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

10. Commitments and Contingencies (Continued)

In April 2012, the United States Government sent us a subpoena seeking information that substantially overlapped with the subjects that were covered by the voluntary disclosure process that we initiated with the GSA and OIG in June 2011, except that the subpoena sought information dating back to 2000, and sought information about non-GSA federal and state and local customers. In June 2014, we learned that the government subpoena and investigation were the result of a pending, sealed qui tam lawsuit brought against us on behalf of the United States and the State of California. In December 2014, we settled the lawsuit. As a result of the settlement, we paid the United States Government and the State of California $44,500 and $1,250, respectively, in the fourth quarter of 2014. There was no material impact to our consolidated statement of operations in 2014 as a result of the settlement as we had previously accrued and maintained a deferred revenue liability related to this matter.

e.                                       Commonwealth of Massachusetts Assessment

During the third quarter of 2012, we applied for an abatement of assessments from the Commonwealth of Massachusetts. The assessments, issued in the second quarter of 2012, related to a corporate excise audit of the 2004 through 2006 tax years in the aggregate amount of $8,191, including tax, interest and penalties through the assessment date. The applications for abatement were denied during the third quarter of 2012. On October 19, 2012 we filed petitions with the Massachusetts Appellate Tax Board challenging the assessments. In addition, during the second quarter of 2013, Massachusetts assessed tax for the 2007 and 2008 tax years in the aggregate amount of $4,120, including tax, interest and penalties through the assessment date. The assessment is for issues consistent with those assessed in the earlier years. In the third quarter of 2013, we filed an application for abatement for the 2007 and 2008 tax years, which Massachusetts denied on October 15, 2013. On December 13, 2013, we filed a petition with the Massachusetts Appellate Tax Board to challenge the assessment for the 2007 and 2008 tax years. In February 2015, we reached a settlement agreement with the Commonwealth of Massachusetts, under which we paid $6,000 to settle the assessments related to the 2004 through 2008 tax years. Additionally, following a corporate excise audit for the 2009 through 2011 tax years, Massachusetts has issued Notices of Intention to Assess dated December 27, 2014 which set forth proposed corporate excise assessments in the aggregate amount of $1,503, including tax, interest and penalties. We intend to defend this matter vigorously at the Massachusetts Appellate Tax Board.

f.                                        Italy Fire

On November 4, 2011, we experienced a fire at a facility we leased in Aprilia, Italy. The facility primarily stored archival and inactive business records for local area businesses. Despite quick response by local fire authorities, damage to the building was extensive, and the building and its contents were a total loss. Although our warehouse legal liability insurer has reserved its rights to contest coverage related to certain types of potential claims, we believe we carry adequate insurance. We have been sued by four customers, of which three of those matters have been settled. We have also received correspondence from other customers, under various theories of liabilities. We deny any liability with respect to the fire and we have referred these claims to our warehouse legal liability insurer for an appropriate response. We do not expect that this event will have a material impact on our consolidated financial condition, results of operations or cash flows. As discussed in Note 14, we sold our Italian operations on April 27, 2012, and we indemnified the buyers related to certain obligations and contingencies associated with the fire.

Our policy related to business interruption insurance recoveries is to record gains within other (income) expense, net in our Consolidated Statements of Operations and proceeds received within cash flows from operating activities in our Consolidated Statements of Cash Flows. Such amounts are recorded in the period the cash is received. Our policy with respect to involuntary conversion of property, plant and equipment is to record any gain or loss within (gain) loss on disposal/write-down of property, plant and equipment (excluding real estate), net within operating income in our Consolidated Statements of Operations and proceeds received within cash flows from investing activities within our Consolidated Statements of Cash Flows. Losses are recorded when incurred and gains are recorded in the period when the cash received exceeds the carrying value of the related property, plant and equipment. As a result of the sale of the Italian operations, statements of operations and cash flows related to the fire are reflected as discontinued operations.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

10. Commitments and Contingencies (Continued)

g.                                       Argentina Fire

On February 5, 2014, we experienced a fire at a facility we own in Buenos Aires, Argentina. As a result of the quick response by local fire authorities, the fire was contained before the entire facility was destroyed and all employees were safely evacuated; however, a number of first responders lost their lives, or in some cases, were severely injured. The cause of the fire is currently being investigated. We believe we carry adequate insurance and do not expect that this event will have a material impact to our consolidated financial condition, results of operations or cash flows. Revenues from our operations at this facility represent less than 0.5% of our consolidated revenues.

11. Related Party Transactions

Paul F. Deninger, one of our directors, is a senior managing director at Evercore Group L.L.C. (“Evercore”). In May 2013, we entered into an agreement with Evercore, which was amended and restated in August 2013 (the “Evercore Engagement”), pursuant to which Evercore agreed to provide financial advisory services to us in exchange for an aggregate fee of up to $3,000. In connection with the Evercore Engagement, Mr. Deninger agreed, and Evercore represented, that Mr. Deninger would not be involved with the Evercore Engagement and would not receive any fees or direct compensation in connection with the Evercore Engagement. The Evercore Engagement was approved by the audit committee of our board of directors in accordance with our Related Persons Transaction Policy. For the years ended December 31, 2013 and 2014, we have incurred fees associated with the Evercore Engagement, including fees associated with the amendment of our Credit Agreement in August 2013 and discounts and commissions attributable to Evercore’s participation as one of the underwriters in the August 2013 Offerings, as well as monthly retention fees, of $2,750 and $250, respectively.

12. 401(k) Plans

We have a defined contribution plan, which generally covers all non-union United States employees meeting certain service requirements. Eligible employees may elect to defer from 1% to 25% of compensation per pay period up to the amount allowed by the Code. In addition, IME operates a defined contribution plan, which is similar to our United States 401(k) Plan. We make matching contributions based on the amount of an employee’s contribution in accordance with the plan documents. We have expensed $18,026, $19,999 and $18,306 for the years ended December 31, 2012, 2013 and 2014, respectively.

13. Stockholders’ Equity Matters

On September 15, 2014, we announced the declaration by our board of directors of a special distribution of $700,000 (the “Special Distribution”), payable to stockholders of record as of September 30, 2014 (the “Record Date”). The Special Distribution represented the remaining amount of our undistributed earnings and profits attributable to all taxable periods ending on or prior to December 31, 2013, which in accordance with tax rules applicable to REIT conversions, we were required to pay to our stockholders on or before December 31, 2014 in connection with our conversion to a REIT. The Special Distribution also included certain items of taxable income that we recognized in 2014, such as depreciation recapture in respect of accounting method changes commenced in our pre-REIT period as well as foreign earnings and profits recognized as dividend income. The Special Distribution followed an initial special distribution of $700,000 paid to stockholders in November 2012.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

13. Stockholders’ Equity Matters (Continued)

The Special Distribution was paid on November 4, 2014 (the “Payment Date”) to stockholders of record as of the Record Date in a combination of common stock and cash. Stockholders had the right to elect to be paid their pro rata portion of the Special Distribution in all common stock or all cash, with the total cash payment to stockholders limited to no more than $140,000, or 20% of the total Special Distribution, not including cash paid in lieu of fractional shares. Based on stockholder elections, we paid $140,000 of the Special Distribution in cash, not including cash paid in lieu of fractional shares, with the balance paid in the form of common stock. Our shares of common stock were valued for purposes of the Special Distribution based upon the average closing price on the three trading days following October 24, 2014, or $35.55 per share, and as such, we issued approximately 15,750,000 shares of common stock in the Special Distribution. These shares impact weighted average shares outstanding from the date of issuance, and thus impact our earnings per share data prospectively from the Payment Date.

In November 2014, our board of directors declared a distribution of $0.255 per share (the “Catch-Up Distribution”) payable on December 15, 2014 to stockholders of record on November 28, 2014. Our board of directors declared the Catch-Up Distribution because our cash distributions paid from January 2014 through July 2014 were declared and paid before our board of directors had determined that we would elect REIT status effective January 1, 2014 and were lower than they otherwise would have been if the final determination to elect REIT status effective January 1, 2014 had been prior to such distributions.

In February 2010, our board of directors adopted a dividend policy under which we have paid, and in the future intend to pay, quarterly cash dividends on our common stock. Declaration and payment of future quarterly dividends is at the discretion of our board of directors. In 2013 and 2014, our board of directors declared the following dividends:

Declaration Date	Dividend Per Share	Record Date	Total Amount	Payment Date
March 14, 2013	$0.2700	March 25, 2013	$51,460	April 15, 2013
June 6, 2013	0.2700	June 25, 2013	51,597	July 15, 2013
September 11, 2013	0.2700	September 25, 2013	51,625	October 15, 2013
December 16, 2013	0.2700	December 27, 2013	51,683	January 15, 2014
March 14, 2014	0.2700	March 25, 2014	51,812	April 15, 2014
May 28, 2014	0.2700	June 25, 2014	52,033	July 15, 2014
September 15, 2014	0.4750	September 25, 2014	91,993	October 15, 2014
September 15, 2014(1)	3.6144	September 30, 2014	700,000	November 4, 2014
November 17, 2014(2)	0.2550	November 28, 2014	53,450	December 15, 2014
November 17, 2014	0.4750	December 5, 2014	99,617	December 22, 2014

(1)                                 Represents Special Distribution.

(2)                                 Represents Catch-Up Distribution.

During the years ended December 31, 2012, 2013 and 2014, we declared distributions to our stockholders of $886,896, $206,365 and $1,048,905, respectively. These distributions represent approximately $5.12 per share, $1.08 per share and $5.37 per share for the years ended December 31, 2012, 2013 and 2014, respectively, based on the weighted average number of common shares outstanding during each respective year. For each of 2012 and 2014, total amounts distributed included Special Distributions (as described above) of $700,000, or $4.07 and $3.61 per share, respectively, associated with the Company’s conversion to a REIT.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

13. Stockholders’ Equity Matters (Continued)

For federal income tax purposes, distributions to our stockholders are generally treated as nonqualified ordinary dividends, qualified ordinary dividends or return of capital. The IRS requires historical C corporation earnings and profits to be distributed prior to any REIT distributions, which may affect the character of each distribution to our stockholders, including whether and to what extent each distribution is characterized as a qualified or nonqualified ordinary dividend. For the years ended December 31, 2012, 2013 and 2014, the dividends we paid on our common shares were classified as follows:

	Year Ended December 31,
	2012	2013	2014
Nonqualified ordinary dividends	0.0%	0.0%	26.4%
Qualified ordinary dividends	100.0%	100.0%	56.4%
Return of capital	0.0%	0.0%	17.2%
	100.0%	100.0%	100.0%

In December 2013, our board of directors approved, and we entered into, a REIT Status Protection Rights Agreement (the “Rights Agreement”) which provided for a dividend of one preferred stock purchase right (a “Right”) for each share of our common stock outstanding on December 20, 2013. On November 18, 2014, we entered into the First Amendment to the Rights Agreement to extend the expiration of the Rights Agreement from December 9, 2014 to February 28, 2015. On January 20, 2015, in connection with the merger with our predecessor, the Rights Agreement was terminated.

14. Discontinued Operations

Digital Operations

On June 2, 2011, we sold the Digital Business to Autonomy pursuant to the Digital Sale Agreement. In the Digital Sale, Autonomy purchased (1) the shares of certain of IMI’s subsidiaries through which we conducted the Digital Business and (2) certain assets of IMI and its subsidiaries relating to the Digital Business. The Digital Sale qualified as discontinued operations and, as a result, the financial position, operating results and cash flows of the Digital Business, for all periods presented, have been reported as discontinued operations for financial reporting purposes.

The table below summarizes certain results of operations of the Digital Business:

	Year Ended December 31,
	2012	2013	2014
(Loss) Income Before (Benefit) Provision for Income Taxes of Discontinued Operations	$(75)	$(958)	$(960)
(Benefit) Provision for Income Taxes	(505)	(429)	—
Income (Loss) from Discontinued Operations, Net of Tax	$430	$(529)	$(960)

During the year ended December 31, 2013, we recognized a loss before provision of income taxes of discontinued operations of $958 primarily related to the write-off of certain software costs. During the year ended December 31, 2014, we recognized a loss before provision for income taxes of discontinued operations of $960, primarily related to settlements of legal matters directly related to the disposed business.

New Zealand Operations

We completed the sale of our New Zealand operations on October 3, 2011. Our New Zealand operations were previously included within the Other International Business segment. For all periods presented the financial position, operating results and cash flows of our New Zealand operations, including the gain on the sale, have been reported as discontinued operations for financial reporting purposes.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

14. Discontinued Operations (Continued)

The table below summarizes certain results of our New Zealand operations:

	Year Ended December 31,
	2012	2013	2014
(Loss) Income Before (Benefit) Provision for Income Taxes of Discontinued Operations	$(88)	$—	$—
(Benefit) Provision for Income Taxes	(34)	—	—
(Loss) Income from Discontinued Operations, Net of Tax	$(54)	$—	$—

Italian Operations

We sold our Italian operations on April 27, 2012, and we agreed to indemnify the buyers of our Italian operations for certain possible obligations and contingencies associated with the fire in Italy discussed more fully in Note 10.f. Our Italian operations were previously included within the Western European Business segment. For all periods presented, the financial position, operating results and cash flows of our Italian operations, including the loss on the sale, have been reported as discontinued operations for financial reporting purposes.

The table below summarizes certain results of our Italian operations:

	Year Ended December 31,
	2012(1)	2013(2)	2014(2)
Total Revenue	$2,138	$—	$—
(Loss) Income Before (Benefit) Provison for Income Taxes of Discontinued Operations	$(8,692)	$2,290	$751
(Benefit) Provision for Income Taxes	(1,542)	930	—
(Loss) Income from Discontinued Operations, Net of Tax	(7,150)	1,360	751
Loss on Sale of Discontinued Operations, Net of Tax	(1,885)	—	—
Total (Loss) Income from Discontinued Operations and Sale, Net of Tax	$(9,035)	$1,360	$751

(1)                                 Includes the results of operations of Italy through April 27, 2012, the date the sale of our Italian operations was consummated.

(2)                                 During the years ended December 31, 2013 and 2014, we recognized income before provision of income taxes of discontinued operations primarily related to the recovery of insurance proceeds in excess of carrying value.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014

(In thousands, except share and per share data)

15. Restructuring

In the third quarter of 2013, we implemented a plan that called for certain organizational realignments to advance our growth strategy and reduce operating costs, which was completed in 2014. As a result, we recorded restructuring costs of approximately $23,400 and $3,475 for the years ended December 31, 2013 and 2014, respectively, primarily related to employee severance and associated benefits.

Restructuring costs included in the accompanying Consolidated Statements of Operations related to continuing operations is as follows:

	Year Ended December 31,
	2013	2014
Cost of sales (excluding depreciation and amortization)	$3,400	$1,228
Selling, general and administrative expenses	20,000	2,247
Total restructuring costs	$23,400	$3,475

Restructuring costs recorded by segment are as follows:

	Year Ended December 31,
	2013	2014
North American Records and Information Management Business	$12,600	$1,560
North American Data Management Business	2,100	340
Western European Business	2,300	33
Other International Business	1,400	—
Corporate and Other Business	5,000	1,542
Total restructuring costs	$23,400	$3,475

16. Divestitures

In December 2014, we divested our secure shredding operations in Australia, Ireland and the United Kingdom (the “International Shredding Operations”) in a stock transaction for approximately $26,200 in cash at closing, including $1,500 being held in escrow. The assets sold primarily consisted of customer contracts and certain long-lived assets. We have concluded that this divestiture is not a discontinued operation under the guidance in ASU 2014-08 described in Note 2.x. and, therefore, have recorded a pretax gain on sale in other (income) expense, net of approximately $6,900 ($10,200, inclusive of a tax benefit) in our Consolidated Statement of Operations for the year ended December 31, 2014. Revenues from our International Shredding Operations in 2014 represent less than 1% of our consolidated revenues. Approximately $7,750 of goodwill was allocated to the International Shredding Operations, utilizing a relative fair value approach. The International Shredding Operations in Australia were previously included in the Other International Business segment and the International Shredding Operations in the United Kingdom and Ireland were previously included in the Western European Business segment.

IRON MOUNTAIN INCORPORATED

SCHEDULE III—SCHEDULE OF REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2014

(Dollars in thousands)

(A)		(B)	(C)	(D)	(E)	(F)
Region/Country/State/Campus Address	Facilities(1)	Encumbrances	Initial cost to Company	Cost capitalized subsequent to acquisition	Gross amount carried at close of current period(1)(2)	Accumulated depreciation at close of current period(1)(2)	Date of construction or acquired(3)	Life on which depreciation in latest income statement is computed
North America
United States (Including Puerto Rico)
140 Oxmoor Ct, Birmingham, Alabama	1	$—	$1,322	$800	$2,122	$737	2001	Up to 40 years
1420 North Fiesta Blvd, Gilbert, Arizona	1	—	1,637	2,539	4,176	1,082	2001	Up to 40 years
2955 S. 18th Place, Phoenix, Arizona	1	—	12,178	2,546	14,724	2,762	2007	Up to 40 years
4449 South 36th St, Phoenix, Arizona	1	—	7,305	514	7,819	3,774	2012	Up to 40 years
3381 East Global Loop, Tucson, Arizona	1	—	1,622	3,322	4,944	1,993	2000	Up to 40 years
200 Madrone Way, Felton, California	1	—	760	633	1,393	471	1997	Up to 40 years
13379 Jurupa Ave, Fontana, California	1	—	10,472	7,200	17,672	6,604	2002	Up to 40 years
600 Burning Tree Rd, Fullerton, California	1	—	4,762	1,558	6,320	2,183	2002	Up to 40 years
5086 4th St, Irwindale, California	1	—	6,800	2,091	8,891	2,470	2002	Up to 40 years
6933 Preston Ave, Livermore, California	1	—	14,585	12,497	27,082	5,694	2002	Up to 40 years
1006 North Mansfield, Los Angeles, California	1	—	749	—	749	16	2014	Up to 40 years
1025 North Highland Ave, Los Angeles, California	1	—	10,168	17,842	28,010	9,174	1988	Up to 40 years
1350 West Grand Ave, Oakland, California	1	—	15,172	4,629	19,801	12,476	1997	Up to 40 years
1760 North Saint Thomas Circle, Orange, California	1	—	4,576	—	4,576	1,286	2002	Up to 40 years
8700 Mercury Lane, Pico Rivera, California	1	—	27,957	67	28,024	5,811	2012	Up to 40 years
8661 Kerns St, San Diego, California	1	—	10,512	6,641	17,153	4,747	2002	Up to 40 years
1915 South Grand Ave, Santa Ana, California	1	—	3,420	1,095	4,515	1,459	2001	Up to 40 years
2680 Sequoia Dr, South Gate, California	1	—	6,329	2,104	8,433	3,222	2002	Up to 40 years
111 Uranium Drive, Sunnyvale, California	1	—	9,645	4,919	14,564	3,102	2002	Up to 40 years
25250 South Schulte Rd, Tracy, California	1	—	3,049	1,615	4,664	1,354	2001	Up to 40 years
3576 N. Moline, Aurora, Colorado	1	—	1,583	1,827	3,410	1,066	2001	Up to 40 years
North Stone Ave, Colorado Springs, Colorado	2	—	761	2,671	3,432	1,174	2001	Up to 40 years
11333 E 53rd Ave, Denver, Colorado	1	—	7,403	9,807	17,210	6,187	2001	Up to 40 years
5151 E. 46th Ave, Denver, Coloardo	1	—	6,312	—	6,312	569	2014	Up to 40 years
20 Eastern Park Rd, East Hartford, Connecticut	1	—	7,417	1,180	8,597	5,044	2002	Up to 40 years
Bennett Rd, Suffield, Connecticut	2	—	1,768	672	2,440	967	2000	Up to 40 years
Kennedy Road, Windsor, Connecticut	2	—	10,447	29,062	39,509	12,790	2001	Up to 40 years
293 Ella Grasso Rd, Windsor Locks, Connecticut	1	—	4,021	1,274	5,295	2,120	2002	Up to 40 years
150-200 Todds Ln, Wilmington, Delaware	1	—	7,226	843	8,069	4,157	2002	Up to 40 years
13280 Vantage Way, Jacksonville, Florida	1	—	1,853	192	2,045	619	2001	Up to 40 years
12855 Starkey Rd, Largo, Florida	1	—	3,293	2,392	5,685	2,192	2001	Up to 40 years
10002 Satellite Blvd, Orlando, Florida	1	—	1,927	245	2,172	631	2001	Up to 40 years
3501 Electronics Way, West Palm Beach, Florida	1	—	4,201	12,708	16,909	3,978	2001	Up to 40 years
1890 MacArthur Blvd, Atlanta Georgia	1	—	1,786	620	2,406	778	2002	Up to 40 years
3881 Old Gordon Rd, Atlanta, Georgia	1	—	1,185	291	1,476	677	2001	Up to 40 years
5319 Tulane Drive SW, Atlanta, Georgia	1	—	2,808	3,131	5,939	1,846	2002	Up to 40 years

IRON MOUNTAIN INCORPORATED

SCHEDULE III—SCHEDULE OF REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

DECEMBER 31, 2014

(Dollars in thousands)

(A)		(B)	(C)	(D)	(E)	(F)
Region/Country/State/Campus Address	Facilities(1)	Encumbrances	Initial cost to Company	Cost capitalized subsequent to acquisition	Gross amount carried at close of current period(1)(2)	Accumulated depreciation at close of current period(1)(2)	Date of construction or acquired(3)	Life on which depreciation in latest income statement is computed
3150 Nifda Dr, Smyrna, Georgia	1	$—	$463	$640	$1,103	$551	1990	Up to 40 years
1301 S. Rockwell St, Chicago, Illinois	1	—	7,947	18,461	26,408	11,484	1999	Up to 40 years
2211 W. Pershing Rd, Chicago, Illinois	1	—	4,264	12,850	17,114	5,639	2001	Up to 40 years
2425 South Halsted St, Chicago, Illinois	1	—	7,470	925	8,395	3,098	2006	Up to 40 years
2604 West 13th St, Chicago, Illinois	1	—	404	2,670	3,074	2,111	2001	Up to 40 years
2255 Pratt Blvd, Elk Grove, Illinois	1	—	1,989	3,622	5,611	741	2000	Up to 40 years
4175 Chandler Dr Opus No. Corp, Hanover Park, Illinois	1	—	22,048	17	22,065	5,838	2014	Up to 40 years
6120 Churchman Bypass, Indianapolis, Indiana	1	—	4,827	7,761	12,588	4,013	2002	Up to 40 years
6090 NE 14th Street, Des Moines, Iowa	1	—	622	313	935	247	2003	Up to 40 years
South 7th St, Louisville, Kentucky	4	—	709	8,166	8,875	2,760	Various	Up to 40 years
900 Distributors Row, New Orleans, Louisiana	1	—	7,607	816	8,423	4,794	2002	Up to 40 years
1274 Commercial Drive, Port Allen, Louisiana	1	—	2,680	3,133	5,813	1,866	2003	Up to 40 years
8928 McGaw Ct, Columbia, Maryland	1	—	2,198	5,511	7,709	2,130	1999	Up to 40 years
10641 Iron Bridge Rd, Jessup, Maryland	1	—	3,782	689	4,471	1,831	2000	Up to 40 years
8275 Patuxent Range Rd, Jessup, Maryland	1	—	10,105	7,181	17,286	7,003	2001	Up to 40 years
96 High St, Billerica, Massachusetts	1	—	3,221	3,776	6,997	2,705	1998	Up to 40 years
120 Hampden St, Boston, Massachusetts	1	—	164	420	584	388	2002	Up to 40 years
32 George St, Boston, Massachusetts	1	—	1,820	5,067	6,887	4,451	1991	Up to 40 years
3435 Sharps Lot Rd, Dighton, Massachusetts	1	—	1,911	514	2,425	1,728	1999	Up to 40 years
77 Constitution Boulevard, Franklin, Massachusetts	1	—	5,413	48	5,461	43	2014	Up to 40 years
216 Canal St, Lawrence, Massachusetts	1	—	1,298	975	2,273	902	2001	Up to 40 years
Bearfoot Road, Northboro, Massachusetts	2	—	55,923	18,343	74,266	27,786	Various	Up to 40 years
6601 Sterling Dr South, Sterling Heights, Michigan	1	—	1,294	1,048	2,342	925	2002	Up to 40 years
1985 Bart Ave, Warren, Michigan	1	—	1,802	314	2,116	784	2000	Up to 40 years
Wahl Court, Warren, Michigan	2	—	3,426	2,253	5,679	2,876	Various	Up to 40 years
31155 Wixom Rd, Wixom, Michigan	1	—	4,000	1,142	5,142	1,906	2001	Up to 40 years
3140 Ryder Trail South, Earth City, Missouri	1	—	3,072	2,796	5,868	1,414	2004	Up to 40 years
Leavenworth St/18th St, Omaha, Nebraska	3	—	2,924	10,273	13,197	3,945	Various	Up to 40 years
4105 North Lamb Blvd, Las Vegas, Nevada	1	—	3,430	8,614	12,044	3,773	2002	Up to 40 years
17 Hydro Plant Rd, Milton, New Hampshire	1	—	6,179	4,015	10,194	4,739	2001	Up to 40 years
Kimberly Rd, East Brunsick, New Jersey	3	—	22,105	5,094	27,199	10,184	Various	Up to 40 years
1189 Magnolia Ave, Elizabeth, New Jersey	1	—	1,278	2,102	3,380	1,310	2000	Up to 40 years
811 Route 33, Freehold, New Jersey	3	—	38,697	49,849	88,546	34,649	Various	Up to 40 years
650 Howard Avenue, Somerset, New Jersey	1	—	3,585	11,303	14,888	3,291	2006	Up to 40 years
555 Gallatin Place, Alburquerque, New Mexico	1	—	4,083	377	4,460	1,773	2001	Up to 40 years
7500 Los Volcanes Rd NW, Albuquerque, New Mexico	1	—	2,801	1,791	4,592	1,944	1999	Up to 40 years

IRON MOUNTAIN INCORPORATED

SCHEDULE III—SCHEDULE OF REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

DECEMBER 31, 2014

(Dollars in thousands)

(A)		(B)	(C)	(D)	(E)	(F)
Region/Country/State/Campus Address	Facilities(1)	Encumbrances	Initial cost to Company	Cost capitalized subsequent to acquisition	Gross amount carried at close of current period(1)(2)	Accumulated depreciation at close of current period(1)(2)	Date of construction or acquired(3)	Life on which depreciation in latest income statement is computed
100 Bailey Ave, Buffalo, New York	1	$—	$1,324	$9,528	$10,852	$4,252	1998	Up to 40 years
64 Leone Ln, Chester, New York	1	—	5,086	1,047	6,133	2,771	2000	Up to 40 years
1368 County Rd 8, Farmington, New York	1	—	2,611	4,411	7,022	3,240	1998	Up to 40 years
County Rd 10, Linlithgo, New York	2	—	102	2,878	2,980	899	2001	Up to 40 years
77 Seaview Blvd, N. Hempstead New York	1	—	5,719	1,294	7,013	1,648	2006	Up to 40 years
37 Hurds Corner Road, Pawling, New York	1	—	4,323	443	4,766	1,383	2005	Up to 40 years
Ulster Ave/Route 9W, Port Ewen, New York	3	—	23,137	7,222	30,359	17,537	2001	Up to 40 years
Binnewater Rd, Rosendale, New York	2	—	5,142	9,291	14,433	3,861	Various	Up to 40 years
220 Wavel St, Syracuse, New York	1	—	2,929	1,983	4,912	2,153	1997	Up to 40 years
14500 Weston Pkwy, Cary, North Carolina	1	—	1,880	1,619	3,499	1,205	1999	Up to 40 years
1034 Hulbert Ave, Cincinnati, Ohio	1	—	786	794	1,580	659	2000	Up to 40 years
1275 East 40th, Cleveland, Ohio	1	—	3,129	354	3,483	1,487	1999	Up to 40 years
7208 Euclid Avenue, Cleveland, Ohio	1	—	3,336	2,404	5,740	2,002	2001	Up to 40 years
4260 Tuller Ridge Rd, Dublin, Ohio	1	—	1,030	1,538	2,568	1,123	1999	Up to 40 years
2120 Buzick Drive, Obetz, Ohio	1	—	4,317	12,715	17,032	4,534	2003	Up to 40 years
302 South Byrne Rd, Toledo, Ohio	1	—	602	804	1,406	431	2001	Up to 40 years
7530 N. Leadbetter Road, Portland, Oregon	1	—	5,187	1,813	7,000	3,214	2002	Up to 40 years
Branchton Rd, Boyers, Pennsylvania	2	—	21,166	122,202	143,368	26,668	Various	Up to 40 years
1201 Freedom Rd, Cranberry Township, Pennsylvania	1	—	1,057	11,953	13,010	4,698	2001	Up to 40 years
800 Carpenters Crossings, Folcroft, Pennsylvania	1	—	2,457	853	3,310	1,513	2000	Up to 40 years
36 Great Valley Pkwy, Malvern, Pennsylvania	1	—	2,397	6,421	8,818	2,641	1999	Up to 40 years
Henderson Dr/Elmwood Ave, Sharon Hill, Pennsylvania	3	—	24,153	9,562	33,715	12,690	Various	Up to 40 years
Las Flores Industrial Park, Rio Grande, Puerto Rico	1	—	4,185	3,225	7,410	2,986	2001	Up to 40 years
24 Snake Hill Road, Chepachet, Rhode Island	1	—	2,659	1,995	4,654	1,955	2001	Up to 40 years
Mitchell Street, Knoxville, Tennessee	2	—	718	3,752	4,470	1,053	Various	Up to 40 years
415 Brick Church Park Dr, Nashville, Tennessee	1	—	2,312	3,681	5,993	2,691	2000	Up to 40 years
6005 Dana Way, Nashville, Tennessee	2	—	1,827	1,802	3,629	1,142	2000	Up to 40 years
11406 Metric Blvd, Austin, Texas	1	—	5,489	1,725	7,214	3,025	2002	Up to 40 years
6600 Metropolis Drive, Austin, Texas	1	—	4,519	242	4,761	531	2011	Up to 40 years
1800 Columbian Club Dr, Carrollton, Texas	1	—	19,673	64	19,737	6,020	2013	Up to 40 years
1905 John Connally Dr, Carrolton, Texas	1	—	2,174	394	2,568	960	2000	Up to 40 years
Alma St, Dallas, Texas	2	—	3,431	1,297	4,728	2,020	2000	Up to 40 years
13425 Branchview Ln, Dallas, Texas	1	—	3,518	3,237	6,755	3,099	2001	Up to 40 years
Cockrell Ave, Dallas, Texas	2	—	3,950	1,914	5,864	2,652	2000	Up to 40 years
1819 S. Lamar St, Dallas, Texas	1	—	3,215	596	3,811	1,849	2000	Up to 40 years
2000 Robotics Place Suite B, Fort Worth, Texas	1	—	5,328	450	5,778	2,051	2002	Up to 40 years

IRON MOUNTAIN INCORPORATED

SCHEDULE III—SCHEDULE OF REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

DECEMBER 31, 2014

(Dollars in thousands)

(A)		(B)	(C)	(D)	(E)	(F)
Region/Country/State/Campus Address	Facilities(1)	Encumbrances	Initial cost to Company	Cost capitalized subsequent to acquisition	Gross amount carried at close of current period(1)(2)	Accumulated depreciation at close of current period(1)(2)	Date of construction or acquired(3)	Life on which depreciation in latest income statement is computed
1202 Ave R, Grand Prairie, Texas	1	$—	$8,354	$1,660	$10,014	$4,245	2003	Up to 40 years
15333 Hempstead Hwy, Houston, Texas	3	—	6,327	33,410	39,737	5,615	2004	Up to 40 years
2600 Center Street, Houston, Texas	1	—	2,840	1,335	4,175	1,870	2000	Up to 40 years
3502 Bissonnet St, Houston, Texas	1	—	7,687	178	7,865	5,062	2002	Up to 40 years
5249 Glenmont Ave, Houston, Texas	1	—	3,467	1,775	5,242	1,786	2000	Up to 40 years
5707 Chimney Rock, Houston, Texas	1	—	1,032	916	1,948	746	2002	Up to 40 years
5757 Royalton Dr, Houston, Texas	1	—	1,795	863	2,658	864	2000	Up to 40 years
6203 Bingle Rd, Houston, Texas	1	—	3,188	10,845	14,033	6,609	2001	Up to 40 years
9601 West Tidwell, Houston, Texas	1	—	1,680	486	2,166	756	2001	Up to 40 years
1235 North Union Bower, Irving, Texas	1	—	1,574	960	2,534	944	2001	Up to 40 years
15300 FM 1825, Pflugerville, Texas	2	—	3,811	7,381	11,192	2,991	2001	Up to 40 years
929 South Medina St, San Antonio, Texas	1	—	3,883	1,079	4,962	1,901	2002	Up to 40 years
930 Avenue B, San Antonio, Texas	1	—	393	171	564	153	1998	Up to 40 years
931 North Broadway, San Antonio, Texas	1	—	3,526	759	4,285	2,142	1999	Up to 40 years
1665 S. 5350 West, Salt Lake City, Utah	1	—	6,239	2,361	8,600	3,524	2002	Up to 40 years
11052 Lakeridge Pkwy, Ashland, Virginia	1	—	1,709	1,813	3,522	1,197	1999	Up to 40 years
4555 Progress Road, Norfolk, Virginia	1	—	6,527	209	6,736	1,922	2011	Up to 40 years
7700-7730 Southern Dr, Springfield, Virginia	1	—	14,167	1,813	15,980	7,835	2002	Up to 40 years
8001 Research Way, Springfield, Virginia	1	—	5,230	2,309	7,539	2,119	2002	Up to 40 years
22445 Randolph Dr, Sterling, Virginia	1	—	7,598	3,647	11,245	4,324	2005	Up to 40 years
307 South 140th St, Burien, Washington	1	—	2,078	2,062	4,140	1,653	1999	Up to 40 years
8908 W. Hallett Rd, Cheney, Washington	1	—	510	3,915	4,425	1,177	1999	Up to 40 years
6600 Hardeson Rd, Everett, Washington	1	—	5,399	3,190	8,589	2,428	2002	Up to 40 years
19826 Russell Rd South, Kent, Washington	1	—	14,793	8,047	22,840	7,270	2002	Up to 40 years
1201 N. 96th St, Seattle, Washington	1	—	4,496	1,122	5,618	2,557	2001	Up to 40 years
12021 West Bluemound Rd, Wauwatosa, Wisconsin	1	—	1,307	2,040	3,347	942	1999	Up to 40 years
	162	—	767,030	672,245	1,439,275	486,109

IRON MOUNTAIN INCORPORATED

SCHEDULE III—SCHEDULE OF REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

DECEMBER 31, 2014

(Dollars in thousands)

(A)		(B)	(C)	(D)	(E)	(F)
Region/Country/State/Campus Address	Facilities(1)	Encumbrances	Initial cost to Company	Cost capitalized subsequent to acquisition	Gross amount carried at close of current period(1)(2)	Accumulated depreciation at close of current period(1)(2)	Date of construction or acquired(3)	Life on which depreciation in latest income statement is computed
Canada
One Command Court, Bedford	1	$—	$3,847	$4,809	$8,656	$2,941	2000	Up to 40 years
195 Summerlea Road, Brampton	1	—	5,403	5,737	11,140	3,878	2000	Up to 40 years
10 Tilbury Court, Brampton	1	—	5,007	16,195	21,202	4,284	2000	Up to 40 years
8825 Northbrook Court, Burnaby	1	—	8,091	1,448	9,539	3,560	2001	Up to 40 years
8088 Glenwood Drive, Burnaby	1	—	4,326	8,040	12,366	3,170	2005	Up to 40 years
5811 26th Street S.E., Calgary	1	—	14,658	10,383	25,041	8,384	2000	Up to 40 years
3905-101 Street, Edmonton	1	—	2,020	829	2,849	1,223	2000	Up to 40 years
3005 Boul. Jean-Baptiste Deschamps, Lachine	1	—	2,751	453	3,204	1,097	2000	Up to 40 years
1655 Fleetwood, Laval	1	—	8,196	16,495	24,691	9,062	2000	Up to 40 years
4005 Richelieu, Montreal	1	—	1,800	1,343	3,143	1,183	2000	Up to 40 years
1209 Algoma Rd, Ottawa	1	—	1,059	6,759	7,818	2,836	2000	Up to 40 years
1650 Comstock Rd, Ottawa	1	—	7,691	2,697	10,388	2,113	2003	Up to 40 years
235 Edson Street, Saskatoon	1	—	829	1,562	2,391	549	2008	Up to 40 years
640 Coronation Drive, Scarborough	1	—	1,853	1,023	2,876	964	2000	Up to 40 years
610 Sprucewood Ave, Windsor	1	—	1,243	537	1,780	416	2007	Up to 40 years
	15	—	68,774	78,310	147,084	45,660
	177	—	835,804	750,555	1,586,359	531,769

IRON MOUNTAIN INCORPORATED

SCHEDULE III—SCHEDULE OF REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

DECEMBER 31, 2014

(Dollars in thousands)

(A)		(B)	(C)	(D)	(E)	(F)
Region/Country/State/Campus Address	Facilities(1)	Encumbrances	Initial cost to Company	Cost capitalized subsequent to acquisition	Gross amount carried at close of current period(1)(2)	Accumulated depreciation at close of current period(1)(2)	Date of construction or acquired(3)	Life on which depreciation in latest income statement is computed
Europe								Up to 40 years
Gewerbeparkstr. 3, Vienna, Austria	1	$—	$6,542	$1,777	$8,319	$1,260	2010	Up to 40 years
Woluwelaan 147, Diegem, Belgium	1	—	2,541	4,975	7,516	2,504	2003	Up to 40 years
Jeumont-Schneider, Champagne Sur Seine, France	3	—	1,750	1,551	3,301	1,231	2003	Up to 40 years
ZI des Sables, Morangis, France	1	2,235	12,407	—	12,407	5,830	2004	Up to 40 years
Brommer Weg 1, Wipshausen, Germany	1	—	3,220	—	3,220	1,697	2006	Up to 40 years
Warehouse and Offices 4 Springhill, Cork, Ireland	1	—	9,040	1,653	10,693	2,754	2014	Up to 40 years
17 Crag Terrace, Dublin, Ireland	1	—	2,818	996	3,814	960	2001	Up to 40 years
Damastown Industrial Park, Dublin, Ireland	1	—	16,034	5,781	21,815	4,210	2012	Up to 40 years
Howemoss Drive, Aberdeen, Scotland	2	—	6,970	7,559	14,529	3,084	Various	Up to 40 years
Traquair Road, Innerleithen, Scotland	1	—	113	2,497	2,610	794	2004	Up to 40 years
Nettlehill Road, Houston Industrial Estate, Livingston, Scotland	1	—	11,517	29,434	40,951	14,604	2001	Up to 40 years
Av Madrid s/n Poligono Industrial Matillas, Alcala de Henares, Spain	1	—	186	—	186	—	2014	Up to 40 years
Calle Bronce, 37, Chiloeches, Spain	1	—	11,011	2,808	13,819	1,552	2010	Up to 40 years
Ctra M.118 , Km.3 Parcela 3, Madrid, Spain	1	—	3,981	6,054	10,035	4,703	2001	Up to 40 years
Fundicion 8, Rivas-Vaciamadrid, Spain	1	—	1,022	2,594	3,616	1,221	2002	Up to 40 years
Abanto Ciervava, Spain	2	—	1,053	—	1,053	412	Various	Up to 40 years
628 Western Avenue, Acton, United Kingdom	1	—	2,070	87	2,157	766	2003	Up to 40 years
65 Egerton Road, Birmingham, United Kingdom	1	—	6,980	2,897	9,877	4,355	2003	Up to 40 years
Otterham Quay Lane, Gillingham, United Kingdom	13	—	7,418	4,874	12,292	4,730	2003	Up to 40 years
Pennine Way, Hemel Hempstead, United Kingdom	1	—	10,847	7,482	18,329	6,356	2004	Up to 40 years
Kemble Industrial Park, Kemble, United Kingdom	2	—	5,277	8,926	14,203	8,157	2004	Up to 40 years
Gayton Road, Kings Lynn, United Kingdom	3	—	3,119	1,872	4,991	2,783	2003	Up to 40 years
24/26 Gillender Street, London, United Kingdom	1	—	4,666	2,910	7,576	2,390	2003	Up to 40 years
Cody Road, London, United Kingdom	2	—	20,307	9,204	29,511	9,212	2003	Up to 40 years
Unit 10 High Cross Centre, London, United Kingdom	1	—	3,598	1,104	4,702	1,153	2003	Up to 40 years
Old Poplar Bus Garage, London, United Kingdom	1	—	4,639	2,923	7,562	3,237	2003	Up to 40 years
17 Broadgate, Oldham, United Kingdom	1	—	4,039	1,076	5,115	2,074	2008	Up to 40 years
Harpway Lane, Sopley, United Kingdom	1	—	681	1,781	2,462	1,208	2004	Up to 40 years
Unit 1A Broadmoor Road, Swindom, United Kingdom	1	—	2,636	1,042	3,678	860	2006	Up to 40 years
	49	2,235	166,482	113,857	280,339	94,097

IRON MOUNTAIN INCORPORATED

SCHEDULE III—SCHEDULE OF REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

DECEMBER 31, 2014

(Dollars in thousands)

(A)		(B)	(C)	(D)	(E)	(F)
Region/Country/State/Campus Address	Facilities(1)	Encumbrances	Initial cost to Company	Cost capitalized subsequent to acquisition	Gross amount carried at close of current period(1)(2)	Accumulated depreciation at close of current period(1)(2)	Date of construction or acquired(3)	Life on which depreciation in latest income statement is computed
Latin America
Amancio Alcorta 2396, Buenos Aires, Argentina	2	$—	$655	$2,113	$2,768	$813	Various	Up to 40 years
Azara 1245, Buenos Aires, Argentina	1	—	166	168	334	113	1998	Up to 40 years
Saraza 6135, Buenos Aires, Argentina	1	—	144	272	416	118	1995	Up to 40 years
Spegazzini, Ezeiza Buenos Aires, Argentina	1	—	12,773	5,020	17,793	2,483	2012	Up to 40 years
Francisco de Souza e Melo, Rio de Janerio, Brazil	2	—	1,868	563	2,431	83	Various	Up to 40 years
Hortolandia, Sao Paulo, Brazil	1	—	24,078	5,518	29,596	1,160	2014	Up to 40 years
El Taqueral 99, Santiago, Chile	1	—	2,629	35,628	38,257	7,834	2006	Up to 40 years
Panamericana Norte 18900, Santiago, Chile	4	—	4,001	10,507	14,508	1,588	2004	Up to 40 years
Avenida Prolongacion del Colli 1104, Guadalajara, Mexico	1	—	374	139	513	79	2002	Up to 40 years
Privada Las Flores No. 25 (G3), Guadalajara, Mexico	1	—	905	333	1,238	194	2004	Up to 40 years
Carretera Pesqueria Km2.5(M3), Monterrey, Mexico	2	—	3,537	1,085	4,622	831	2004	Up to 40 years
Lote 2, Manzana A, (T2& T3), Toluca, Mexico	1	—	2,204	707	2,911	507	2002	Up to 40 years
Prolongacion de la Calle 7 (T4), Toluca, Mexico	1	—	7,544	2,580	10,124	1,692	2007	Up to 40 years
Panamericana Sur, KM 57.5, Lima, Peru	5	2,589	1,549	947	2,496	402	2013	Up to 40 years
Av. Elmer Faucett 3462, Lima, Peru	2	—	4,112	2,296	6,408	1,212	Various	Up to 40 years
Calle Los Claveles-Seccion 3, Lima, Peru	1	—	8,179	3,614	11,793	3,048	2010	Up to 40 years
	27	2,589	74,718	71,490	146,208	22,157
Asia Pacific
8 Whitestone Drive, Austins Ferry, Australia	1	—	681	3,438	4,119	619	2012	Up to 40 years
Warehouse No 4, Shanghai, China	1	—	1,530	1,030	2,560	92	2013	Up to 40 years
	2	—	2,211	4,468	6,679	711
Total	255	$4,824	$1,079,215	$940,370	$2,019,585	$648,734

(1)                                 The above information only includes the real estate facilities that are owned. The gross cost includes the cost for land, land improvements, buildings, building improvements and racking. The listing does not reflect the 839 leased facilities in our real estate portfolio. In addition, the above information does not include any value for capital leases for property that is classified as land, buildings and building improvements in our consolidated financial statements.

(2)                                 No single site exceeds 5% of the aggregate gross amounts at which the assets were carried at the close of the period set forth in the table above.

(3)                                 Date of construction or acquired represents the date we constructed the facility or acquired the facility through purchase or acquisition.

IRON MOUNTAIN INCORPORATED

SCHEDULE III—SCHEDULE OF REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

DECEMBER 31, 2014

(Dollars in thousands)

The change in gross carrying amount of real estate owned for the year ended December 31, 2014 is as follows:

Gross amount at beginning of period	$1,949,073
Additions during period:
Acquisitions(1)	—
Discretionary capital projects	119,654
Other(2)	(36,324)
83,330
Deductions during period:
Cost of real estate sold or disposed	(12,818)
Gross amount at end of period	$2,019,585

(1)                                 Includes acquisition of sites through business combinations and purchase accounting adjustments.

(2)                                 Includes foreign currency exchange rate fluctuations.

The aggregate cost for Federal tax purposes at December 31, 2014 of our real estate assets was approximately $1,848,000 (unaudited).

The change in accumulated depreciation amount of real estate owned for the year ended December 31, 2014 is as follows:

Gross amount of accumulated depreciation at beginning of period	$592,329
Additions during period:
Depreciation	66,617
Other(1)	(6,547)
60,070
Deductions during period:
Amount of accumulated depreciation for real estate assets sold or disposed	(3,665)
Gross amount of end of period	$648,734

(1)                                 Includes foreign currency exchange rate fluctuations.